As filed with the Securities and Exchange Commission on January 12, 1996
                                              Registration No. 33-64527

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                 AMENDMENT NO. 2
                                   FORM S-4/A
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 ______________

                             CHITTENDEN CORPORATION
              (Exact name of registrant as specified in its charter)

Vermont                            0-7974                      03-0228404
(State or other jurisdiction of (Primary Standard Industrial I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                              Two Burlington Square
                            Burlington, Vermont 05401
                                  (802) 658-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ______________

                            F. Sheldon Prentice, Esq.
                                    Secretary
                             Chittenden Corporation
                              Two Burlington Square
                            Burlington, Vermont 05401
                                 (802) 660-1410

  (Address, including zip code, and telephone number, including area code, of agent for service)
                                    ______________

   Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following. ____

                              CALCULATION OF REGISTRATION FEE
==============================================================================
Title of Each                      Proposed       Proposed
Class of         Amount to be      Maximum        Maximum
Securities to    Registered(1)     Offering       Aggregate      Amount of
be Registered                      Price Per      Offering       Registration
                                   Unit (2)       Price (3)      Fee
------------------------------------------------------------------------------
Common Stock
($1.00 par)      1,386,100
value) . . .     Shares                            $19,020,379   $6,558.80
===============================================================================
(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock that may be issued in the transaction described herein.
(2) Not applicable.
(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(f)(2), based on the book value of the common stock of Flagship Bank and Trust Company on September 30, 1995, ($16.47) and the maximum number of such shares (1,154,850) that may be exchanged for the securities being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              CHITTENDEN CORPORATION
                               CROSS REFERENCE SHEET

                      Pursuant to Item 501(b) of Regulation S-K
                  Showing Location in Prospectus and Proxy Statement
                    of Information Required by Items of Form S-4

      Item Number in Form S-4                     Location in Prospectus
      -----------------------                     ----------------------

A.  INFORMATION ABOUT THE TRANSACTION

    1. Forepart of Registration                   Facing page of registration
       Statement and Outside                      statement, outside front cover
       Front Cover Page of Prospectus             page of Prospectus

    2. Inside Front and Outside                   Available Information;
       Back Cover Pages of                        Incorporation of Certain
       Prospectus.....                            Documents by Reference;
                                                  Table of Contents

    3. Risk Factors, Ratio of Earnings
       to Fixed Charges and Other
       Information                                Summary

    4. Terms of the Transaction.....              Summary; The Merger;
                                                  Description of CC Capital
                                                  Stock

    5. Pro Forma Financial Information.....       Pro Forma Selected
                                                  Financial Data

    6. Material Contracts with Company
       Being Acquired.....                        The Merger

    7. Additional Information Required
       for Reoffering by Persons and
       Parties Deemed to be Underwiters.....      *

    8. Interests of Named Experts and
       Counsel.....                               *

    9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.....                           Part II; C; II-3

B.  INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to
       S-3 Registrants.....                       *

   11. Incorporation of Certain Information       Incorporation of Certain
       by Reference.....                          Documents by Reference

   12. Information with Respect to S-2 or
       S-3 Registrants.....                       *

   13. Incorporation of Certain Information
       by Reference.....                          *

   14. Information with Respect to Registrants
       Other than S-2 or S-3 Registrants.....     *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   15. Information with Respect to S-3
       Companies.....                             *

   16. Information with Respect to S-2 or S-3
       Companies.....                             *

   17. Information with Respect to Companies      Summary; Historical Selected
       Other than S-2 or S-3 Companies.....       Financial Data of Flagship;
                                                  Business of Flagship;
                                                  Management's Discussion and
                                                  Analysis of Financial
                                                  Condition and Results of
                                                  Operations of Flagship,
                                                  Exhibit F;

D.  VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies, Consents           Notice of Special Meeting;
       or Authorizations are to be                Incorporation of Certain
       Solicited.....                             Documents by Reference;
                                                  The Special Meeting; The
                                                  Merger

   19. Information if Proxies, Consents
       or Authorizations are not to be
       Solicited or in an Exchange Offer.....     *

-------------------------------------------
*Answer is Negative or Item is not Applicable

                         FLAGSHIP BANK AND TRUST COMPANY
                          306 Main Street, P.O. Box 487
                       Worcester, Massachusetts 01613-0487
                                 January 16, 1996

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Flagship Bank and Trust Company ("Flagship") to be held on February 5, 1996, at Mechanics Hall, 321 Main Street, Worcester, Massachusetts, at 10:00 a.m.
(the "Special Meeting").

      At the Special Meeting, stockholders will be asked to approve the Agreement and Plan of Reorganization dated as of September 19, 1995, (the "Merger Agreement"), by and among Chittenden Corporation ("CC"), Chittenden Acquisition Bank ("CAB") and Flagship, and to authorize Flagship to enter into a Plan of Merger with CAB. CAB, a Massachusetts trust company, will be a wholly-owned subsidiary of CC, a Vermont corporation, which is a registered bank holding company with its principal place of business in Burlington, Vermont. CC operates two banking subsidiaries, Chittenden Trust Company
("CTC") and The  Bank of Western  Massachusetts ("BWM").   CTC is  the
largest bank in the State of Vermont, and CC is Vermont's second largest bank holding company, with assets of $1.5 billion at September 30, 1995. On March 17, 1995, CC consummated the acquisition of BWM, an FDIC-insured, Massachusetts-chartered trust company headquartered in Springfield, Massachusetts, with assets of approximately $240 million at September 30, 1995.

      If the Merger Agreement is approved by the Flagship stockholders and the merger between CAB and Flagship is consummated (the "Merger"), each outstanding share of Flagship Common Stock, other than shares as to which dissenters' rights have been perfected and shares held by Flagship as treasury stock, will be converted into the right to receive 1.2 shares of CC Common Stock. However, Flagship shall have the right to terminate the Merger Agreement if the market value of the CC Common Stock (as determined under the Merger Agreement) is less than $23.25 per share and CC or Flagship may terminate the Merger Agreement if the Merger is not consummated by June 30, 1996. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction if the market value of CC Common Stock is less thant $23.25 per share.

      If there are not sufficient votes at the time of the Special Meeting to constitute a quorum, Flagship's stockholders will be asked to approve adjournment of the Meeting to permit additional solicitation of proxies. Discretionary authority may not be used to vote to adjourn the meeting with respect to a stockholder who votes against the transaction.

      Flagship stock certificates should not be returned to Flagship with the proxy and should not be forwarded until you receive a letter of transmittal that will be provided shortly after the Merger is consummated.

      The Merger Agreement and Merger is described in the accompanying Proxy Statement and Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction. Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by Flagship stockholders.
We urge you to read the Proxy Statement and Prospectus carefully.

      Flagship's Board of Directors has received the opinion of its financial advisor, Alex Sheshunoff & Co. Investment Banking, ("Sheshunoff"), that the terms of the proposed Merger are fair and equitable to the stockholders of Flagship from a financial point of view. The Merger Agreement has been approved unanimously by the Flagship Board after careful consideration of the Sheshunoff opinion and relevant financial, legal and other considerations.

      ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

      Sheshunoff's opinion is summarized in the Proxy Statement and Prospectus, and the complete opinion is included as Appendix B to the Proxy Statement and Prospectus. We urge you to read these items carefully.

      YOUR VOTE IS IMPORTANT. THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. Approval of the Merger Agreement by Flagship stockholders requires the affirmative vote of at least two-thirds of the shares of Flagship Common Stock outstanding and entitled to vote at the Special Meeting. Regardless of the size of your holdings or whether you plan to attend the meeting, we urge you to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

      On behalf of the Board of Directors, we thank you for your continued support. We appreciate your interest.

Sincerely yours,

Harold N. Cotton                         Donald J. McGowan
Chairman                                 President and Chief Executive Officer

                         FLAGSHIP BANK AND TRUST COMPANY
                          306 Main Street, P.O. Box 487
                       Worcester, Massachusetts 01613-0487
                                 January 16, 1996

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Flagship Bank and Trust Company:

      Notice is hereby given that a Special Meeting of the Stockholders of Flagship Bank and Trust Company ("Flagship") will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on February 5, 1996 commencing at 10:00 a.m. for the purpose of considering and voting upon the following matters:

      1. A proposal to approve and adopt the Agreement and Plan of Reorganization (the"Merger Agreement"), dated as of September
            19, 1995, by and among Chittenden Corporation ("CC"), Chittenden Acquisition Bank ("CAB") and Flagship, and to authorize Flagship to enter into a Plan of Merger with CC and CAB, pursuant to which Merger Agreement and Plan of Merger, Flagship would be merged with and into CAB, and stockholders of Flagship would receive 1.2 shares of CC Common Stock for each share of Flagship Common Stock, all as more fully described in the attached Proxy Statement and Prospectus. A copy of the Merger Agreement is attached as Appendix A to the attached Proxy Statement and Prospectus. A copy of the Plan of Merger is attached as Exhibit A to the Merger Agreement.

      2. Such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on January 5, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any and all adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the shares of Common Stock of Flagship outstanding on the Record Date is required for approval of the Merger Agreement and related Plan of Merger.

      If the proposal described in Item 1 above is approved by the stockholders at the Special Meeting, and effected by Flagship, any stockholder of Flagship
(i) who files with Flagship before the taking of the vote on the approval of such action, written objection to the proposed action stating that he or she intends to demand payment for his or her shares if the action is taken, and
(ii) whose shares are not voted in favor of such action, has or may have the right to demand in writing from Flagship within twenty (20) days after the date of the mailing to him or her of notice in writing that the corporate action has become effective, payment of his or her shares and an appraisal of the
value thereof.   Flagship, CC and any such  stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of Chapter 156B of the Business Corporation Law of Massachusetts.

      A Proxy Statement and Prospectus is set forth on the following pages and a proxy card is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope,whether or not you plan to attend the Special Meeting in person. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need to instruct your recordholder how to vote the shares beneficially owned by you in accordance with your instructions.

                                          By Order of the Board of Directors



Worcester, Massachusetts                  Denise L. Solodyna
January 16, 1996                          Chief Financial Officer and Clerk

                         FLAGSHIP BANK AND TRUST COMPANY
                                 PROXY STATEMENT

                                _________________

                             CHITTENDEN CORPORATION
                                 PROSPECTUS FOR
                          1,386,100 SHARES COMMON STOCK
                                ($1.00 Par Value)

     This Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies from the holders of the common stock of Flagship Bank and Trust Company ("Flagship"), par value $2.815 per share ("Flagship Common Stock"), for use at the Special Meeting of Stockholders of Flagship to be held on January 26, 1996 and any adjournments or postponements thereof (the "Special Meeting"). The solicitation of proxies from Flagship stockholders is made by Flagship's Board of Directors.

      At the Special Meeting, the Flagship stockholders will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Reorganization between Chittenden Corporation ("CC"), Chittenden Acquisition Bank ("CAB") and Flagship dated as of September 19, 1995 and a related Plan of Merger (together, the "Merger Agreement"), pursuant to which Flagship would be merged with and into CAB, a wholly-owned subsidiary of CC, with CAB being the surviving corporation doing business as "Flagship Bank and Trust Company" (the "Merger"). Consequently, if the Merger is completed, Flagship stockholders will no longer hold any interest in Flagship other than through their interests in CC's shares. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

      This Proxy Statement and Prospectus also constitutes a prospectus of CC in respect of up to 1,386,100 shares of CC Common Stock to be issued to Flagship stockholders in connection with the Merger. Such shares of CC Common Stock are to be issued on the conversion of the outstanding shares of Flagship Common Stock, as described in this Proxy Statement and Prospectus. See "THE MERGER - Terms of the Merger."

      Upon consummation of the Merger, each issued and outstanding share of Flagship Common Stock, other than shares as to which dissenters' rights have been perfected and shares held by Flagship as treasury stock, will be converted into 1.2 shares of CC Common Stock, par value $1.00 per share, (the "Per Share Consideration"). Based upon the closing price of CC Common Stock of $29.75 on January 5, 1996, total consideration equals approximately
$41.2 million. To the extent the average closing price of CC (as determined in the Merger Agreement) is less than $23.25 per share, Flagship shall have the right to terminate the Merger Agreement. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction based upon the Determination Price. Flagship stockholders will receive cash in lieu of fractional shares. See "THE MERGER-Terms of the Merger."

      The CC Common Stock is listed on NASDAQ-NMS system. The last reported sale price of CC Common Stock on NASDAQ-NMS on January 5, 1996 was $29.75 per share.

      Consummation of the Merger is conditioned upon, among other things, receipt of all required stockholder and regulatory approvals. If there are not sufficient votes at the time of the Special Meeting to constitute a quorum, the Flagship stockholders will be asked to approve adjournment of the Special Meeting to permit further solicitation of proxies. Discretionary authority may not be used to vote to adjourn the meeting with respect to a stockholder who votes against the transaction.

THE BOARD OF DIRECTORS OF FLAGSHIP UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO THE STOCKHOLDERS OF FLAGSHIP.

      This Proxy Statement and Prospectus does not cover any resales of CC Common Stock received by Flagship stockholders in connection with the Merger, and no person is authorized to make use of this Proxy Statement and Prospectus in connection with any such resale.

      All information in this Proxy Statement and Prospectus regarding Flagship and its affiliates has been furnished by Flagship, and all information herein regarding CC and its affiliates has been furnished by CC.

      This Proxy Statement and Prospectus and the form of proxy for the Special Meeting are first being mailed to stockholders of Flagship on or about January 16, 1996.

                             ______________________

           THE SHARES OF CC COMMON STOCK OFFERED HEREBY HAVE NOT BEEN
        APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES AUTHORITY NOR HAS THE COMMISSION OR
           ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

          THE SHARES OF CC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
                   ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF
               A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED
            BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

                             ______________________


                The date of this Proxy Statement and Prospectus is

                                 January 16, 1996

                                 TABLE OF CONTENTS


                                                                          Page

AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . .  9

INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . .  9

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SELECTED HISTORICAL AND SUMMARY PRO FORMA FINANCIAL DATA  . . . . . . . . . 18

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      Quorum and Voting for Flagship Special Meeting  . . . . . . . . . . . 24
      Vote Required at Flagship Special Meeting . . . . . . . . . . . . . . 24
      Beneficial Ownership of Flagship Common Stock . . . . . . . . . . . . 25
            Certain Transactions  . . . . . . . . . . . . . . . . . . . . . 26

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      Background of and Reasons for the Merger;
      Recommendation of Flagship Board of Directors . . . . . . . . . . . . 27
            Background of and Reasons of Flagship for the Merger  . . . . . 27
            Recommendation of Flagship Board of Directors . . . . . . . . . 28
      Terms of the Merger; Consideration to be Received by
      Flagship Stockholders  . . . . . . . . . . . . . . . . . .  . . . . . 33
      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . 33
      Surrender of Flagship Common Stock Certificates . . . . . . . . . . . 34
      Conditions to Consummation of the Merger  . . . . . . . . . . . . . . 34
      Regulatory Approvals Required . . . . . . . . . . . . . . . . . . . . 35
      Waiver and Amendment  . . . . . . . . . . . . . . . . . . . . . . . . 36
      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      Corporate Transactions  . . . . . . . . . . . . . . . . . . . . . . . 36
      Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . 37
      Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . 38
      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . 38
      Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      Management and Operations After the Merger  . . . . . . . . . . . . . 40
      Rights of Flagship Dissenting Stockholders  . . . . . . . . . . . . . 40
      Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . 41
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . 42
      Resale of CC Common Stock Received by Flagship Stockholders . . . . . 42
      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      Certain Differences in Rights of Stockholders . . . . . . . . . . . . 43
      Significant Differences Between the Corporation Laws
      of Massachusetts and Vermont . . . . . . . . . . . . . . . . . .  . . 43
      Significant Differences Between the Charters
      and By-Laws of Flagship and CC  . . . . . . . . . . . . . . . . . . . 45

BUSINESS OF CC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      Description of CC Capital Stock . . . . . . . . . . . . . . . . . . . 48

BUSINESS OF FLAGSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
            Market Price of and Dividends on Flagship Common Stock  . . . . 49

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . . . 49
      Regulation of CC  . . . . . . . . . . . . . . . . . . . . . . . . . . 49
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
            Interstate Acquisitions . . . . . . . . . . . . . . . . . . . . 50
            Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
            Certain Transactions by Bank Holding Companies
            with their Affiliates   . . . . . . . . . . . . . . . . . . . . 50
            Holding Company Support of Subsidiary Banks . . . . . . . . . . 50
            Liability of Commonly Controlled Depository Institutions  . . . 51
      Regulation of CTC, BWM and Flagship . . . . . . . . . . . . . . . . . 51
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
            Examinations and Supervision  . . . . . . . . . . . . . . . . . 51
            Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
            Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . 51
            Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . 51
            Federal Reserve Board Policies  . . . . . . . . . . . . . . . . 52
            Consumer Protection Regulation; Bank Secrecy Act  . . . . . . . 52
      Capital Requirements  . . . . . . . . . . . . . . . . . . . . . . . . 52
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
            Leverage Capital Ratio  . . . . . . . . . . . . . . . . . . . . 52
            Risk-Based Capital Requirements . . . . . . . . . . . . . . . . 52
      Recent Banking Legislation  . . . . . . . . . . . . . . . . . . . . . 53
            General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
            Prompt Corrective Action  . . . . . . . . . . . . . . . . . . . 54
            Risk-Based Deposit Insurance Assessments  . . . . . . . . . . . 54
            Brokered Deposits and Pass-Through Deposit
            Insurance Limitations   . . . . . . . . . . . . . . . . . . . . 56
            Conservatorship and Receivership Amendments . . . . . . . . . . 56
            Real Estate Lending Standards . . . . . . . . . . . . . . . . . 56
            Standards for Safety and Soundness  . . . . . . . . . . . . . . 56
            Activities and Investments of Insured State Banks . . . . . . . 56
            Consumer Protection Provisions  . . . . . . . . . . . . . . . . 57
            Depositor Priority Statute  . . . . . . . . . . . . . . . . . . 57
            Interstate Banking and Branching  . . . . . . . . . . . . . . . 57

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59

VALIDITY OF CC COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . 59

PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . 60


APPENDICES

      Appendix A -  Agreement and Plan of Reorganization
                    (with Exhibits, including Plan of Merger) . . . . . . . A-1
      Appendix B -  Opinion of Alex Sheshunoff & Co.
                    Investment Banking . . . . . . . . . . . . . . . . . . .B-1
      Appendix C -  Massachusetts  Business  Corporation  Law,
                    Chapter 156B, Sections 85 through 98  . . . . . . . . . C-1
      Appendix D -  Stock Option Agreement  . . . . . . . . . . . . . . . . D-1
      Appendix E -  Annual Report of Flagship for the Year
                    Ended December 31, 1994  . . . . . . . . . . . . . . .  E-1
      Appendix F -  Flagship Business Description and
                    Management's Discussion and Analysis of Operations
                    for the Year Ended December 31, 1994  . . . . . . . . . F-1
      Appendix G -  Quarterly Report of Flagship for
                    the Nine Months Ended September 30, 1995  . . . . . . . G-1
      Appendix H -  Employment Agreement of Mr. McGowan . . . . . . . . . . H-1



      No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Proxy Statement and Prospectus in connection with the Merger and offering covered by this Proxy Statement and Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CC or
Flagship.   This Proxy  Statement and  Prospectus does  not constitute  an offer to sell, or a solicitation of an offer to buy, the CC Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any issuance of securities made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Proxy Statement and Prospectus or in the affairs of CC or Flagship since the date hereof.

                                 AVAILABLE INFORMATION


      CC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's office at
450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the Commission in New York - 7 World Trade Center, Suite 1300, New York, New York, 10048; and Chicago - Citicorp Center, 500 West Madison Avenue, Suite 1400,
Chicago, Illinois, 60611-2511.   Copies of  such material  can be  obtained from
the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. CC Common Stock is listed on NASDAQ-NMS and such reports, proxy statements and other information concerning CC may be inspected at the offices of the National Association of Securities Dealers, 33 Whitehall, New York, NY 10004.

     CC has also filed a registration statement  on Form S-4 (together with all
amendments  and exhibits  thereto,   including  documents  and   information
incorporated by reference, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of CC Common Stock to be issued in connection with the Merger. This Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in
accordance with the rules and regulations  of the  Commission.   For  further
information, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement and Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference. The Registration Statement (and exhibits thereto) may be inspected at the Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

CC.
      This Proxy Statement and Prospectus incorporates documents by reference, certain of which are not presented herein or delivered herewith. These documents (excluding exhibits unless specifically incorporated therein) are available without charge upon written or oral request to F. Sheldon Prentice, Esq., Secretary, CC, Two Burlington Square, Burlington, Vermont, 05401,
telephone number  (802) 660-1410.   In  order to ensure  timely delivery  of the
documents, any request should be made by January 29, 1996.

      Incorporated by reference into this Proxy Statement and Prospectus are the following documents and information heretofore filed with the Commission by CC. Except as noted below, these documents are not presented herein or delivered herewith:

      (i) Annual Report on Form 10-K for the year ended December 31, 1994, as amended on April 4, April 25, and June 6, 1995;
      (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1995, June 30, 1995, as amended on December 28, 1995 and September 30, 1995; and
      (iii) Current Report on Form 8-K filed March 22, April 26 and September 22, 1995.


      All documents subsequently filed by CC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be
incorporated by reference herein, modifies or  supersedes such statement.   Any
statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.

      All information in this Proxy Statement and Prospectus regarding Flagship and its affiliates has been furnished by Flagship, and all information herein regarding CC and its affiliates has been furnished by CC. No person is authorized to give any information or to make any representation not contained in this Proxy Statement and Prospectus in connection with the solicitation of proxies and offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by CC or Flagship. This Proxy Statement and Prospectus does not constitute the solicitation of a proxy, or an offer to sell or a solicitation of any offer to purchase any securities, in any jurisdiction in which such solicitation of an offer to purchase any securities may not be lawfully made. This Proxy and Prospectus does not cover any resales of the CC Common Stock offered hereby to be received by stockholders of Flagship deemed to be
"affiliates" of Flagship or CC upon the consummation of the Merger.   No  person
is authorized to make use of this Proxy Statement and Prospectus in connection with such resales. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in the affairs of CC or Flagship since the date hereof.

                                   SUMMARY

      The following summary is not intended to be complete and is qualified in all respects by the more detailed information in this Proxy Statement and Prospectus, the appendices hereto and the documents incorporated herein by reference.

The Companies

      CC. CC is a two bank holding company, the principal assets of which are Chittenden Trust Company ("CTC"), with 40 banking locations in Vermont and Bank of Western Massachusetts ("BWM"), with 4 banking locations in the Springfield, Massachusetts area. At September 30, 1995, CC and its consolidated
subsidiaries  had  consolidated  assets   of  approximately  $1,522,808,000,
consolidated deposits of $1,305,416,000, and stockholders' equity of $131,000,000. CAB, also a wholly-owned subsidiary of CC, will be a newly-formed, Massachusetts-chartered trust company. The sole purpose of CAB is to facilitate the Merger and, after the consummation of the Merger of Flagship with and into CAB ("Effective Time"), CAB will be the surviving entity, but CAB will operate under the name of "Flagship Bank and Trust Company." Consequently, if the Merger is completed, Flagship stockholders will no longer hold any interest in Flagship other than through their interests in CC's shares.

      CC, CTC and BWM are subject to federal, state and local laws applicable to trust companies, banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the State of Vermont, the Commonwealth of Massachusetts and the Federal Deposit Insurance Corporation.

      For further information concerning CC, see "BUSINESS OF CC" herein and the CC documents incorporated by reference herein as described under
"Incorporation of  Certain  Documents by Reference."   The  principal executive
offices of CC are located at Two Burlington Square, Burlington, Vermont 05401 (telephone number (802) 658-4000).

      Flagship. Flagship is an FDIC-insured state-chartered Massachusetts trust company which has five branch locations, four in Worcester and one in Leominster, Massachusetts. Flagship is principally engaged in the business of attracting deposits from its banking offices and investing these funds
primarily in  consumer and  commercial loans.    At September  30, 1995,
Flagship had consolidated assets of approximately $265,100,000, consolidated deposits of $212,600,000, and stockholders' equity of $17,877,000.

      The principal executive offices of Flagship are located at 306 Main Street, Worcester, Massachusetts 01613. Flagship's telephone number is (508) 799-4321.

      Flagship is subject to federal, state and local laws applicable to Massachusetts trust companies and banks and to the regulations of the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks.

      For further information concerning Flagship, see "--Selected Financial Data of Flagship" and "BUSINESS OF FLAGSHIP."

The Merger

      The Merger Agreement provides for the merger of Flagship with and into CAB, a wholly-owned subsidiary of CC, with CAB to be the surviving corporation
doing business as "Flagship Bank and Trust Company."   Upon consummation  of the
Merger, each outstanding share of Flagship Common Stock, other than shares held by Flagship as treasury stock and shares as to which dissenters' rights have been perfected, will be converted into the right to receive 1.2 shares of CC Common Stock.

      Flagship may terminate the Merger Agreement if the market value of the CC Common Stock (the average closing price of CC Common Stock on the NASDAQ-NMS for twenty (20) consecutive trading days ending on the fifth trading day prior to the date of receipt of the last required regulatory approval regarding the Merger (the "Determination Price") falls below $23.25 per share. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction based upon the Determination Price.

      Flagship stockholders will receive a cash payment in lieu of the issuance of fractional shares of CC Common Stock equal to the product obtained by multiplying the fraction of a share by the Determination Price.

      At the Effective Date and in consideration of the Merger, each share of Flagship Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled in return for rights to receive 1.2 shares of CC Common Stock.

     Flagship stockholders will receive a cash payment in lieu of the issuance of fractional shares of CC Common Stock equal to the product obtained by multiplying the fraction of a share by the Determination Price.

     At the Effective Date and in consideration of the Merger, each share of Flagship Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled in return for rights to receive 1.2 shares of CC Common Stock.

     Flagship's stockholders shall receive an aggregate of approximately 1,302,720 shares of CC Common Stock and an appropriate amount in cash to compensate for fractional share interests. The total consideration, based upon a representative price of CC Common Stock at $32.00 per share, equals $41,687,040.

     Based on the number of shares of CC Common Stock outstanding at September 30, 1995, Flagship stockholders would hold, in the aggregate, approximately 13.64% of the CC Common Stock outstanding immediately after consummation of the Merger. All Flagship stockholders currently are minority stockholders of Flagship and, following the Merger, such stockholders will be minority stockholders of CC. However, Flagship's stockholders' percentage interest in CC will be smaller than their prior percentage interest in Flagship, and accordingly, their ability to affect the business direction of CC through the right to vote will be reduced as a CC stockholder. The monetary consideration ("Purchase Price") was negotiated by the Chief Executive Officer of CC and a negotiating team comprised of the Chief Executive Officer and three directors of Flagship and approved by each corporation's Board of Directors.

Effective Time of the Merger

     The Merger will become effective upon the filing of Articles of Merger relating thereto with the Secretary of State of the Commonwealth of Massachusetts. The Merger cannot become effective until the Flagship stockholders have approved the Merger Agreement and all required regulatory approvals have been received and all other conditions precedent have been satisfied. CC or Flagship may terminate the Merger Agreement if the Merger is not consummated by June 30, 1996. At this time, the Merger is expected to be consummated by March 31, 1996.

Special Meeting of Flagship Stockholders

     The Special Meeting of Flagship stockholders to consider and vote upon the Merger Agreement will be held at Mechanics Hall, 321 Main Street, Worcester, Massachusetts on February 5, 1996 at 10:00 a.m. local time. Only holders of record of Flagship Common Stock at the close of business on January 5, 1996
(the "Flagship Record Date"), will be entitled to notice of and to vote at the Flagship Special Meeting. At the close of business on the Flagship Record Date, there were outstanding and entitled to vote 1,085,600 shares of Flagship Common Stock. Each share of Flagship Common Stock is entitled to one vote on the Merger Agreement.

Votes Required to Approve the Merger

     Approval of the Merger Agreement by Flagship stockholders requires the affirmative vote of at least two-thirds of all shares of Flagship Common Stock outstanding and entitled to vote at the Special Meeting.

     It is expected that all of the shares of Flagship Common Stock beneficially owned by directors, executive officers and principal stockholders (defined herein as holders of 5% or more of the outstanding shares of Flagship Common Stock ("Principal Stockholders")) of Flagship and their affiliates at the Flagship Record Date for the Flagship Special Meeting (44.9% of the total number of outstanding shares of Flagship Common Stock at such date) will be voted for approval and adoption of the Merger Agreement. Assuming that all shares beneficially owned by each director, officer and Principal Stockholder of Flagship votes in favor of the Merger Agreement, the affirmative vote of the holders of an additional 239,464 shares of Flagship Common Stock, representing 22.1% of the total number of shares issued and outstanding on the Flagship Record Date, will be required to carry the proposal. As of the Flagship Record Date, neither CC nor its directors and executive officers and their affiliates beneficially owned any shares of Flagship Common Stock. See "THE SPECIAL MEETING - Quorum and Voting for the Special Meeting" and "THE MERGER - Rights of Flagship Dissenting Stockholders."

Recommendation of the Board of Directors of Flagship

THE BOARD OF DIRECTORS OF FLAGSHIP RECOMMENDS THAT FLAGSHIP STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The Board of Directors of Flagship believes that the Merger Agreement, including the Purchase Price, and each of the transactions contemplated therein are in the best interests of Flagship and are fair to and in the best interests of its stockholders. The Flagship Board unanimously recommends that the stockholders of Flagship vote for approval and adoption of the Merger Agreement.

     In reaching its determination, the Board of Directors of Flagship consulted with management of Flagship and with Flagship's business, financial and legal advisors, and considered a number of factors, including, but not limited to, the following: Flagship's business, results of operations, prospects and financial condition; the cost to Flagship of continuing to operate independently as a relatively small banking institution in a consolidating market, the advantages of a business combination with CC, and the possible values to Flagship's shares by remaining independent; and oral presentations by KPMG Peat Marwick LLP ("KPMG"), as business advisor to Flagship; the oral presentation of Flagship's financial advisor, Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), which was confirmed in writing, that as of September 19, 1995, the terms set forth in the Merger Agreement were fair to Flagship stockholders from a financial point of view; certain information concerning CC's financial condition; results of operations and prospects; recent market prices for shares of Flagship Common Stock and CC Common Stock and the Purchase Price, and the possible impact of the Merger on Flagship's business, prospects, employees, customers and community. See "THE MERGER - Reasons of Flagship for the Merger."

Opinion of Sheshunoff

     Sheshunoff, Flagship's financial advisor in connection with the Merger, has delivered its written opinion to the Board of Directors of Flagship to the effect that, as of September 19, 1995 and as of the date of this Proxy Statement and Prospectus, the transaction proposed in the Merger Agreement is fair to Flagship stockholders from a financial point of view. The full text of the opinion of Sheshunoff, which sets forth assumptions made, matters considered and the limits on the review undertaken in connection with such opinion, is attached hereto as Appendix B. Flagship stockholders are encouraged to read this opinion in its entirety. Sheshunoff's opinion is directed only to the Purchase Price and does not constitute a recommendation to any Flagship stockholder as to how such stockholder should vote at the Flagship Special Meeting. See "THE MERGER - Background of the Merger, - Reasons of Flagship for the Merger, and - Opinion of Financial Advisor to Flagship."

Corporate Transactions

     Pursuant to the Merger Agreement, Flagship has agreed that neither it, nor any of its directors, officers, employees, advisors, agents or affiliates shall solicit or encourage inquiries or proposals with respect to, or, except to the extent required for the discharge by the Flagship Board of Directors of their fiduciary duties as determined upon written advice of counsel, furnish any information or recommend or endorse any takeover proposal relating to or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of the assets or of a substantial equity interest in, Flagship or any merger, consolidation or business combination other than as contemplated by the Merger Agreement. See "THE MERGER
- Corporate Transactions."

Regulatory Approvals Required

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC"), the Massachusetts Commissioner of Banks, and the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"). CC has filed applications seeking these required regulatory approvals. As of the date of this Proxy Statement and Prospectus, none of these approvals has been received. There can be no assurance that such approvals will be received, or as to the timing of such approvals or as to the conditions on which they will be given if they are received. However, neither CC nor Flagship is aware of any reason as to why the applications would not be approved.

Conditions, Waiver and Amendment, and Termination

     The respective obligations of CC and Flagship to consummate the Merger are subject to the satisfaction of a number of conditions, including the receipt of all required regulatory approvals, and the approval of the Merger by the requisite vote of Flagship's stockholders, and certain other conditions customary in transactions of this kind. See "THE MERGER - Conditions to Consummation of the Merger."

     The Merger Agreement may be amended by mutual agreement of Flagship and CC at any time prior to the Effective Time of the Merger, provided, however, that after any approval of the Merger Agreement by the stockholders of Flagship, any amendment of the Merger Agreement, or waiver of any condition contained therein, which reduces the amount or changes the form of consideration to be delivered to Flagship stockholders requires the further approval of such stockholders. See "THE MERGER - Waiver and Amendment."

     The Merger Agreement may be terminated at any time before the Merger becomes effective under special circumstances specified in the Merger Agreement, including, without limitation, (i) by mutual consent of CC and Flagship; (ii) by CC or Flagship if the Effective Time shall not have occurred on or prior to June 30, 1996; (iii) by Flagship or CC if the Merger Agreement and the transactions contemplated thereby are not approved by the legally required vote of the stockholders of Flagship; (iv) by CC, if there shall have been any material breach of any representation, warranty, covenant or agreement of Flagship under the Merger Agreement; or (v) by Flagship, if there shall have been any material breach of any representation, warranty, covenant or agreement of CC under the Merger Agreement. Flagship may terminate the Merger Agreement, after approval of the Merger by the Flagship stockholders, if the Determination Price of the CC Common Stock falls below $23.25 per share, as adjusted for any stock split or stock dividend. See "THE MERGER - Terms of the Merger; Termination."

Interests of Certain Persons in the Merger



     Certain members of Flagship's management and Board of Directors have certain interests in the Merger in addition to their interests as stockholders of Flagship. These include provisions in the Merger Agreement relating to CC's agreement to continue the rights of Flagship officers and directors to be indemnified against certain liabilities arising before and including consummation of the Merger to the extent such persons would be entitled to indemnification under Massachusetts law and CC's charter and by-laws. CC has also undertaken to use its best efforts to cause continuation of the officer and director liability insurance policy maintained by Flagship for a period of six years from the Effective Time of the Merger under substantially the same conditions and terms as currently exist. In addition, an effect of the Merger will be the continuation of the current severance benefits of certain executive officers of Flagship in the event that their employment is terminated after the Merger. Flagship will pay benefits under Mr. McGowan's supplemental retirement plan at the Effective Time of the Merger. Additionally, CC has entered into an agreement with the President and Chief Executive Officer of Flagship, Donald J. McGowan, as to his continued employment after the Merger, included as Exhibit H to the Proxy Statement and Prospectus. This agreement provides for continued employment of Mr. McGowan after the Merger at his current salary level. This agreement also contains provisions, effective after the Merger, entitling Mr. McGowan to certain severance and other benefits if his employment terminates under certain circumstances after a "change in control" of CC. Certain stock options held by Mr. McGowan and Flagship officers will also become vested upon the consummation of the Merger and resultant "change in control." See "THE MERGER - Interest of Certain Persons in the Merger."

     Certain officers of Flagship hold an aggregate of 116,236 options to purchase Flagship Common Stock at prices ranging from $8.75 to $17.50 per share. At the Effective Time, such options convert into options to purchase CC Common Stock. Based upon CC's $32.00 closing stock price on December 29, 1995, the aggregate value of such options approximates $3,065,000.



Business Pending the Merger

     The Merger Agreement provides that, pending completion of the Merger, Flagship will limit the manner in which it operates, including conducting its business only in the ordinary, regular and usual course consistent with past practice; using its best efforts to keep intact its business organization; and generally maintaining the status quo of its business and operations. CC has agreed not to enter into any undertaking that might have a short term material adverse effect on the price of CC's common stock without first obtaining Flagship's consent, which consent shall not be unreasonably withheld. See "THE MERGER - Business Pending the Merger."

Stock Option Agreement

     At the same time CC and Flagship entered into the Merger Agreement, and as consideration therefor, CC and Flagship entered into a stock option agreement (the "Stock Option Agreement") whereby Flagship granted CC an option (the "Option") to purchase up to 359,939 fully-paid and nonassessable shares of Flagship Common Stock (24.9%) at a price of $20.00 per share. The Option is exercisable on the occurrence of certain events which create the potential for a third party to acquire control of Flagship. To the best knowledge of CC and Flagship, no such event as would permit exercise of the Option has occurred to date.

     The Stock Option Agreement and Flagship's agreement that neither it nor its directors, officers, employees or their affiliates will encourage or hold discussions with potential acquirors (with an exception for actions required by fiduciary duty), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all or a significant portion of shares of Flagship Common Stock from considering such an acquisition, even if such persons were to pay a higher price per share than under the Merger Agreement. See "THE MERGER - Stock Option Agreement and Appendix D."

Certain Federal Income Tax Consequences

     It is intended that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code (the "Code"), and, that holders of Flagship Common Stock who receive solely CC Common Stock in the Merger will not recognize gain or loss for federal income tax purposes as a result of the Merger. The foregoing tax treatment will not apply to Flagship stockholders' receipt of cash in lieu of fractional shares of CC Common Stock or pursuant to dissenters' rights of appraisal. A Flagship stockholder who receives CC Common Stock and cash in lieu of a fractional share will be treated as having received capital gain in the amount of the cash received provided that his/her Flagship shares are held as capital assets and will have an adjusted basis in such stock equal to his/her adjusted basis in the Flagship Common Stock surrendered minus (i) the amount of the cash received, plus (ii) the amount of any gain recognized on the exchange. The holding period of the shares of CC Common Stock received in the Merger will include the holding period of the shares of Flagship Common Stock surrendered in exchange therefor provided that the latter were held as capital assets.

     It is recommended that each Flagship stockholder consult his or her own tax advisor concerning the federal income tax consequences of the Merger, as well as any applicable state, local or foreign tax consequences, based upon such stockholders' own particular facts and circumstances. Each of CC and Flaghip have received an opinion of counsel dated as of the Effective Time, substantially to the foregoing effect. See "THE MERGER - Certain Federal Income Tax Consequences" at page 42.

Resales of CC Common Stock

     The shares of CC Common Stock issuable to stockholders of Flagship upon consummation of the Merger may be traded freely by those stockholders who are not "affiliates" of CC or Flagship. However, stockholders deemed to be "affiliates" of CC or Flagship will be restricted with regard to the sale of CC Common Stock received in the Merger under the Securities Act Rules and for purposes of qualifying the Merger for "pooling of interests" accounting treatment. Flagship has agreed in the Merger Agreement to use its best efforts to cause "affiliates" of Flagship to deliver a written agreement intended to ensure compliance with the Securities Act and preserve "pooling of interests" accounting treatment. At the Effective Time, each option granted by Flagship to purchase shares of Flagship Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of CC Common Stock in an amount and at an exercise price determined in the Merger Agreement and indicated later in this Proxy Statement and Prospectus. CC's Common Stock covered by the new CC options will be registered for resale by the holders of such options from the Effective Time. See "THE MERGER - Resale of CC Common Stock received by Flagship Stockholders."

Accounting Treatment

     It is intended that the Merger will be accounted for as a "pooling of interests" for financial statement purposes, that such accounting treatment is in accordance with generally accepted accounting principles and in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16") and the consummation of the Merger is conditioned upon the receipt by CC and Flagship of an opinion by Arthur Andersen LLP that the Merger qualifies for such "pooling of interests" treatment. Under this method of accounting, the recorded amount of assets and liabilities of CC and Flagship will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of CC and Flagship will be combined on CC's consolidated balance sheet. Financial statements of CC issued after the Effective Time will be restated retroactively to reflect the consolidated operations of CC and Flagship as if CC and Flagship have always been combined.

     The unaudited pro forma condensed combined financial information contained in this Proxy Statement and Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA", "THE MERGER - ACCOUNTING TREATMENT" and "PRO FORMA FINANCIAL DATA."

Dissenters' Rights of Appraisal

     Under Massachusetts law, holders of Flagship Common Stock who do not vote to approve the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with Massachusetts law) judicially appraised and paid to them, if the Merger is consummated and if they strictly comply with the provisions of Massachusetts Business Corporation Law ("MBCL") Annotated Ch. 156B Sections 85 through 98, inclusive, a copy of which is attached hereto as Appendix D. Any deviation from such requirements may result in the loss of dissenters' rights. See "THE MERGER - Rights of Flagship Dissenting Stockholders" and Appendix D. Cash received on the exercise of appraisal rights will not be subject to the tax treatment afforded under Section 368(a) and related provisions of the Code. See "THE MERGER - Certain Federal Income Tax Consequences."

Markets and Prices

     CC Common Stock is listed on NASDAQ-NMS. There is no public market for Flagship Common Stock. The following table sets forth the closing price per share of CC Common Stock as reported on NASDAQ-NMS and the "equivalent per share price" (as defined below) of Flagship Common Stock, each as of (i) September 19, 1995, the day CC and Flagship announced plans for the Merger after the close of market trading, and (ii) December 29, 1995. The "equivalent per share price" of the Flagship Common Stock as of such dates is calculated by multiplying the last reported sales price of CC Common Stock (set forth below under the heading "Historical CC Common Stock") by 1.2 (the Per Share Consideration under the Merger Agreement).
                                                             Historical
                  Historical        Historical               Flagship Equivalent
                  CC Common Stock   Flagship Common Stock    Per Share Price
                  --------------------------------------------------------------

September 19, 1995    $26.50         $16.47 (1)              $31.80

December 29, 1995     $32.00         $17.06 (2)              $38.40

______________________
(1) Flagship Common Stock is not traded on any established market. At September 30, 1995, the book value per share of Flagship's Common Stock was $16.47 (unaudited).
(2) At December 29, 1995, the book value, unaudited, per share of Flagship's Common Stock was $17.06.

     No assurance can be given as to what the market price of CC Common Stock will be if and when the Merger is consummated or when such shares are actually issued in the Merger.

Certain Differences in Rights of Stockholders

     The rights of Flagship stockholders are currently governed by Massachusetts corporate law, Massachusetts trust company law and Flagship's Articles of Organization and Bylaws. On completion of the Merger, Flagship stockholders will become stockholders of CC, and their rights will be governed by the Vermont Business Corporation Law and CC's Articles of Incorporation and Bylaws. See "THE MERGER - Certain Differences in Rights of Stockholders" for a discussion of the material differences in the rights of the holders of CC Common Stock and Flagship Common Stock.

Management and Operations After the Merger

     At the Effective Time of the Merger, the separate corporate existence of Flagship will cease to exist and CAB will be the surviving corporation but will do business under the name of "Flagship Bank and Trust Company." The newly-constituted "Flagship" will remain a direct subsidiary of CC. It is anticipated that the members of management of Flagship immediately after the Effective Time will continue largely as before. The Merger Agreement provides that CC intends to keep Flagship's Board separate from CC's and to name up to two additional Flagship directors, who may be employees of CC or an affiliate. The Merger Agreement contains no other agreement as to the makeup of Flagship's Board of Directors after the Merger. See "THE MERGER - Interests of Certain Persons in the Merger; Management and Operations After the Merger."


            SELECTED HISTORICAL AND SUMMARY PRO FORMA FINANCIAL DATA

     The following tables set forth certain selected historical financial information for CC and Flagship, and certain unaudited pro forma financial information giving effect to the Merger as of January 1, 1992 using the "pooling of interests" method of accounting. For a description of the "pooling of interests" method of accounting with respect to the Merger and the related effects on the historical financial statements of Flagship, see "THE MERGER - Accounting Treatment." Summary pro forma information is presented as of and for the nine months ended September 30, 1995 and 1994 and for the year ended December 31, 1994. The tables also present unaudited pro forma financial information giving effect to the acquisition of BWM as of January 1, 1994
(for the approximate two and one half months ended March 17, 1995 and for the year ended December 31, 1994) using the purchase method of accounting. The BWM transaction was consummated on March 17, 1995; therefore, the BWM results of operations after that date are included in the CC historical income statement for the nine months ended September 30, 1995. The historical income statement data for CC and Flagship included in the selected financial data for the five years ended December 31, 1994 are derived from audited consolidated financial statements of CC and Flagship. The unaudited historical financial data for the nine months ended September 30, 1995 and 1994 have been derived from amounts reported on the Quarterly Report on Form 10-Q by CC and from unaudited consolidated financial statements of Flagship attached as Appendix G. This information should be read in conjunction with the December 31, 1994 consolidated financial statements of each of CC and Flagship, and the related notes thereto, delivered herewith and/or incorporated herein by reference, and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement and Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE", "PRO FORMA FINANCIAL DATA."

     The pro forma financial information included are for information purposes only and are not necessarily indicative of the results of the future operations of the merged entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

                          HISTORICAL SELECTED FINANCIAL DATA
                                CHITTENDEN CORPORATION

                                Nine
                                Months
                                Ended
                                Sept. 30,       Years Ended December 31,
                                ------------    --------------------------------------
                                1995    1994    1994     1993    1992    1991    1990
                                ------------    --------------------------------------
(In thousands, except share
 amounts)

Statements of Operations


 Interest Income                  84847   61801   84930   79803   86984  100061  106182
 Interest Expense                 36760   22027   31025   29574   41300   57972   63410
                                  -----------------------------------------------------
 Net Interest income              48087   39774   53905   50229   45684   42089   42772
 Provision for possible loan
  losses                           2750    3400    4300    6600    7513    8843   12189
                                  -----------------------------------------------------
 Net interest income after
  provision for possible loan
  losses                          45337   36374   49605   43629   38171   33246   30583
 Noninterest income               21773   17035   23525   24308   21073   18442   16529
 Noninterest expense              44208   36543   49867   51097   49582   45847   50378
                                  -----------------------------------------------------
 Income (loss) before provision
  (benefit) for income taxes      22902   16866   23263   16840    9662    5841   -3266
 Provision (benefit) for income
  taxes                            7414    5615    7726    5243    2444    1234   -2219
                                  -----------------------------------------------------
 Income (loss) before cumulative
  effect of change in accounting
  principle                       15488   11251   15537   11597    7218    4607   -1047
 Cumulative effect of change in
  accounting principle                -       -       -    -575       -       -       -
                                  -----------------------------------------------------
 Net income (loss)                15488   11251   15537   11022    7218    4607   -1047
                                  =====================================================
Balance sheets-period end:
 Total assets                   1522808 1223593 1213908 1231003 1192068 1204949 1136988
 Long-term debt                       -       -       -       -      59    2473    2473

Balance sheets-average daily
balances:
 Total assets                   1410535 1192163 1200785 1172809 1171060 1115744 1094984
 Loans, net of allowance         982777  824956  833205  852958  844126  828433  847440
 Investment securities and
  interest-bearing cash
  equivalents                    312472  269858  269050  220927  222428  191244  147353
 Total deposits                 1234764 1044580 1055604 1030839 1021827  992017  959297
 Long-term debt                       -       -       -       7    2034    2473    6368
 Total stockholders' equity      117603  100618  100635   92813   83520   74476   74338

Per common share:
 Net income (loss)                 1.87    1.42    1.97    1.42    0.94    0.59   -0.14
 Cash dividends declared           0.40    0.26    0.37    0.16    0.10       -    0.23
 Book value                       15.87   13.22   13.30   12.58   11.23   10.23    9.27
 Weighted average common and
 common equivalent shares
 outstanding                    8263179 7958431 7879826 7759357 7743227 7734047 7741317

                         HISTORICAL SELECTED FINANCIAL DATA
                         CHITTENDEN CORPORATION (Continued)

                              Nine
                              Months
                              Ended
                              Sept. 30,          Years Ended December 31,
                              -----------------   ----------------------------------
                               1995        1994   1994   1993   1992   1991   1990
                              -----------------   ----------------------------------
Selected financial percentages:

Return on average total assets    1.47%     1.26%  1.29%  0.94%  0.62%  0.41% (0.10)%
Return on average common
 stockholders' equity            17.61     14.95  15.44  11.88   8.64   6.19  (1.41)
Interest rate spread              4.25      4.32   4.33   4.21   3.79   3.41   3.53
Net yield on earning assets       5.00      4.87   4.92   4.69   4.35   4.22   4.44
Net charge-offs as a percent
 of average loans                 0.14      0.38   0.48   0.47   0.64   0.89   1.44
Nonperforming asset ratio(1)      1.38      1.06   1.08   1.85   2.79   3.75   3.42
Allowance for possible loan
 losses as a percent of
 period-end loans                 2.34      2.20   2.19   2.22   1.87   1.73   1.56
Period-end leverage capital
 ratio                            8.14      8.83   8.41   8.13   7.30   6.86     NA
Period-end primary capital
 ratio                              NA        NA     NA     NA     NA     NA   7.36
Risk-based capital ratios:
 Tier 1                          11.06     11.95  11.46  11.05   9.64   8.53   7.88
 Total                           12.43     13.32  12.82  12.41  10.95  10.04   9.36
Average stockholders' equity
 to average assets                8.34      8.44   8.38   7.91   7.13   6.68   6.79
Common stock dividend payout
 ratio(2)                        20.89     18.27  18.27  11.28  11.44     NA     NA


____________________
(1) The sum of nonperforming assets (nonaccrual loans, restructured loans, and other real estate owned) divided by the sum of
    total loans and other real estate owned.
(2) Common stock cash dividends declared divided by net income.

                          HISTORICAL SELECTED FINANCIAL DATA
                           FLAGSHIP BANK AND TRUST COMPANY

                                Nine
                                Months
                                Ended
                                Sept. 30,         Years Ended December 31,
                                ---------------   --------------------------------------
                                 1995    1994     1994    1993    1992    1991    1990
                                ---------------   --------------------------------------
(In thousands, except share
 amounts)

Statements of Operations

 Interest income                  14963   11907   16369   14086   14893   15199   13644
 Interest expense                  4973    3541    4936    4821    6121    8744    8923
                                 -------------------------------------------------------
 Net Interest income               9990    8366   11433    9265    8772    6455    4721
 Provision for possible loan
  losses                            600     750    1200    1535    3583    2086    3332
                                 -------------------------------------------------------
 Net interest income after
  provision for possible loan
  losses                           9390    7616   10233    7730    5189    4369    1389
 Noninterest income                 839     968    1583    2268    1913     983     126
 Noninterest expense               7052    5581    7818    7426    5888    5209    3840
                                 -------------------------------------------------------
 Income (loss) before provision
  for income taxes                 3177    3003    3998    2572    1214     143   -2325
 Provision for income taxes        1177    1144    1498     667      13      45       -
                                 -------------------------------------------------------
 Income (loss) before
  extraordinary item               2000    1859    2500    1905    1201      98   -2325
 Extraordinary item                   -       -       -       -       -      24       -
                                 -------------------------------------------------------
 Net income (loss)                 2000    1859    2500    1905    1201     122   -2325
                                 =======================================================
Balance sheets-period end:
 Total assets                    265099  234507  246138  235289  205484  183916  164832
 Long-term debt                    1471    1416    1430    4377    7325    1276    1227

Balance sheets-average daily
balances:
 Total assets                    251651  230848  236865  207021  190129  173052  141952
 Loans, net of allowance         146174  127680  127605  122069  131957  120140  107390
 Investment securities and
  interest-bearing cash
  equivalents                     88079   91571   99681   70487   45270   42067   24712
 Total deposits                  202990  194831  193990  169939  166708  154560  125980
 Total stockholders' equity       16466   14483   14807   12919   11488   11058   13454

Per common share:
 Net income (loss)                 1.74    1.72    2.31    1.76    1.09    0.11   -2.09
 Cash dividends declared           0.305   0.275   0.275   0.26       -       -      -
 Book value                       16.47   13.68   13.82   13.93   11.41   10.10    9.94
 Weighted average common and
 common equivalent shares
 outstanding                    1152640 1081141 1082100 1076900 1099568 1109144 1113144


                         HISTORICAL SELECTED FINANCIAL DATA
                     FLAGSHIP BANK AND TRUST COMPANY (Continued)

                                   Nine
                                   Months
                                   Ended
                                   Sept. 30,          Years Ended December 31,
                                  --------------  ---------------------------------
                                  1995      1994  1994   1993   1992   1991   1990
                                  --------------  ---------------------------------
Selected financial percentages:

Return on average total
 assets(1)                        1.06%     1.07%  1.06%  0.92%  0.63%  0.07% (1.64)%
Return on average common
 stockholders' equity(1)         18.41     17.12  16.88  14.75  10.46   1.11 (17.28)
Interest rate spread              4.98      4.48   4.47   4.30   4.36   3.67   3.25
Net yield on earning assets       5.64      4.91   4.99   4.75   4.89   3.87   3.61
Net charge-offs as a percent
 of average loans                 0.54      0.67   0.68   1.44   2.66   1.98   0.77
Nonperforming asset ratio(2)      0.70      1.66   0.84   1.90   4.05   4.38   5.90
Allowance for possible loan
 losses as a percent of
 period-end loans                 1.90      2.11   2.15   2.17   2.22   2.27   2.89
Period-end leverage capital
 ratio                            7.13      7.57   7.03   6.82   6.19   5.98   6.41
Period-end primary capital
 ratio                              NA        NA     NA     NA     NA     NA     NA
Risk-based capital ratios:
 Tier 1                          10.50     10.82  10.91   9.98   8.92   8.31   8.73
 Total                           11.75     12.07  12.16  11.23  10.42   9.81  10.13
Average stockholders' equity
 to average assets                6.54      6.27   6.25   6.24   6.04   6.39   9.48
Common stock dividend payout
 ratio(3)                        16.56     16.01  11.91  14.17     NA     NA     NA



____________________
(1) Income used in the calculation is net income (loss) applicable to common stock.
(2) The sum of nonperforming assets (nonaccrual loans, restructured loans, and other real estate owned) divided by the sum of total loans and other real estate owned.
(3) Common stock cash dividends declared divided by net income.



                           PRO FORMA SELECTED FINANCIAL DATA
                    CC, FLAGSHIP AND BANK OF WESTERN MASSACHUSETTS


                                        Nine Months Ended September 30, 1995
                                        ------------------------------------
                                           Historical          Historical
                                        ------------------------------------

                                                         PRO FORMA
                                                            CC-
                                                         FLAGSHIP         PRO
                                           CC   FLAGSHIP SUBTOTAL  BWM   FORMA

(In thousands, except share amounts)

Consolidated Statements of Operations

 Interest income                          84847    14963    99810  3688  103524
 Interest expense                         36760     4973    41733  1549   42898
                                          --------------------------------------
 Net interest income                      48087     9990    58077  2139   60626
 Provision for possible loan losses        2750      600     3350  1200    4550
                                          --------------------------------------
 Net interest income after provision for
  possible loan losses                    45337     9390    54727   939   56076
 Noninterest income                       21773      839    22612    76   22688
 Noninterest expense                      44208     7052    51056  1730   52959
                                          --------------------------------------
 Income (loss) before income taxes        22902     3177    26283  -715   25805
 Income tax expense (benefit)              7414     1177     8591  -243    8480
                                          --------------------------------------
 Net Income (loss)                        15488     2000    17692  -472   17325
                                          ======================================
Per common share:
 Net Income                                1.87              1.83          1.76
 Book Value                               15.87             15.58         15.58
 Weighted average common and common
  equivalent shares outstanding         8263179           9646347       9864717

Consolidated Balance Sheet

 Total assets                           1522808   265099                1787907
 Investment securities available for
   sale                                  258991    48977                 307968
 Investment securities held for
   investment                              9747    35386                  45133
 Loans (net of unearned income and
  allowance for possible loan losses)   1025254   157872                1183126
 Deposits                               1305416   212582                1517998
 Stockholders' equity                    130929    17877                 148806

See Notes to Pro Forma Condensed Financial Statements describing adjustments included in the Pro Forma amounts.


                        PRO FORMA SELECTED FINANCIAL DATA
                  CC, FLAGSHIP AND BANK OF WESTERN MASSACHUSETTS

                                        Year Ended December 31, 1994
                                        ------------------------------------
                                            Historical         Historical
                                        ------------------------------------

                                                         PRO FORMA
                                                            CC-
                                                         FLAGSHIP         PRO
                                           CC   FLAGSHIP SUBTOTAL  BWM   FORMA
(In thousands, except share amounts)
Consolidated Statements of Operations

 Interest income                          84930    16369   101299 15411  117261
 Interest expense                         31025     4936    35961  5928   42575
                                          --------------------------------------
 Net interest income                      53905    11433    65338  9483   74686
 Provision for possible loan losses        4300     1200     5500  1410    6910
                                          --------------------------------------
 Net interest income after provision for
  possible loan losses                    49605    10233    59838  8073   67776
 Noninterest income                       23525     1583    25108   568   25676
 Noninterest expense                      49867     7818    57685  6235   65148
                                          --------------------------------------
 Income (loss) before income taxes        23263     3998    27261  2406   28304
 Income tax expense (benefit)              7726     1498     9224   992    9833
                                          --------------------------------------
 Net Income (loss)                        15537     2500    18037  1414   18471
                                          ======================================
Per common share:
 Net Income                                1.97              1.97          1.85
 Book Value                               13.30             13.04         13.68
 Weighted average common and common
  equivalent shares outstanding         7879826           9178346       9962752




See Notes to Pro Forma Condensed Financial Statements describing adjustments included in the Pro Forma amounts.


                               THE SPECIAL MEETING

General

     This Proxy Statement and Prospectus is being furnished to the holders of Flagship Common Stock in connection with the solicitation of proxies for use at the Special Meeting. The solicitation of proxies is being made by the Board of Directors of Flagship.

     The Special Meeting will be held for the purpose of considering and voting on a proposal to approve the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, which is being submitted to the Flagship stockholders.

Quorum and Voting for Flagship Special Meeting

     Only stockholders of Flagship of record at the close of business on January 5, 1996 (the "Flagship Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Flagship Record Date, there were issued and outstanding 1,085,600 shares of Flagship Common Stock entitled to vote, of which 487,888 shares, representing 44.9% of the shares issued and outstanding, were beneficially owned by directors, officers and Principal Stockholders of Flagship and their respective affiliates. It is expected that each such director, officer, Principal Stockholder and affiliate will vote the shares of Flagship Common Stock beneficially owned by him or her in favor of approval of the Merger Agreement. See "--Beneficial Ownership of Flagship Common Stock."

     The presence in person or by proxy of a majority of the aggregate number of shares of Flagship Common Stock issued and outstanding on the Flagship Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting.

     Each Flagship stockholder is entitled to one vote, in person or by proxy, for each share of Flagship Common Stock held of record in such stockholder's name at the close of business on the Flagship Record Date.

Vote Required at Flagship Special Meeting

     The approval and adoption of the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, requires the affirmative vote of the holders of two-thirds of the shares outstanding and entitled to vote of the Flagship Common Stock. As a consequence, abstentions and broker non-votes will not be counted as votes "for" the Merger Agreement and, therefore, will have the effect of votes against the Merger Agreement. Abstentions and "broker non-votes" (proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power) are counted only for purposes of determining whether a quorum is present at the meeting. Assuming that all shares beneficially owned by each director, officer and Principal Stockholder of Flagship votes in favor of the Merger Agreement, the affirmative vote of the holders of an additional 239,464 shares of Flagship Common Stock, representing 22.1% of the total number of shares issued and outstanding on the Flagship Record Date, will be required to carry the proposal. If the requisite vote to carry the Merger proposal is not obtained at the Special Meeting, either Flagship or CC has the right to terminate the Merger Agreement. See "THE MERGER -- Termination."

     The enclosed proxy is being solicited by the Board of Directors of Flagship. Each proxy will be voted as directed; however, if no direction is indicated, each properly executed proxy will be voted FOR the approval and adoption of the Merger Agreement, including the Plan of Merger, and the transactions contemplated thereby, and in such a manner as management's proxyholders shall decide on such other matters, if any, as may properly come before the Special Meeting. Any stockholder who returns a proxy before the Special Meeting has the right to revoke it prior to its exercise by delivering written notice to the Clerk of Flagship, or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. However, if shares are held in street name, a stockholder will need additional documentation to vote in person at the Special Meeting.

     In addition to soliciting proxies by mail, proxies may also be solicited by telephone or personal interview by employees of Flagship, who will not receive additional compensation for such solicitation activity. Flagship reserves the right to retain a proxy solicitor who would be paid a fee and reasonable out-of-pocket expenses.

Beneficial Ownership of Flagship Common Stock

     The following table sets forth further information with respect to Directors, Principal Stockholders and the Directors and Officers of Flagship as a group as of December 1, 1995. Information includes the total number of shares of Common Stock known by Flagship to be beneficially owned by each such person and the percentage of the outstanding shares of Common Stock each such person beneficially owns. All shares attributable to Directors and Principal Stockholders are owned of record and beneficially, and each such person identified has sole voting and investment power with respect to such shares, except as otherwise noted. As of December 1, 1995, there were 358 holders of record of the Common Stock of Flagship.

                        Sole Voting and   Shared Voting and   Total     Percent
 Beneficial Owner(1)    Investment Power  Investment Power              of Class
--------------------------------------------------------------------------------
 Directors Owning 5% or More
--------------------------------------------------------------------------------
 Robert S. Agnello
 60 Summer Street
 Manchester by the
 Sea, MA 01944            31,940          29,460(2)            61,400     5.5%

 Harold N. Cotton
 11 Chiltern Hill  Dr.,
 Worcester, MA 01609      72,828(3)       36,080(4)           108,908    10.0%

 Gene J. DeFeudis
 63 Cherry Street
 Northboro, MA 01532      73,360               --              73,360     6.8%

 Donald J. McGowan
 2 Hickory Drive
 Worcester, MA 01609     102,168(5)            --             102,168     8.8%
--------------------------------------------------------------------------------
 Other Directors
--------------------------------------------------------------------------------
 Michael P. Angelini       4,000               --               4,000     0.4%

 Robert P. Lombardi        2,000               --               2,000     0.2%

 Francis W. Madigan,Jr.   12,000            4,000              16,000     1.5%

 Alan M. Stoll               400            4,400               4,800     0.4%
--------------------------------------------------------------------------------
 All Directors and
 Officers as a
 group (16 persons)(6)   354,770           73,940             428,710    35.7%
--------------------------------------------------------------------------------
 Non-Directors
--------------------------------------------------------------------------------
 Melvin S. Cutler         106,164(7)           --             106,164     9.8%
================================================================================
(1) The information as to Common Stock beneficially owned has been furnished by each stockholder.
(2) Shares held by Mr. Agnello's wife of which Mr. Agnello disclaims beneficial ownership.
(3) Includes 9,600 shares registered in the name of the Orseck Associates partnership, in which Mr. Cotton is a partner, and 14,000 shares registered in the name of LNB Cotton Associates, a partnership managed by Mr. Cotton for the benefit of his 3 adult children, in which he holds no financial interest.
(4) Includes 3,200 shares in the name of Betsy L. Cotton, 800 shares in the name of Nancy E. Cotton, 1,240 shares in the name of Lauren A. Cotton, Mr. Cotton's daughters, 6,600 shares in the name of Jonathan Orseck, 3,240 in the name of Gary Orseck, Mr. Cotton's stepsons, 15,000 shares in the name of Mr. Cotton's wife and 6,000 shares in the name of the Robert Orseck Trust, with respect to all of which Mr. Cotton disclaims beneficial ownership.
(5) Includes the 15,792 shares subject to the fully vested non-qualified stock option granted to Mr. McGowan under the Plan pursuant to the terms of his Employment Agreement with Flagship; and 12,720 shares subject to the incentive stock option granted to Mr. McGowan (i) 4,000 of which will vest upon year-end performance of Flagship and (ii) the remainder of which will become fully vested upon consummation of the Merger whereby a "change in control", for purposes of the Plan, will be effected; and the 43,280 shares subject to the fully vested incentive stock options granted to Mr. McGowan under the Plan.
(6) Includes 10,178 shares subject to incentive stock options granted to certain officers of Flagship under the Plan; and 34,266 shares subject to incentive stock options granted to certain officers that will become fully vested upon consummation of the Merger whereby a "change in control" will be effected. In addition, this figure includes those options granted to Mr. McGowan for 71,792 shares as described in Note [5] above.
(7) Includes 57,500 shares registered under the name of Cutler Associates Investments, Inc. of which Mr. Cutler is a principal.

     Certain Transactions.

     As part of the normal course of its business, Flagship has entered into and intends to continue to enter into loan and credit transactions and deposit relationships with its directors, principal officers and Principal Stockholders, and their respective associates, on terms, including interest rates, collateral and repayment terms, which are and will be substantially the same as those prevailing at the time for comparable transactions entered into with individuals not affiliated with Flagship. None of the transactions has involved more than the normal risks of collectability or presented other unfavorable risks. During the year ended December 31, 1994, the highest aggregate total of all loans and other extensions of credit to, and forms of indebtedness of, Directors and officers of Flagship, and associates thereof, was $4,159,000, and as of December 31, 1994, the aggregate total of such indebtedness was $4,159,000.

     In addition, as part of the normal course of its business, (1) Flagship leases its primary office space at 306 Main Street, Worcester, Massachusetts pursuant to a Lease, dated as of January 1, 1988, between Flagship and Day Building Joint Venture Trust, as amended by subsequent letter agreements.
Melvin S. Cutler, a former director and over 5% stockholder of the Company, is a trustee of the Lessor, Day Building Joint Venture Trust; (2) Flagship contracts for legal services with the law firm of Mirick, O'Connell, DeMallie and Lougee, 1700 Bank of Boston - Worcester Tower, Worcester, Massachusetts, of which director Robert P. Lombardi is a partner; (3) Flagship contracts for legal services with the law firm of Bowditch and Dewey, 311 Main Street, Worcester, Massachusetts, of which director Michael P. Angelini is a managing partner; and
(4) Flagship is party to an Operating Agreement, dated as of December 30, 1993, with Diversified Ventures, Inc., a Massachusetts corporation doing business as Forward Financial Company ("FFC"), providing for certain financing arrangements between the parties. The President and majority stockholder of FFC is Gene J. DeFeudis, an outside director of Flagship.

     Except as otherwise described in the preceding paragraphs at no time during the year ended December 31, 1994 has Flagship retained the services of, or otherwise engaged in any business transaction with, any firm, corporation or other business or professional entity, with respect to which any Director, principal officer or Principal Stockholder of Flagship is a principal officer, director or holder of record or beneficially of more than 10% of an equity interest therein.

     In the future, Flagship may retain the services of, or otherwise engage in business transactions with, members of the Board of Directors or with Flagship's officers or Principal Stockholders, as well as with associates of such persons. Such transactions would be entered into with such persons or entities on arms-length terms, and any compensation paid to such persons or entities would be in amounts payable in comparable transactions to persons not affiliated with Flagship. If any such transactions with affiliated persons are entered into by Flagship at any time in the future, other than in the ordinary course of business, they will be subject to the prior approval of a majority of the disinterested members of the Board of Directors of Flagship.


                                   THE MERGER

     This section of the Proxy Statement and Prospectus describes all material aspects of the proposed Merger. To the extent that it relates to the Merger Agreement or the Stock Option Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement or the Stock Option Agreement, copies of which are attached hereto, respectively, as Appendix A and Appendix E and are incorporated herein by reference. All stockholders are urged to read the Merger Agreement, the Stock Option Agreement and the other appendices hereto in their entirety.

Background of and Reasons for the Merger; Recommendation of Flagship Board of Directors

     Background of and Reasons of Flagship for the Merger. In 1995, CC and Flagship began business discussions regarding possible participations of credits and other mutually beneficial business relationships. During the course of their discussions, Flagship and CC began to recognize the mutually complementary characteristics of the two organizations' market areas, business lines and management structures and orientations. CC and Flagship discussed recent changes in the competitive economic and regulatory characteristics of the market for banking services in New England, and of the continuing desire of both CC and Flagship to provide a broad range of convenient and competitive credit, depository and trust services to their local communities at competitive rates. In June, 1995, KPMG began working with Flagship informally to explore the possible acquisition of certain area branches of a Boston-based bank through the raising of capital. In July, 1995, the Flagship Board determined not to pursue such strategic alternative, but authorized management to formally explore various other strategic alternatives, including remaining independent and an outright sale to a larger financial institution, as well as the alternative of a strategic partnership with a larger financial institution. KPMG assisted in this effort as Flagship's business advisor. Beginning in August, 1995, representatives of Flagship and CC met on several occasions to dicuss the terms of a possible combination of the two organizations. Both CC and Flagship came to believe that a merger of Flagship and a CC entity would provide a resulting bank with increased product capabilities, service and geographic scope of operations. Both Flagship and CC also came to believe that a merger would result in Flagship's being able to attract commercial banking business which Flagship, on a stand-alone basis, could not attract. CC and Flagship also came to believe that the more favorable access to capital markets generally enjoyed by larger financial institutions would place a resulting organization in a stronger position to satisfy the financial needs of its customers, respond to changes affecting the banking and financial services industries and to compete effectively with other larger financial institutions in Vermont and Massachusetts. At these meetings, the last of which occurred in September,1995, representatives of Flagship and CC discussed structures for a possible combination, regulatory review of the transaction, the value of Flagship Common Stock and a possible exchange rate, adjustments to such exchange rate based upon changes in the price of CC Common Stock, and other terms and conditions of a possible combination. The representatives of Flagship and CC considered structuring the proposed combination to provide for the payment to Flagship stockholders of cash or CC Common Stock, but determined that a stock transaction was preferable to a cash or cash and stock transaction because a stock transaction would provide the tax-free features to the stockholders of Flagship and create a common stake in the success of the combined enterprises without causing the drain on capital which would be caused by an all cash or cash and stock transaction. The representatives of Flagship and CC negotiated a stock purchase price based upon the then current market value of CC Common Stock and their respective views of the value of Flagship Common Stock. The representatives recognized that the proposed transaction could not be concluded for several months because of the need for regulatory approvals, and therefore discussed a mechanism under which the exchange rate would automatically adjust based upon changes in the market price of CC Common Stock. The parties determined that a fixed stock exchange would create a shared stake in the value of CC stock. Under this approach, Flagship would have the right to terminate the transaction if the market price of CC Common Stock fell below $23.25 per share. The representatives of Flagship and CC also discussed certain conditions to the obligation of each party to conclude the transaction,including the receipt of required regulatory approvals, and the treatment of expenses if the transaction were not concluded. These negotiations resulted in the unanimous approval of the proposed Merger by the Board of Directors of Flagship on September 19, 1995, the announcement of the proposed Merger on September 19, 1995, and execution of the Merger Agreement. Mr. Michael P. Angelini, who was absent from the Meeting, subsequently indicated his concurrence in the Board's approval of the Merger Agreement.

     The Board of Directors of Flagship, after careful study and evaluation of economic, financial, legal and market factors, believes that the Merger Agreement is in the best interest of Flagship and its stockholders.

     The Board believes that the CC Common Stock (see"THE MERGER--Terms of the Merger; Consideration to be Received by Flagship Stockholders") represents an opportunity for the holders of Flagship Common Stock to exchange their shares of Flagship Common Stock on a favorable basis for a security with a greater market liquidity than Flagship Common Stock. Among the factors considered by the Board of Directors of Flagship in deciding to approve and recommend the execution of the Merger Agreement were the terms and conditions of the Merger, the earnings and dividend records, financial condition, business, assets and liabilities, and management of each of Flagship and CC; recent market prices for CC Common stock; trading statistics, including volume statistics for CC Common Stock; the lack of a public trading market for Flagship Common Stock; the nature of the banking markets of Flagship and CC; Flagship's and CC's respective positions in their markets; the outlook for Flagship in a changing banking and financial services industry, including the advent of interstate branching, and alternatives available to Flagship for raising capital necessary to fund the growth required to achieve competitive economies of scale; the consideration to be received by the stockholders of Flagship in the Merger; and the price ranges of comparable transactions. The Board of Directors also determined that the Merger will afford Flagship stockholders improved potential for long-term growth.

     In reaching its decision to approve and recommend that Flagship stockholders approve the Merger Agreement, including issuing the option to CC pursuant to the Stock Option Agreement, the Board of Directors determined that, considering their respective earnings and dividend records, financial condition, business, assets and liabilities, the business prospects of CC were favorable; the management of CC was strong and compatible with Flagship; the prospects for the market price of CC Common Stock were also favorable; the lack of a public market for shares of Flagship Common Stock was disadvantageous to Flagship stockholders; that each of CC and Flagship were well positioned in their respective markets; that Flagship's and CC's geographic markets were complementary, permitting CC to increase its market share and competitive position into mid-Massachusetts; that increasing levels of bank regulation, and the cost to small banks such as Flagship of complying with such regulations, could adversely affect Flagship's earnings; and that the consideration to be received by stockholders of Flagship, which reflects a premium above the book value of Flagship Common Stock, is fair from a financial point of view.

     While the Board of Directors did not give greater weight to any one of the factors listed above, the Board of Directors of Flagship considered the proposed acquisition of Flagship to be advantageous to its stockholders.

     Recommendation of Flagship Board of Directors. The Board of Directors of Flagship recommends approval of the Merger Agreement. The Board believes that the terms of the Merger Agreement are fair and that the Merger is in the best interest of Flagship and its stockholders. In making its recommendation, the Board has considered the advice of Flagship's financial advisor, Sheshunoff, as to the fairness of the terms of the Merger Agreement to the stockholders of Flagship. The Flagship Board also has considered the advice of its business advisor, KPMG .The directors of Flagship have unanimously indicated that they intend to vote the Flagship Common Stock that they hold in favor of the Merger Agreement. See "THE SPECIAL MEETING--Beneficial Ownership of Flagship Common Stock."

     THE BOARD OF DIRECTORS OF FLAGSHIP UNANIMOUSLY RECOMMENDS THAT FLAGSHIP'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Financial Advisor. Flagship retained Sheshunoff as its financial advisor to provide a fairness opinion with regard to the transactions contemplated by the Merger Agreement. Sheshunoff has delivered to the Board of Directors of Flagship its written opinion dated September 19, 1995, and as of January 3, 1996, that, as of such date and on the basis set forth therein, the terms of the Merger as provided in the Merger Agreement are fair and equitable, from a financial perspective, to Flagship and its stockholders. The Board of Directors retained Sheshunoff because of its reputation and because Sheshunoff has substantial experience in transactions such as the Merger. Sheshunoff is a nationally recognized financial advisor. A copy of Sheshunoff's opinion, dated as of September 19, 1995 and as of the date of this Proxy Statement and Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Appendix B to this Proxy Statement and Prospectus and should be read in their entirety by Flagship stockholders.

     Business Advisor. Flagship retained KPMG as its business advisor in connection with the Merger. The Flagship Board retained KPMG because of KPMG's reputation and because KPMG has substantial experience in transactions such as the Merger. KPMG is a nationally recognized business advisor.

     In June, 1995 KPMG began assisting Flagship informally in evaluating the possible acquisition by Flagship of certain area branches of a Boston-based bank. Upon receiving Flagship's Board authorization in July, 1995, KPMG began assisting Flagship in evaluating certain ownership alternatives, including the possible sale of Flagship to a third party or a merger of equals transaction. After being approached by CC concerning a possible acquisition in August, 1995, Flagship retained KPMG to act as Flagship's business advisor.

     In connection with the review of the proposed transaction between Flagship and CC, KPMG advised Flagship management in Flagship's conducting due dilligence on CC and advised Flagship in its negotiations and execution of the Merger Agreement with CC. KPMG read certain historical data related to Flagship's and CC's past performance and that of other financial institutions in New England as a basis to advise Flagship's Board on the Merger.

     Opinion of Sheshunoff. In September, 1995, Flagship retained Sheshunoff, an investment banking firm based in Austin, Texas, on the basis of its experience, to render a written fairness opinion (the "Opinion") to the Board of Directors of Flagship. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Massachusetts market and recent transactions in this market.
Sheshunoff did review the negotiated terms of the Merger Agreement, including corporate governance matters. Except as described herein, Sheshunoff is not affiliated in any way with Flagship or CC or their respective affiliates.

     On September 19, 1995, in connection with their consideration of the Merger Agreement, Sheshunoff issued its Opinion to the Board of Directors of Flagship that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair and equitable, from a financial perspective, to Flagship and its stockholders. The Sheshunoff Opinion was based upon conditions as they existed on August 31, 1995 at Flagship and upon conditions as they existed on June 30, 1995 at CC. Sheshunoff has updated its opinion as of the date of this Proxy Statement and Prospectus. A copy of the full written text of the updated Opinion is attached hereto as Appendix B and should be read in its entirety by Flagship stockholders. Sheshunoff's written opinion does not constitute an endorsement of the merger or a recommendation to any stockholder as to how such stockholder should vote. The summary of the Opinion set forth in this Proxy Statement and Prospectus is qualified in its entirety by reference to the full text of such Opinion.



     In rendering its Opinion, Sheshunoff reviewed certain publicly available information concerning Flagship and CC. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, Sheshunoff reviewed: (i) the Merger Agreement between CC and Flagship; (ii) the most recent internal auditor's reports for the Board of Directors of each organization; (iii) the August 31, 1995 balance sheet and income statement for Flagship, the June 30, 1995 balance sheet and income statement for CC and the audited December 31, 1994 balance sheet and income statement for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long-range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the Minutes of the Board of Directors meetings of each organization; (xi) the most recent Board report for each organization; (xii) the listing and description of significant real properties for each organization; (xiii) material leases on real and personal property; (xiv) the directors and officers liability and blanket bond insurance policies for each organization; and (xv) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of each organization's historical performance and current financial condition. All financial projections contained in this Opinion were prepared by Sheshunoff based upon information provided by, and interviews conducted with, management of CC and Flagship.



     In addition, Sheshunoff discussed with the management of Flagship and CC the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of Flagship with the results of operations of a peer group comprised of all Massachusetts banks with total assets of $100 to $499 million (23 banks). Sheshunoff compared the results of operations of CC with the results of operations of a peer group comprised of all bank holding companies in the United States with total assets of $1 billion to $4.999 billion (130 bank holding companies).

The following chart contains the most relevant financial ratios utilized in this type of comparison.

                                        Flagship's Peer          CC's Peer Group
                           Flagship(1)  Group Median (1)   CC(1)    Median(1)
                           -----------------------------------------------------

Return on Average Assets       1.11%         1.11%          1.39%      1.09%

Return on Average Equity      18.00         13.69          17.09      12.68

Net Interest Margin
(tax adjusted)/Average Assets  5.14          4.78           4.42       4.23

Noninterest Income/
 Average Assets                0.57          0.90           1.95       0.95

Total Overhead Expense/
 Average Assets                3.58          3.91           3.96       3.34

Provision for Loan
 Losses/Average Assets         0.32          0.11           0.28       0.12

Total Loans/Total Deposits     72.1          71.2           84.7       77.6

Total Nonperforming
 Loans/Gross Loans             0.53          1.37           1.52       0.83

Loan Loss Reserve/
 Total Loans                   2.23          1.78           2.16       1.59

Core Capital/Assets            6.86          8.20           8.56       8.54

--------------------------------------------------------
(1)Financial data as of March 31, 1995.  Income statement ratios are annualized.

     Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by nonfinancial factors such as marketability, voting rights or block size, history of past sales of the bank company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations. All of these nonfinancial factors were taken into consideration, and no single nonfinancial factor was determined to materially detract from the fairness of the transaction.

     Sheshunoff analyzed the total purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, cash flow analysis, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

     Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets.
As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

     Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

     Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Massachusetts banking organizations and banking organizations in the Eastern region of the United States in 1995 and over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Flagship, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of Eastern banking organizations with total assets less than $1 billion that sold for 100% common stock from September 15, 1994 through September 15, 1995.

     Comparable Sales Multiples. Sheshunoff calculated an "Adjusted Book Value" of $35.52 per share based on Flagship's August 31, 1995 equity and the average price to equity multiple of 2.19x for Eastern banking organizations with total assets less than $1 billion that sold for 100% common stock from September 15, 1994 through September 15, 1995. Sheshunoff calculated an "Adjusted Earnings Value" of $38.71 per share based on Flagship's estimated 1995 earnings and the average price to earnings multiple of 16.98x for Eastern banking organizations with total assets less than $1 billion that sold for 100% common stock from September 15, 1994 through September 15, 1995. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of Flagship. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

     Investment Value. The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, the cash flow analysis and the return on investment analysis, which are discussed below.

     Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the banking industry, the economic and competitive situations in Flagship's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" equaled $36.74 per share.

     Cash Flow Analysis. The cash flow method assumes the formation of a bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method, Sheshunoff arrived at a value of $37.00 per share.

     Return on Investment Analysis. Return on investment analysis (ROI) also assumes the formation of a bank holding company using maximum regulatory leverage and analyzes the ten-year ROI of a 33.33% equity investment at the transaction value of $33.00 per share for Flagship compared to a liquidation at book value in the year 2005 and a sale at ten times projected earnings for the year 2005. This ROI analysis provides a benchmark for assessing the validity of the transaction value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation at book value in 2005 equaled 11.54%, and the ROI assuming sale at ten times projected earnings in 2005 equaled 18.49%.

     Transaction Value as a Percentage of Total Assets. Furthermore, a price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital and earnings. In this instance, a transaction value of $33.00 per share results in a transaction value as a percentage of total assets of 13.91%.

     Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio equals 111.33% for Flagship. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

     When the net asset value, market value and investment value methods are subjectively weighted, using the appraiser's experience and judgment, it is Sheshunoff's opinion that the proposed transaction is fair.

     Consideration was given to the levels of earnings per share, equity per share and dividends per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to Flagship stockholders that otherwise might not be attainable. To justify the fairness of the transaction for Flagship stockholders it is important to project, based upon realistic projections of future performance, a positive impact for Flagship stockholders. Sheshunoff projected that Flagship stockholders will have a higher level of earnings per share and dividends per share after the merger with CC than they would on a stand-alone basis.



     Neither Flagship nor CC imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating such Opinion. CC provided such material to Sheshunoff as was requested by Sheshunoff, including, without limitation, the following: recent periodic reports such as 10K's, 10Q's and proxies; Board of Directors' minutes; internal auditor reports to the Board of Directors; September 30, 1995 balance sheet and income statements; rate sensitivity analysis reports; a listing of marketable securities showing rate, maturity and market value as compared to book value; the internal loan classification list; a listing of other real estate owned; a listing of unfunded letters of credit and any other off-balance sheet risks; the listing and description of significant real properties; material leases on real and personal property; the directors and officers liability and blanket bond insurance policies and market conditions and current trading levels of outstanding equity securities; asset quality reports; and CC's 1995 budget and strategic plan. Sheshunoff also interviewed a number of CC's senior management team. Flagship also provided Sheshunoff with such material as Sheshunoff requested, including, without limitation, the following: recent periodic and call reports; Board of Directors' minutes; internal auditor reports to the Board of Directors; September 30, 1995 balance sheet and income statements; rate sensitivity analysis reports; a listing of marketable securities showing rate, maturity and market value as compared to book value; the internal loan classification list;
a listing of other real estate owned; a listing of unfunded letters of credit and any other off-balance sheet risks; the listing and description of significant real properties; material leases on real and personal property;
the directors and officers liability and blanket bond insurance policies and market conditions and current trading levels of outstanding equity securities; and Flagship's 1995 budget and strategic plan. Sheshunoff also interviewed Flagship's senior officers. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of Flagship or CC, but instead relied upon the data provided by or on behalf of Flagship and CC to be true and accurate in all material respects. All financial projections contained in this Opinion were prepared by Sheshunoff based upon information provided by, and interviews conducted with, management of CC and Flagship.




     Prior to being retained for this assignment, Sheshunoff has provided professional services and products to Flagship. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

     Pursuant to the terms of an engagement letter dated August 4, 1995, Flagship has agreed to pay KPMG a professional fee not to exceed $285,000 for its business advisory services. Flagship is able to terminate the engagement of KPMG at any time and the fee due to KPMG upon such cancellation shall not exceed $75,000.

     Pursuant to the terms of an engagement letter dated September 14, 1995, Flagship has agreed to pay Sheshunoff a professional fee of $27,500 plus reasonable out-of-pocket expenses not to exceed $250, and out-of-pocket costs for travel, if necessary, and/or direct delivery charges, in connection with Sheshunoff's rendering of a fairness opinion. Whether or not the transaction is consummated, Flagship has agreed to reimburse Sheshunoff for fees accrued but not paid prior to termination of the engagement letter plus out-of-pocket expenses.

          Flagship has agreed to indemnify KPMG, any employee of KPMG and its affiliates and its respective partners, principals, heirs, beneficiaries and legal representatives of the above against certain liabilities, including liabilities under certain Federal securities laws. Flagship has agreed to indemnify Sheshunoff, any employee of Sheshunoff and its affiliates and its respective directors, officers, stockholders and assigns, heirs, beneficiaries and legal representatives of the above against certain liabilities, including liabilities under certain Federal securities laws.

Terms of the Merger; Consideration to be Received by Flagship Stockholders.

     At the time the Merger becomes effective, Flagship will merge with and into CAB, and CAB will be the surviving corporation, doing business as "Flagship Bank and Trust Company." The Articles of Organization and Bylaws of Flagship as in effect immediately prior to the Merger will be the Articles of Organization and Bylaws of CAB after the Merger as the surviving corporation.

     Upon consummation of the Merger, each outstanding share of Flagship Common Stock, other than shares held by Flagship as treasury shares or as to which dissenters' rights have been perfected, will be converted into the right to receive 1.2 shares of CC Common Stock. In the event the Determination Price of CC Common Stock is less than $23.25 per share, Flagship shall have the right to terminate the Merger Agreement. However, assuming the Merger is approved by the Flagship stockholders, the Flagship Board may elect to consummate the Merger if the Determination Price of CC Common Stock is below $23.25 without resoliciting the Flagship stockholders. In such a situation, in considering whether to consummate the Merger without the resoliciting of Flagship stockholders, the Flagship Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisors and legal counsel. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction based upon the Determination Price.

     Flagship's stockholders shall receive an aggregate of approximately 1,302,720 shares of CC Common Stock and an appropriate amount in cash to compensate for fractional share interests. The total consideration, based upon a representative price of CC Common Stock at $32.00 per share, equals $41,687,040.

     Based on the number of shares of CC Common Stock outstanding at September 30, 1995, Flagship stockholders would hold, in the aggregate, approximately 13.64% of the CC Common Stock outstanding immediately after consummation of the Merger. All stockholders of Flagship currently are minority stockholders and, following the Merger, such stockholders will be minority stockholders of CC. However, Flagship's stockholders' interest in CC will be smaller than their prior percentage interest in Flagship, and accordingly, their ability to affect the business direction of CC as a CC stockholder through the right to vote will be reduced. The Purchase Price was negotiated by the Chief Executive Officer of CC and a negotiating team comprised of the Chief Executive Officer and three directors of Flagship and approved by each corporation's Board of Directors.

     No fractional shares of CC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that Flagship stockholders will receive cash in lieu of such fractional shares. The cash amount paid in lieu of fractional shares will be determined by multiplying the fraction of a share to which the holder would otherwise be entitled by the Determination Price.

     Shares of CC Common Stock issued and outstanding at the time the Merger becomes effective will remain issued and outstanding thereafter and will not be affected by the Merger.

Effective Time of the Merger

     The Merger will become effective upon the filing of Articles of Merger relating thereto with the Secretary of State of the Commonwealth of Massachusetts. The parties to the Merger Agreement will promptly cause such Articles of Merger to be so filed after each of the conditions to consummation of the Merger has been satisfied or waived and following approval by the stockholders of Flagship. The Merger cannot become effective until Flagship stockholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. See "--Regulatory Approvals Required." Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective during the quarter ending March 31, 1996, although there can be no assurance as to whether or when the Merger will become effective. See "-- Conditions to Consummation of the Merger."

Surrender of Flagship Common Stock Certificates

     As soon as practicable after the Merger becomes effective, the Exchange Agent will send a notice and transmittal form to each holder of Flagship Common Stock of record at the time the Merger becomes effective (other than holders who have properly exercised dissenters' rights of appraisal, see "--Rights of Flagship Dissenting Stockholders") advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent such holder's certificate or certificates formerly evidencing Flagship Common Stock in exchange for a new certificate(s) evidencing CC Common Stock and, if appropriate, a cash adjustment in lieu of fractional share interests.

     Flagship stockholders should not send in their stock certificates until they receive the letter of transmittal form and instructions from the Exchange Agent.

     Upon surrender to the Exchange Agent of certificates formerly evidencing Flagship Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of CC Common Stock to which such holder is entitled under the Merger Agreement and, where applicable, a check for the amount of cash payable in lieu of a fractional share of CC Common Stock. If the holder requests participation in the CC Dividend Reinvestment Plan, a notification of shares held on deposit by the Exchange Agent will be mailed to the holder in lieu of the stock certificate (and/or check noted above). A certificate representing CC Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered Flagship stock certificate was registered only if (i) the Flagship stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer, and (ii) the holder requesting the issuance of such certificate or check either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate or check in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     After the Merger becomes effective, each certificate formerly evidencing Flagship Common Stock (other than certificates as to which dissenters' rights of appraisal have been exercised) will, until it is surrendered to the Exchange Agent, be deemed for all corporate purposes to evidence ownership of that number of whole shares of CC Common Stock into which it was converted as a result of the Merger.

     If any certificate formerly evidencing Flagship Common Stock has been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of CC Common Stock and cash for fractional shares, if any, as may be required pursuant to the Merger Agreement; provided, however, that CC may, in its discretion and as a condition to the issuance of a certificate representing the CC Common Stock into which such Flagship Common Stock has been converted, require the owner thereof to deliver a bond in such sum as CC may direct as indemnity against any claim that may be made against Flagship, CC, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed. After the Merger becomes effective, no further registration of transfers on the records of Flagship will be made as to certificates formerly evidencing Flagship Common Stock and any certificates which are presented for such registration of transfer will be cancelled and exchanged for certificates representing shares of CC Common Stock as described above.

Conditions to Consummation of the Merger

     The obligations of both CC and Flagship to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by the stockholders of Flagship; (ii) all regulatory approvals required for the consummation of the Merger and the resultant acquisition of Flagship by Chittenden shall have been obtained; (iii) the Registration Statement relating to the shares of CC Common Stock to be issued pursuant to the Merger Agreement shall have become effective; and (iv) neither CC nor Flagship shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Merger.

     The obligation of CC to consummate the Merger is further subject to additional conditions, including, without limitation, the following:

     (a) There shall not have occurred any change in the properties or assets of Flagship which, individually or in the aggregate, has, or, in the reasonable opinion of CC, is reasonably likely to have a material adverse effect on the ability of Flagship to conduct its business as presently conducted.

     (b) Flagship shall have complied with and performed in all material respects its obligations under the Merger Agreement, and its representations and warranties in the Merger Agreement shall be true and correct in all material respects at the Effective Time.

     (c) CC shall have received the opinion of Piper & Marbury LLP, its special counsel, as to certain tax aspects of the Merger.

     (d) CC shall have received a favorable opinion of Arthur Andersen LLP that the Merger qualifies as a "pooling of interests" for financial statement purposes.

     The obligation of Flagship to consummate the Merger is subject to additional conditions, including, without limitation, the following:

     (a) There shall not have occurred any change in the properties or assets of CC or any of its subsidiaries which, individually or in the aggregate, has, or is reasonably likely to have a material adverse effect on the ability of CC to conduct its business as presently conducted.

     (b) CC shall have complied with and performed in all material respects its obligations under the Merger Agreement, and its representations and warranties in the Merger Agreement shall be true and correct in all material respects at the Effective Time.

     (c) Flagship shall have received the opinion of Piper & Marbury LLP, CC's special tax counsel and the opinion of Bingham, Dana & Gould, Flagship's counsel, as to certain tax aspects of the Merger.

     (d) Flagship shall have received the opinion of Sheshunoff as to the fairness of the purchase price to Flagship's stockholders from a financial point of view.

     (e) The average closing price of CC Common Stock for the twenty (20) consecutive trading days ending on the fifth trading day before the last regulatory approval is obtained shall be at least $23.25 per share.

Regulatory Approvals Required

     Consummation of the Merger is subject to, among other things, prior receipt of all necessary regulatory approvals from state and federal authorities and expiration of all required waiting periods. CC has filed an application (the "FRB Application") for approval of the Federal Reserve Board under Section 3(a) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1842), of the Merger of Flagship with and into CAB.

     CAB has filed an insurance application (the "FDIC Insurance Application") for approval of the Federal Deposit Insurance Corporation ("FDIC") to grant CAB deposit insurance. CAB also has filed an application (the "FDIC Application") for approval of the FDIC of the merger of Flagship into and with CAB and for CAB to acquire and operate the main and banking offices of Flagship located in Worcester and Leominster, respectively, as banking offices of CAB, doing business as "Flagship Bank and Trust Company," following consummation of the Merger.

     In addition to the FRB Application, FDIC Insurance Application and FDIC Application, an application has been submitted to the Massachusetts Board for approval under Massachusetts General Statutes Annotated to form a trust company and CC has filed an application to acquire Flagship by virtue of Flagship's merger into CAB. In addition, CAB is applying to the Massachusetts Commissioner of Banks for approval to merge Flagship and CAB.

     As of the date of this Proxy Statement and Prospectus, none of these approvals have been received. There can be no assurance that such approvals will be received, or as to the timing or conditions of such approvals, if any. However, neither CC nor Flagship is aware of any reason why the pending applications would not be approved.

Waiver and Amendment

     Generally, before the Special Meeting, CC and Flagship can amend, extend the time for performance under, or waive compliance of the other party with, any of the terms or conditions of the Merger Agreement. After approval of the Merger at the Special Meeting, Flagship and CC cannot amend the Merger Agreement in any such manner which reduces or changes the form of consideration to be delivered to the Flagship stockholders in connection with the Merger without further stockholder approval. CC and Flagship cannot waive compliance with the mutual closing conditions that (a) the Merger must be approved by the legally required vote of Flagship's stockholders, (b) the Merger must have received all requisite regulatory approvals, (c) the Registration Statement shall have become effective, and (d) neither party be subject to a decree, order or injunction of a court of competent jurisdiction which enjoins or prohibits the Merger.

Termination

     The Merger Agreement may be terminated at any time before the Merger becomes effective (i) by mutual written consent of CC and Flagship duly authorized by their respective Boards of Directors; (ii) by CC or Flagship if the Effective Time shall not have occurred on or prior to June 30, 1996; (iii) by Flagship or CC if the Merger Agreement and the transactions contemplated thereby are not approved by the legally required affirmative vote of the stockholders of Flagship at the Special Meeting or at any adjournments thereof;
(iv) by Flagship or CC if any necessary regulatory approval is denied and the time for appeal has run; or (v) by Flagship or CC if either discovers a continuing material adverse condition which cannot be corrected with respect to the other; provided neither Flagship nor CC shall be released or relieved from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement. CC may terminate the Merger Agreement, with the authorization of its Board of Directors, if there shall have been any material breach of any representation, warranty, covenant or agreement of Flagship under the Merger Agreement and any such breach shall not have been remedied within 30 days after receipt by Flagship of notice in writing from CC specifying the nature of such breach and requesting that it be remedied. Flagship may terminate the Merger Agreement if there shall have been any material breach of any representation, warranty, covenant or agreement of CC under the Merger Agreement and such breach shall not have been remedied within 30 days after receipt by CC of notice in writing from Flagship specifying the nature of such breach and requesting that it be remedied.

     Flagship may terminate the Merger Agreement after stockholder approval, by giving three days' written notice, after the Determination Price is calculable, of such election to CC, in the event that the Determination Price of the CC Common Stock is less than $23.25. As of the date hereof, the Flagship Board does not intend to elect to waive its right to terminate the transaction based upon the Determination Price.

Corporate Transactions

     Flagship has agreed that during the term of the Merger Agreement it will not solicit or encourage inquiries or proposals with respect to or, except to the extent required for the discharge by the Flagship Board of Directors of their fiduciary duties as determined upon written advice of counsel, furnish any information or recommend or endorse any takeover proposal relating to or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of the assets or of a substantial equity interest in, Flagship or any merger, consolidation or business combination with Flagship other than as contemplated by the Merger Agreement. Flagship further agreed that it will instruct its officers, directors, employees, advisors and agents to comply with the above limitation on solicitation activity. Such limitation does not prohibit Flagship or its Board of Directors from making disclosures to Flagship's stockholders which, in the judgment of the Board on written advice from outside counsel, may be required by their fiduciary duty.

     The foregoing provisions may have the effect of discouraging competing offers from third parties to acquire or merge with Flagship, even if such offers were to be at a higher price.

     CC has agreed not to enter into any undertaking that might have a short term material adverse effect on the price of CC's Common Stock without first obtaining Flagship's consent, which consent shall not be unreasonably withheld.

Stock Option Agreement

     Simultaneously with the execution of the Merger Agreement, on September 19, 1995, CC and Flagship entered into a Stock Option Agreement (the "Stock Option Agreement"), a copy of which is attached hereto as Appendix D and incorporated herein by reference. Pursuant to the Stock Option Agreement, Flagship granted CC an option (the "Option") to purchase up to 359,939 (24.9% of the shares of Flagship Common Stock that would be outstanding after such issuance) authorized but unissued shares of Flagship Common Stock for $20.00 per share.

     The Option becomes exercisable in whole or in part, after the occurrence of one or more of the following events (each a "Triggering Event"):

     (a) any person or group (as such terms are defined in the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than CC or a wholly-owned subsidiary of CC, acquires after September 19, 1995 beneficial ownership of or the right to acquire such beneficial ownership or to vote at least 20 percent of the then outstanding Flagship Common Stock, other than any person acquiring such beneficial ownership by will or operation of law; or

     (b) there shall be publicly announced prior to the meeting of Flagship's stockholders contemplated by the Merger Agreement, any proposal by such a person or group relating to (i) any merger, consolidation or acquisition of all or substantially all of the assets of Flagship or other business combination involving Flagship which Flagship's Board of Directors shall have authorized, recommended or entered into, or (ii) a change in the ownership of 20 percent or more of the Flagship Common Stock then outstanding and Flagship's stockholders fail to adopt the Merger Agreement at such Special Meeting.

     The Stock Option Agreement may have the effect of discouraging persons or companies which might now or prior to the Effective Time be interested in acquiring all or a significant portion of the outstanding shares of Flagship Common Stock from considering such a transaction, even if such persons were to pay a higher price per share than under the Merger Agreement.

     The Option will expire on the earliest to occur of (i) one year after one of the foregoing Triggering Events has occurred; (ii) immediately after the Effective Time of the Merger; or (iii) the termination of the Merger Agreement in accordance with its terms before the occurrence of a Triggering Event.

     In the event of a change in the number of outstanding shares of Flagship due to a stock dividend, split-up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of shares of Flagship Common Stock subject to the Option will be adjusted appropriately so that CC shall receive on exercise of the Option the number and class of shares or other securities or property that it would have held if the Option had been exercised immediately before such event. Whenever the number of shares subject to the Option is so adjusted, the exercise price of the Option shall be adjusted by multiplying the original price by a fraction, the numerator of which shall equal the number of shares subject to the Option before adjustment and the denominator of which shall be the number of shares subject to the Option after adjustment.

     Upon the occurrence of a Triggering Event, CC may request Flagship to prepare, file and keep current with respect to the Option and the shares of Flagship Common Stock subject thereto a registration statement under the Securities Act with the Commission if Flagship is legally required to sell the shares subject to the Option under the Securities Act. Flagship is required to use its best efforts to cause such registration statement to become effective and then remain effective for at least 90 days. CC has the right to demand two such registrations.

     After the occurrence of a Triggering Event, CC may sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement to any person or group of persons, subject only to compliance with applicable law.

Business Pending the Merger

     Flagship agreed in the Merger Agreement that during the period of time from September 19, 1995 to the Effective Time, it would conduct its business and engage in transactions only in the usual, regular and ordinary course of business, consistent with past practice, except as specifically agreed to by Flagship and CC as set forth in schedule 4.2 to the Merger Agreement. The Merger Agreement defines the permitted scope of Flagship's business under this provision as "conducting its business in the usual, regular and ordinary course consistent with past practice," and refraining from a series of activities listed in the Merger Agreement, which include, without limitation, the following:

     (a) engaging or participating in any material transaction or incurring any material liability out of the ordinary course of business.

     (b) disposing of any assets, except in the ordinary course of business and in an immaterial aggregate amount.

     (c) declaring or paying any dividend other than the continuation of Flagship's regular semi-annual cash dividend not to exceed $0.1525 per share and a pro rata dividend prior to the Effective Date for any time period for which Flagship's stockholders would not be entitled to receive a dividend as CC stockholders in respect of the CC Common Stock.

     (d) issuing additional shares of capital stock or securities convertible into such shares or options, warrants or conversion rights to acquire such shares of capital stock except in connection with the exercise of outstanding options to purchase Flagship Common Stock.

     (e) incurring additional debt obligations or other obligations in respect of borrowed money except in the ordinary course of business consistent with past practice.

     (f) incurring or committing to capital expenditures in excess of $100,000.

Interests of Certain Persons in the Merger



     Employment Agreement. One senior officer of Flagship has entered into an employment agreement (the "Employment Agreement") included as Appendix H to the Proxy Statement and Prospectus, at the request of CC which will extend beyond the Effective Time. The Employment Agreement will not become effective if the Merger is not consummated or the Merger Agreement is terminated in accordance with its terms.



     CC, by virtue of the Employment Agreement, has agreed to employ Donald J. McGowan, President and Chief Executive Officer of Flagship after the consummation of the Merger for his current salary of $200,000 for a period of three years.

     In addition to and as a part of the Employment Agreement, Mr. McGowan will receive certain benefits in the event of a change of control which is similar to agreements currently in force between CC and its senior officers. Under the Employment Agreement, Mr. McGowan would be entitled to the following severance payments if terminated under certain circumstances after a change of control of
CC: 100% of base salary for the calendar year ended prior to the year in which the termination occurs or, upon his election if terminated by CC's successor, a right to pursue his legal rights for damages for a breach of the Employment Agreement.

     The Employment Agreement defines a "change in control" as the acquisition by a person or group of greater than 25% of the combined voting power of CC's then outstanding common stock.

     The Employment Agreement provides for certain severance benefits in an instance where termination is due to death, provides for continuation of benefits for up to three years from the Effective Date in the event of disability, and provides for no special benefit in the event of retirement. Further, no benefits are payable in instances of termination for cause, defined as (i) the gross and willful failure of Mr. McGowan to perform a substantial portion of his duties which continues for more than 30 days after notice, and
(ii) deliberate dishonesty with respect to CC or any subsidiary or affiliate which materially and adversely affects CC or any subsidiary or affiliate, and
(iii) the conviction of a felony or his willful violation of any provision of federal or state banking or securities laws.

     In addition, Mr. McGowan is entitled to certain severance benefits in the event he is terminated without cause within three years of the Effective Time or he resigns due to a breach in the Employment Agreement by Flagship or CC. These benefits include a continuation of his base salary, participation in benefit plans, life insurance and club memberships for up to three years from the Effective Date. However, during a period of three years following the Effective Date, as long as there has been no change of control, Mr. McGowan will not compete against CAB operating as "Flagship Bank and Trust Company" in Worcester County, Massachusetts in any of the activities of CAB operating as "Flagship Bank and Trust Company" conducted during Mr. McGowan's employment under the Employment Agreement (i) in the lending, deposit or mortgage business or (ii) in other products and/or services of Flagship as contributing 5% or more of the gross revenue of Flagship for any fiscal quarter during such employment.


     Certain officers of Flagship hold an aggregate of 116,236 options to purchase Flagship Common Stock at prices ranging from $8.75 to $17.50 per share. At the Effective Time, such options convert into options to purchase CC Common Stock. Based upon CC's $32.00 closing stock price on December 29, 1995, the aggregate value of such options approximates $3,065,000.



     Deferred Compensation Agreement. On October 20, 1994, Donald J. McGowan, President and Chief Executive Officer of Flagship, entered into a Deferred Compensation Agreement with Flagship (the "Deferred Compensation Agreement"), which provides Mr. McGowan with supplemental retirement benefits in addition to social security and any other retirement benefits furnished by Flagship.

     Pursuant to the Deferred Compensation Agreement, in the event of a "Change-in-Control" (as defined in the Deferred Compensation Agreement) of Flagship, Mr. McGowan will receive a benefit, in cash, in a single lump sum, in an amount which is the actuarial present value of Mr. McGowan's normal retirement benefit under the Deferred Compensation Agreement. The transactions contemplated by the Merger Agreement will trigger a "Change-in-Control" of Flagship as defined in the Deferred Compensation Agreement and will result in the receipt of this benefit by Mr. McGowan upon the consummation of such transactions. It is currently anticipated that the amount of the cash benefit to be received by Mr. McGowan under this Deferred Compensation Agreement will be approximately $1,275,000.

     Management Severance Pay Plan. CC has agreed in discussions preceding the signing of the Merger Agreement that rights of Flagship's senior executives other than Mr. McGowan under Flagship's Senior Management Change in Control Severance Pay Plan will continue unamended after the Merger and that the Merger constitutes a "change in control" for purposes of such plan. Four senior officers, other than Mr. McGowan, have eighteen month salary continuation benefits totalling approximately $513,000 in the event of a "change in control" of Flagship which will not be paid as a result of the Merger because these officers will continue their employment.

     Indemnification. The Merger Agreement requires CC to indemnify and hold harmless, to the extent permitted by law, each director and officer, and each former director and officer, of Flagship with respect to actions or failures to act which occurred on or prior to the date on which the Merger is consummated, upon the same terms and conditions as each such person would be entitled to be indemnified by CC. The Merger Agreement also provides that CC will use its best efforts to cause continuation of coverage under the current director and officer liability insurance for a period of six years after the Effective Time.

     Stock Options. All rights with respect to Flagship Common Stock pursuant to stock options granted by Flagship prior to the date of the Merger Agreement shall be converted into an option to purchase shares of CC Common Stock in an amount and at an exercise price determined as provided below and in the Merger Agreement (and otherwise subject to the terms of Flagship's stock option plan). CC's Common Stock covered by these converted Flagship options will be registered for resale by the holders of such options from the Effective Time.

     The number of shares of CC Common Stock to be subject to the new options shall be equal to the product of the number of shares of Flagship Common Stock subject to the original option times the Per Share Consideration, provided that any fractional shares of CC Common Stock resulting from such multiplication shall be rounded down to the nearest share.

     The beneficial ownership of Flagship shares will increase due to certain options which will vest upon consummation of the Merger. See "Beneficial Ownership of Flagship Common Stock."

     The exercise price per share of these converted Flagship options shall be equal to the exercise price per share of Flagship common stock under the original option divided by the Per Share Consideration, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" as defined in Section 4.22 of the Code shall be and is intended to be effected in a manner which is consistent with Section 4.24(a) of the Code, the duration and other terms of the new options shall be the same as the original option except that all references to Flagship shall be deemed to be references to CC.

Employee Matters

     CC has agreed in the Merger Agreement that the current employment benefits including, without limitation, the benefits provided under the Restated 1988 Stock Option Plan and related agreements, the Executive Incentive Plan, the Senior Management Change in Control Severance Pay Plan, the 401(k) retirement plan, as well as other employee benefits, shall be unaffected by the Merger and such agreements, plans and benefits shall be honored and assumed by CC and carried forward by CC, subject to CC's discretion to revise such benefits in a manner consistent with CC's strategic plan in effect from time to time.

Management and Operations after the Merger

     At the Effective Time, the separate corporate existence of Flagship shall cease, and the surviving corporation will be CAB doing business as "Flagship Bank and Trust Company" and the name CAB shall cease to exist. Consequently, if the Merger is completed, Flaghip stockholders will no longer hold any interest in Flaghip other than through their interests in CC's shares. The newly formed "Flagship Bank and Trust Company", BWM and CTC will be direct subsidiaries of CC.

     It is anticipated that the management, including the Board of the new "Flagship", immediately after the Effective Time will continue largely as before. The Merger Agreement provides that CC intends to keep the Board of the new "Flagship" separate from that of CC and to name, in CC's discretion, up to two additional directors who may be employees of CC or a subsidiary.

Rights of Flagship Dissenting Stockholders

     Any Flagship stockholder who elects to exercise his or her rights of dissent and who complies with the procedures set forth in Sections 85 through 98, inclusive, of Chapter 156B of the Massachusetts Business Corporation Law ("MBCL"), attached hereto as Appendix C, shall be entitled to receive cash for the fair value of those shares for which such stockholder exercises his or her dissenter rights. Stockholders contemplating the exercise of dissenters' rights should carefully review Appendix C containing the pertinent provisions of the MBCL, Chapter 156B, Sections 85 through 98, inclusive. The following, qualified in its entirety by the provisions set forth in Appendix C, is a summary of the steps which must be taken for the effective exercise of dissenters' rights:

     (a) Written Objection. Any stockholder electing to exercise the right of dissent must file with Flagship, prior to or at the Flagship Special Meeting, a written objection to the proposed Merger stating said stockholder's intention to demand payment for his or her shares if the proposed Merger is approved. A vote against the Merger does not, alone, constitute a written objection.

     (b) Not Vote in Favor of the Merger. Shares for which dissenters' rights are sought must not be voted in favor of the Merger. Abstentions meet this requirement.

     (c) Notice of Effectiveness of Action. If the Merger is approved by the Flagship stockholders at the Special Meeting, CAB, as the survivor of the Merger, is required, within ten (10) days of the Effective Time of the Merger, to send to each dissenting stockholder of Flagship who properly filed a written objection thereto and whose shares were not voted in favor of the approval of such Merger, a notice (the "Company Notice") that the Merger has become effective.

     (d) Written Demand. Each dissenting stockholder must, within twenty (20) days after the date on which such stockholder receives the Company Notice, make written demand on CAB that it pay such stockholder the fair value of his or her shares. Any stockholder failing to make demand within the twenty (20) day period shall be bound by the terms of the Merger Agreement if the Merger Agreement and transaction is approved by the requisite number of Flagship stockholders. Any stockholder making such demand shall thereafter be entitled only to payment of such shares and shall not be entitled to vote or to exercise any other rights of a stockholder. No further notice will be given of the time periods within which a dissenting stockholder must give notice of his or her intention to exercise his or her dissenters' rights.

UNLESS THE AFOREMENTIONED REQUIREMENTS ARE STRICTLY MET, SUCH SHARES MAY LOSE ANY DISSENTERS' RIGHTS.

     (e) Payment. If within thirty (30) days after the Effective Time of the Merger, the fair value of such shares is agreed upon between any such dissenting stockholder and CAB, payment therefor shall be made within thirty (30) days after the expiration of the period during which demand could be made. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in such shares. If CAB and a dissenting stockholder do not agree on the fair value of the dissenting shares within thirty (30) days, CAB or the stockholder may, within four (4) months of the expiration of the thirty (30) day period, file a bill of equity in the Superior Court in the county where Flagship has its principal office in the Commonwealth of Massachusetts to determine the fair value of such shares.

     (f) Fair Value. If the dissenting stockholder and CAB do not agree on the fair value of the dissenting shares and an action as described above is commenced, the fair value of a dissenter's share will be determined as of the day prior to the date on which the vote was taken approving the proposed Merger, excluding any appreciation or depreciation in anticipation of the Merger. The Massachusetts appraisal statue does not prescribe any method for determining the "fair value" of shares, and Massachusetts cases suggest different factors may apply depending upon the nature of the corporation and the transaction. However, market value, earnings value and net asset value,the three components of what is called the "Delaware block approach", are the factors that have received the most attention in Massachusetts cases. A judicial determination of "fair value" may appropriately measure and weigh a variety of factors bearing on value, including market value, value based on earnings and net asset value. The factfinder in each case has the responsibility of determining the relevance of the factors and how much reliance to place on each, depending on the nature of the corporation and the proposed transaction. The costs of a suit filed to determine fair value, including reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in the appraisal procedure set forth in the MBCL shall be paid by the corporation.

     Any Flagship stockholder who desires to exercise his or her rights to dissent should carefully review the MBCL, Chapter 156B, Sections 86 through 98, inclusive, set forth in Appendix C and is urged to consult such stockholder's legal advisor before exercising or attempting to exercise such rights.

     The foregoing summary of the applicable provisions of the MBCL, Chapter 156B, Sections 86 through 98, inclusive, is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Sections, the full texts of which are attached as Appendix C to this Proxy Statement and Prospectus.

Certain Federal Income Tax Consequences

     Neither CC nor Flagship has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger.
CC has received an opinion of Piper & Marbury LLP, special counsel to CC and Flagship has received an opinion Piper & Marbury LLP and Bingham, Dana & Gould, counsel to Flagship, each concluding that for Federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement and certain related instruments described therein (including the Plan of Merger) and relying upon certain representations presented by one or more officers of each of CC and Flagship, the Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The Merger Agreement provides that this condition may be waived by either CC or Flagship. However, it is unlikely that the Merger will be consummated if this condition is not satisfied. If the Merger constitutes such a reorganization, the following would be the material Federal income tax consequences of the Merger:

     (a) No gain or loss will be recognized by Flagship, CC or CAB by reason of the Merger.

     (b) No gain or loss will be recognized by a Flagship stockholder upon the exchange of his or her Flagship Common Stock for CC Common Stock other than as a result of a cash payment made in lieu of a fractional share or payment to a Flagship stockholder who exercises dissenters' rights.

     (c) The basis of the CC Common Stock received by a stockholder who exchanges his or her Flagship Common Stock for CC Common Stock will be the same as the basis of the Flagship Common Stock surrendered in exchange therefor (subject to any adjustments required by the receipt of cash in lieu of a fractional share interest of CC Common Stock).

     (d) The holding period for tax purposes of the CC Common Stock received by a Flagship stockholder will include the period during which the Flagship Common Stock surrendered in exchange therefor was held (provided that such Flagship Common Stock was held by such Flagship stockholder as a capital asset at the Effective Time of the Merger).

     (e) Cash, if any, received by a Flagship stockholder in lieu of a fractional share interest of CC Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of CC Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Flagship Common Stock was a capital asset in such stockholder's hands at the Effective Time of the Merger).

     (f) Cash which a Flagship dissenting stockholder receives as payment for his or her shares of Flagship Common Stock will be capital gain or loss to the extent that the amount received varies from the dissenting stockholder's adjusted basis in the Flagship Common Stock (assuming the Flagship Common Stock was a capital asset in such stockholder's hands at the Effective Time of the Merger and shares of CC Common Stock owned by others are not attributed to such stockholder under certain attribution of ownership rules).

     The foregoing is only a general description of certain anticipated Federal income tax consequences of the Merger without regard to the particular facts and circumstances or the tax posture of each stockholder of Flagship. It does not discuss all of the consequences that may be relevant to Flagship stockholders entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local or foreign tax laws. Flagship stockholders should consult their own tax advisors with respect to the specific tax consequences of the Merger to them, including the application of state, local and foreign tax laws.

Accounting Treatment

     It is intended that the Merger will be accounted for as a "pooling of interests" for financial statement purposes, that such accounting treatment is in accordance with generally accepted accounting principles and in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended ("APB No. 16") and the consummation of the Merger is conditioned upon the receipt by CC and Flagship of an opinion by Arthur Andersen LLP that the Merger qualifies for such "pooling of interests" treatment. Under this method of accounting, the recorded amount of assets and liabilities of CC and Flagship will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of CC and Flagship will be combined on CC's consolidated balance sheet. Income and other financial statements of CC issued after the Effective Time will be restated retroactively to reflect the consolidated operations of CC and Flagship as if CC and Flagship have always been combined. The exercise of dissenters' rights by holders of more than 10% of the Flagship Common Stock would prevent qualification for such "pooling of interests" treatment.

     The unaudited pro forma condensed combined financial information contained in this Proxy Statement and Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA", "THE MERGER - ACCOUNTING TREATMENT" and "PRO FORMA FINANCIAL DATA."

Resale of CC Common Stock Received by Flagship Stockholders

     The shares of CC Common Stock issuable to stockholders of Flagship upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely without restriction by those stockholders who are not deemed to be "Affiliates" of CC or Flagship. An "Affiliate" is generally defined as a person (usually executive officers and directors) who controls, is controlled by, or is under common control with, CC or Flagship at the time of the Special Meeting or CC at or after the Effective Time of the Merger.

     Shares of CC Common Stock received by those stockholders of Flagship who are deemed to be "affiliates" of Flagship at the time of the Special Meeting may be resold without registration under the Securities Act as provided for by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. This Proxy Statement and Prospectus does not cover any resales of CC Common Stock received by persons who are deemed to be "Affiliates" of Flagship.

     Flagship has agreed to use its best efforts to cause each director, executive officer and other person who is an "affiliate" of Flagship to deliver to CC, as soon as practicable after the date of the Merger Agreement and before the date of the Flagship stockholder vote to approve the Merger Agreement, a written agreement in a form agreed upon by the parties and attached as Exhibit C to the Merger Agreement, providing that such "affiliate" will not sell, pledge, transfer or otherwise dispose of the CC Common Stock to be received by such "affiliate" in the Merger, except in compliance with applicable securities laws and within applicable time frames.

Expenses

     The Merger Agreement provides that, generally, all legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party which incurred them. The costs and expenses of printing and mailing this Proxy Statement and Prospectus and the fee for registration under the Securities Act of shares of CC Common Stock to be issued upon conversion of Flagship Common Stock are to be borne by CC.

Certain Differences in Rights of Stockholders

     The rights of Flagship stockholders are governed by the Articles of Organization of Flagship (the "Flagship Articles"), the By Laws of Flagship (the "Flagship Bylaws") and the laws of the Commonwealth of Massachusetts. The rights of CC stockholders are governed by the Articles of Incorporation of CC, as amended and restated, (the "CC Articles"), the Bylaws of CC (the "CC Bylaws") and the laws of the State of Vermont. After the Merger becomes effective, the rights of Flagship stockholders who become CC stockholders will be governed by the CC Articles and the CC Bylaws. In most respects, the rights of Flagship stockholders and CC stockholders are similar. See "BUSINESS OF CC - Description of CC Capital Stock." While it is not practical to describe all changes in the rights of Flagship stockholders that will result from the difference between the Flagship Articles and Bylaws and the CC Articles and Bylaws, the following is a summary of the material differences.

Significant Differences Between the Corporation Laws of Massachusetts and
Vermont

     Appraisal Rights. Massachusetts grants appraisal rights in more circumstances than does Vermont. Unlike Vermont, Massachusetts grants appraisal rights to stockholders when the corporation sells all or substantially all of its assets or when the corporation adopts any amendment to its Articles of Organization which "adversely affects" the rights of a stockholder. Both Vermont and Massachusetts provide for appraisal rights in the event of a merger or consolidation.

     Calling Stockholders' Meetings. Under Massachusetts law, a special meeting of stockholders may be called by the board of directors or the president and by the clerk upon the written request of the holders of at least 10% of the outstanding shares entitled to vote at such meeting. In the case of corporations with a class of stock registered under the Exchange Act, a special meeting of stockholders may be called by the president or the board of directors and by the clerk upon the written application of the holders of at least 40% of the outstanding shares entitled to vote at the meeting. Under Vermont law, a special meeting of stockholders may be called by the board of directors, any person authorized to do so in the articles of incorporation or the bylaws, or by the secretary upon written request of the holders of at least 10% of all votes entitled to be cast on any issue.

     Cumulative Voting for Directors. Unlike Massachusetts corporate law, Vermont law permits cumulative voting for directors, if provided in the articles of incorporation. CC's Articles and Bylaws do not provide for cumulative voting.

     Stockholder Inspection Rights. Stockholder inspection rights are more extensive in Vermont, extending to books and records of the corporation, whereas in Massachusetts, statutory inspection rights only apply to the articles of organization, bylaws, stock transfer records and records of the meetings of incorporators and stockholders.

     Stockholder Approval for Certain Mergers. Under Vermont law, the surviving corporation need not obtain stockholder approval of a merger if the certificate of incorporation of the surviving corporation is not changed and any stock issued by the surviving corporation in the merger does not exceed 20% of its total shares. Under Massachusetts law, such a merger would require approval by the stockholders of the surviving corporation.

     Indemnification and Exculpation Provisions. Under both Vermont and Massachusetts law, a corporation may indemnify officers and directors against certain liabilities and expenses. However, Vermont law, but not Massachusetts law, requires a corporation to indemnify directors and officers against expenses (including attorneys' fees) reasonably incurred in connection with litigation, to the extent that the director or officer has been successful on the merits or otherwise in defense of the litigation, unless limited by its articles of incorporation. CC's Articles have no such latter limitation. Vermont law is also more specific than Massachusetts law as to the scope of permissible indemnification in a number of respects, including the propriety of making advances to reimburse litigation expenses (including attorneys' fees) incurred by an officer or director prior to final disposition of the litigation.
However, Massachusetts law permits a corporation to adopt a provision eliminating, subject to certain limitations, personal liability of the directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Removal of Directors. Under Vermont and Massachusetts law, except as otherwise provided in a corporation's articles of organization or bylaws, directors may be removed from office with or without cause by the holders of a majority of the shares entitled to vote in the election of directors or with cause by a majority of the directors then in office. Unlike Massachusetts law, Vermont law does not permit directors to remove other directors. Massachusetts law provides that a director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing removal. There is no comparable provision in the Vermont law.

     Under Vermont law, a director may be removed by judicial proceeding commenced by either the corporation or holders of 10% of the voting stock if the court finds that the director engaged in fraudulent or dishonest conduct relating to the corporation, or in a gross abuse of authority or discretion relating to the corporation and removal is in the best interest of the Corporation. There is no comparable provision in Massachusetts law.

     Interested Director Transactions. Vermont law provides that a transaction between a corporation and one of its directors or an entity in which a director has an interest shall not be void or voidable because of such fact, and sets forth the criteria by which such a transaction will be upheld. Massachusetts law has no comparable provision.

     Sale of Assets; Merger. Massachusetts law requires a two-thirds (2/3) vote of the shares of each class of stock outstanding and entitled to vote thereon to authorize a sale, lease or exchange of all or substantially all of a corporation's assets or a merger or consolidation to which the corporation is a party, except that the articles of organization can provide for a greater or lesser (but not less than a majority) vote. Vermont law requires the vote of only the holders of a majority of the outstanding shares entitled to vote to approve such transactions, although the certificate of incorporation may require a higher vote, as do the CC Articles relating to certain "Related" business combinations.

     Certain Business Combinations. The Articles of CC provide that certain "Business Combinations" (as defined therein) require the affirmative vote of at least two-thirds of the "Continuing Directors" (as defined therein), rather than the otherwise required vote of a majority of the Board of Directors, together with the affirmative vote of the holders of two-thirds of the outstanding shares of CC Common Stock. The Articles of CC also contains a so-called "fair price" provision wherein certain "Related Persons" (as defined therein) are required to pay either (i) the highest price per share paid by such Related Person within the two-year period immediately prior to the proposal of the Business Combination or, if higher, the price paid in the transaction in which the Related Person became a Related Person, or (ii) the fair market value on the "Proposal Date" (as defined therein), unless the holders of at least 80 percent of the outstanding shares entitled to vote thereon, exclusive of the shares owned by any Related Person, vote to accept a different price. The Articles of Flagship do not contain a similar provision.

     The CC provisions may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of CC.

     Charter Amendments. Under Massachusetts law, certain amendments to the articles of organization require a two-thirds vote of each class of stock outstanding and entitled to vote thereon, unless the articles of organization provide for a greater or lesser (but not less than a majority) vote. Under Vermont law, amendments to the certificate of incorporation require a majority vote unless the certificate of incorporation requires a higher vote, as do the CC Articles, in certain cases.

     Dividends. Massachusetts does not specify the sources out of which dividends must be paid, nor does it forbid the impairment of capital. Rather, the law imposes liability on the directors if, at the time the Board of Directors authorizes any distribution, such distribution violates the articles of organization of the corporation or if the corporation is then or is thereby rendered insolvent. Vermont does not specify the sources out of which dividends must be paid but it does specify an indebtedness test and an asset-liabilities test.

Significant Differences Between the Charters and Bylaws of Flagship and CC

     The provisions of the Flagship Articles and Bylaws differ from those of the CC Articles and Bylaws in certain material respects, as described below:

     Authorized Stock. The CC Articles authorize CC to issue up to 30,200,000 shares of capital stock, of which 30,000,000 are CC Common Stock and 200,000 are CC Preferred Stock. As of December 29, 1995, CC had not issued any shares of CC Preferred Stock. No holder of CC Common Stock has any preemptive rights to purchase or subscribe for any shares of capital stock of other securities which may be issued by CC.

     The Flagship Articles authorize Flagship to issue up to 5,010,000 shares of capital stock, of which 5,000,000 are Flagship Common Stock. As of December 29, 1995, Flagship had issued and outstanding 1,085,600 shares of Flagship Common Stock. No holder of Flagship Common Stock has any preemptive rights to purchase or subscribe for any shares of capital stock or other securities which may be issued by Flagship.

     Size and Classification of Board of Directors. The CC Articles provide for a classified Board of Directors consisting of three classes of directors, with directors of each class elected by the stockholders to serve for staggered three-year terms. Only one class of directors may be elected by the CC stockholders at each annual meeting, with the remaining directors (in the other classes) continuing with their respective three-year terms. The CC Articles requires that the respective classes of directors be as nearly equal in size as possible. Consequently, the Board of Directors of CC currently consists of one class of 2 and two classes of 4 members, for a total number of directors equal to 10. Flagship also has a staggered board which consists of two classes of 3 and one class of 2 members, for a total number of directors equal to 8.

     Although CC's provision for a classified Board was designed to facilitate continuity, stability and experienced leadership, the classified board significantly extends the time required to make a change in control of the Board and, therefore, may tend to discourage a potential takeover. For information concerning the current directors of CC and Flagship, see "BUSINESS OF CC - Directors and Executive Officers of CC."

     Director Nominations and Other Stockholder Matters. The CC Bylaws provide that director nominations may be made only by the Board of Directors although any stockholder entitled to vote in the election of directors may make a proposal concerning the corporate affairs by submitting the proposal in writing to the Secretary by the second Friday in November. However, the Bylaws of Flagship permit stockholders to nominate directors pursuant to timely notice in writing to the Clerk and by complying with other requirements set forth in the Flagship Bylaws.

     Both CC and Flagship Bylaws provide indemnification for each respective director to the fullest extent permitted by Vermont and Massachusetts law, respectively, for certain expenses and liabilities arising out of such individual's actions as a director, but provides no such indemnification for any director's willful misconduct in the performance of his or her duties as a director.

     The foregoing discussion of certain similarities and material differences between the laws of Massachusetts and Vermont generally and between rights of Flagship stockholders and the rights of CC stockholders under their respective charter documents and Bylaws is only a summary of certain laws and provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the full text of the Massachusetts and Vermont statutes and the charter documents and Bylaws of Flagship and CC.

                                 BUSINESS OF CC


General

     CC, a Vermont corporation organized in 1971, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and its main office is located in Burlington, Vermont. Assets of CC were $1.5 billion at September 30, 1995. CC owns 100 percent of the stock of CTC and BWM. CC has no other active subsidiaries/1/ and engages in no activities other than holding the stock of CTC and BWM.

     CTC was chartered by the Vermont legislature as a commercial bank in 1904 and is the largest bank in Vermont, based on total deposits of approximately $1,115,000,000 and total assets of $1,280,000,000 at September 30, 1995. CTC has its principal office in Burlington, Vermont and operates from 40 locations throughout Vermont.

     CTC offers a wide range of personal and commercial banking services, including the acceptance of demand, savings, and time deposits; making secured and unsecured loans; issuing letters of credit; and offering fee based services. In addition, CTC offers a wide range of trust and trust-related services, including services as executor, trustee, administrator, custodian and guardian. CTC lending services include making real estate, commercial, industrial, agricultural and consumer loans. CTC also offers data processing services consisting primarily of payroll and automated clearing house for several outside clients. CTC provides financial and investment counseling to municipalities and school districts within its service area and also provides central depository, lending, payroll and other banking services for such customers. CTC also provides safe deposit facilities, MasterCard and VISA credit card services. Over 90 percent of CTC's loans are made to individuals and businesses located in Vermont.

     CTC competes on the local and the regional levels with other commercial banks and financial institutions for all types of deposits, loans and trust accounts. Competitors include metropolitan banks and financial institutions based in southern New England and New York, many of which have greater financial resources.

     In the retail market for financial services, competitors include other banks, credit unions, finance companies, and mortgage loan companies.

     In the personal and commercial trust business, competitors include mutual funds, insurance companies, and investment advisory firms.

     On April 26, 1993, CC acquired VerBanc Financial Corp., the holding company of Bellows Falls Trust Company, a Vermont-chartered, FDIC-insured commercial bank with total assets of approximately $73 million, based in Bellows Falls, Vermont with branch offices in Brattleboro, Putney and Londonderry, Vermont. Bellows Falls Trust Company merged into CTC upon consummation of that transaction.

     On March 17, 1995, CC acquired BWM, an FDIC-insured, Massachusetts-chartered, trust company headquartered in Springfield, Massachusetts with branch offices in Amherst, Eastfield and Holyoke, Massachusetts. BWM has approximately $240 million in total assets and operates independently of CTC.

     For further discussion of the business of CC, see its Annual Report on Form 10-K incorporated herein by reference.


__________________________
/1/   CAB was formed for the purpose of consummating the Merger.


Description of CC Capital Stock

  Common Stock

     The following description of the capital stock of CC does not purport to be complete and is subject, in all respects, to applicable Vermont law and to the provisions of the Articles of CC. The following description is qualified by reference to the CC Articles, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement and Prospectus is a part.

     General. As of December 29, 1995, CC Common Stock consisted of 30,000,000 authorized shares, $1.00 par value per share, of which 8,278,789 shares were issued and outstanding and held by approximately 3,077 stockholders (exclusive of treasury shares). CC Common Stock is traded on NASDAQ-NMS. The transfer agent and registrar for CC Common Stock is Bank of Boston.

     Shares of CC Common Stock may be issued from time to time, in such amount and proportions and for such consideration as may be fixed by the Board of Directors of CC. No holder of CC Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by CC. CC Common Stock has no redemption or sinking fund provisions applicable thereto and has no conversion rights.

     The outstanding shares of CC Common Stock are fully paid and non-assessable.

     Liquidation. In the event of any liquidation, dissolution or winding up of CC, whether voluntary or involuntary, the holders of CC Common Stock are entitled to receive, on a share-for-share basis, any assets or funds of CC which are distributable to the holders of CC Common Stock upon such events, subject to the prior rights of creditors of CC and the holders of outstanding shares of CC Preferred Stock, if any.

     Voting. The holders of CC Common Stock are entitled to one vote for each share in all matters voted upon by the stockholders of CC. The shares of CC Common Stock have noncumulative voting rights; consequently, the holders of a majority in interest of CC Common Stock can conceivably elect all of the directors of CC and, in such event, the holders of the remaining shares voting for election of directors would not be able to elect any person or persons to the Board of Directors of CC.

     Dividends. When and if dividends, payable as cash, stock or other property, are declared by the Board of Directors of CC out of funds legally available therefor, the holders of CC Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on CC Common Stock is subject to certain bank regulatory restrictions.

Preferred Stock

     General. Under the CC Articles, the Board of Directors of CC is authorized, without further stockholder action, to provide for the issuance of up to 200,000 shares of CC Preferred Stock, $100.00 par value per share, in one or more series, with such designations or titles; dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of CC; any sinking fund provisions; any redemption or purchase account provision; any conversion provisions; and any voting rights thereof, as shall be set forth as and when established by the Board of Directors of CC.

     As of December 29, 1995, CC had not issued any shares of CC Preferred
Stock.

     Upon consummation of the Merger, approximately 9,600,000 shares of CC will be issued and outstanding, subject to certain adjustments described in "THE MERGER - Terms of the Merger; Consideration to be Received by Flagship Stockholders," and assuming no exercise of dissenters' rights.

                              BUSINESS OF FLAGSHIP


     General. Flagship is an FDIC-insured, Massachusetts trust company which commenced banking operations in December, 1987. As of September 30, 1995, Flagship had total assets of $265,099,000, total loans of $160,934,000 and total deposits of $212,581,000. Flagship's main banking office is located at 306 Main Street, Worcester, Massachusetts. Flagship also has three branch offices in Worcester at 491 Shrewsbury Street, 4 Mower Street, and 75 Gold Star Boulevard. In addition, Flagship opened a branch in the City of Leominster, Massachusetts, at 75 Main Street, earlier this year. For further discussion of the business of Flagship, see its Business Description attached hereto as Appendix F.

     Flagship provides full service commercial and retail banking services to customers, particularly smaller businesses and professionals, within the City of Worcester and its contiguous communities as well as the City of Leominster and its surrounding communities. Flagship's deposit gathering and lending activities are conducted primarily in these communities. Flagship's officers and directors have business and personal ties to the cities of Worcester and Leominster and their surrounding communities. These ties have helped attract customers to Flagship and the quality of the services Flagship offers has assisted in retaining these customers as well as attracting additional customers.

     As a full-service commercial bank, Flagship offers to businesses and consumers checking accounts, NOW and savings accounts, money market accounts, certificates of deposit, and other deposit services such as ATM cards, Express Line telephone banking and cash management services.

     Deposits are Flagship's primary source of funds for investment. Flagship also originates and services residential real estate, home equity and consumer loans and provides commercial loans to small and medium size businesses through conventional or Small Business Administration ("SBA") financing. Flagship has developed many innovative programs in connection with its SBA lending and has attained the status of a "Preferred Lender" in the SBA program. Flagship ranked second to a large Boston-based bank in SBA loan originations in Massachusetts in 1994. Refer to an additional Businesss Description attached hereto as Appendix F.

     Market Price of and Dividends on Flagship Common Stock

     There is no established trading market for Flagship Common Stock. Flagship is aware of several transactions involving the sale of Flagship Common Stock over the last two fiscal years and the current fiscal year to date. However, as such sales have occurred in privately negotiated transactions, Flagship generally is not aware of the sale price.

     There were approximately 358 stockholders of record of Flagship Common Stock as of the Record Date.

     During the last three years, Flagship has regularly declared semi-annual cash dividends of $0.13 to $0.1525 per share.

                           SUPERVISION AND REGULATION

CC, CTC, BWM and Flagship are subject to extensive regulation under federal and state banking laws and regulations. The following discussion of certain of the material elements of the regulatory framework applicable to banks and bank holding companies is not intended to be complete and is qualified in its entirety by the text of the relevant state and federal statutes and regulations. A change in the applicable laws or regulations may have a material effect on the business of CC, CTC, BWM, and/or Flagship.

Regulation of CC

     General. As a bank holding company, CC is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Under the BHC Act, bank holding companies generally may not acquire ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in non-banking activities, subject to certain exceptions. As a bank holding company, CC's activities and those of its non-bank subsidiaries are limited generally to the business of banking and activities determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The Federal Reserve Board has authority to issue cease and desist orders and assess civil money penalties against bank holding companies and their non-bank subsidiaries, officers, directors and other institution-affiliated parties, and to remove officers, directors and other institution-affiliated parties to terminate or prevent unsafe or unsound banking practices or violations of laws or regulations.

     Interstate Acquisitions. Prior to September 29, 1995, under the BHC Act a bank holding company was permitted to acquire a bank in another state only if the law of the state in which the bank to be acquired was located specifically authorized such acquisition of an in-state bank by an out-of-state bank holding company. (As described below under "Recent Banking Legislation - Interstate Banking and Branching", the BHC Act has recently been amended, effective September 29, 1995, to remove this prohibition.) Even prior to this amendment to the BHC Act, state legislation enacted in recent years substantially lessened prior legislative restrictions on geographic expansion by bank holding companies from and into Massachusetts and Vermont. For example, under nationwide reciprocal interstate banking legislation adopted by both states which became effective in 1990, bank holding companies whose subsidiaries' banking operations were principally conducted in any state outside Massachusetts or Vermont were authorized to acquire Massachusetts or Vermont banking organizations, provided that such companies' home states afforded Massachusetts or Vermont banking organizations reciprocal rights to acquire banks in such states.

     Dividends. The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment would be an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsound practice for bank holding companies to pay dividends unless the bank holding company's net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization's capital needs, asset quality, and overall financial condition. CC's ability to pay dividends is dependent upon the flow of dividend income to it from CTC, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies. See "- Regulation of CTC, BWM and Flagship - Dividends."

     Certain Transactions by Bank Holding Companies with Their Affiliates.
There are various legal restrictions on the extent to which bank holding companies, such as CC, and their non-bank subsidiaries may borrow, obtain credit from or otherwise engage in "covered transactions" with their insured depository institution subsidiaries. Such borrowings and other covered transactions by an insured depository institution subsidiary (and its subsidiaries) with its non-depository institution affiliates are limited to the following amounts: (a) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and surplus of the insured depository institution; and (b) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. "Covered transactions" are defined by statute for these purposes to include a loan or extension of credit to an affiliate, a purchase of or investment in securities issued by an affiliate, a purchase of assets from an affiliate unless exempted by the Federal Reserve Board, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any person or company, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. Covered transactions are also subject to certain collateral security requirements. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property of any kind, or furnishing of any service.

     Holding Company Support of Subsidiary Banks. Under Federal Reserve Board policy, CC is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support such subsidiaries. This support of its subsidiary banks may be required at times when, absent such Federal Reserve Board policy, CC might not otherwise be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Liability of Commonly Controlled Depository Institutions. Under the Federal Deposit Insurance Act, as amended ("FDI Act"), an FDIC-insured depository institution, such as CTC or Flagship, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the "default" of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled depository institution in "danger of default." For these purposes, the term "default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur without Federal regulatory assistance.

Regulation of CTC, BWM and Flagship

     General. As FDIC-insured state-chartered banks, CTC, BWM and Flagship are subject to supervision of and regulation by the Commissioner of Banking, Insurance and Securities of the State of Vermont, in connection with CTC, and the Commissioner of Banks of the Commonwealth of Massachusetts in connection with BWM and Flagship (collectively, the "Commissioners") and, for all three banks, by the FDIC. This supervision and regulation is for the protection of depositors, the BIF (as hereinafter defined), and consumers, and is not for the protection of CC's and Flagship's stockholders. The prior approval of the FDIC and the Commissioners is required for CTC, BWM or Flagship to establish or relocate an additional branch office, assume deposits, or engage in any merger, consolidation or purchase or sale of all or substantially all of the assets of any bank or savings association.

     Examinations and Supervision. The FDIC and the Commissioners regularly examine the operations of CTC, BWM and Flagship, including (but not limited to) their capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act and management practices. In addition, CTC, BWM and Flagship are required to furnish quarterly and annual reports of income and condition to the FDIC and periodic reports to the Commissioners. The enforcement authority of the FDIC includes the power to impose civil money penalties, terminate insurance coverage, remove officers and directors and issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations. In addition, under recent federal banking legislation, the FDIC has authority to impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements. See "- Recent Banking Legislation - Prompt Corrective Action" below.

     Dividends. The principal source of CC's revenue is dividends from CTC, its bank subsidiary. Payment of dividends by CTC, BWM and Flagship are subject to certain Vermont and Massachusetts banking law restrictions. Payment of dividends by CTC is subject to Vermont banking law restrictions which require that, except when surplus and paid-in capital together amount to 10% or more of deposits and other liabilities (not including surplus, paid-in capital, capital notes and debentures, and funds held in a fiduciary capacity), at least one-tenth of its net profits must be set aside annually and added to surplus. For a discussion of other restrictions on payment of dividends by CTC, see "Market Price of and Dividends on CC Common Stock."

     The FDIC has authority to prevent CTC, BWM and Flagship from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce their respective bank's capital below safe and sound levels. In addition, recently enacted federal legislation prohibits FDIC-insured depository institutions from paying dividends or making capital distributions that would cause the institution to fail to meet minimum capital requirements. See "- Recent Banking Legislation - Prompt Corrective Action" below.

     Affiliate Transactions. CTC is subject to restrictions imposed by federal law on extensions of credit to, purchases of assets from, and certain other transactions with, affiliates, and on investments in stock or other securities issued by affiliates. Such restrictions prevent CTC from making loans to affiliates unless the loans are secured by collateral in specified amounts and have terms at least as favorable to the bank as the terms of comparable transactions between the bank and non-affiliates. Further, federal and Vermont laws significantly restrict extensions of credit by CTC to directors, executive officers and principal stockholders and related interests of such persons.

     Deposit Insurance. CTC's and Flagship's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Deposit Insurance Act provides that the FDIC shall set deposit insurance assessment rates on a semi-annual basis at a level sufficient to increase the ratio of BIF reserves to BIF-insured deposits to at least 1.25% over a 15-year period commencing in 1991, and to maintain that ratio. Although the recently-established framework of risk-based insurance assessments accomplished this increase in May 1995, and the FDIC has made a substantial reduction in the assessment rate schedule, the BIF insurance assessments may be increased in the future if necessary to maintain BIF reserves at the required level. In addition, certain proposed legislation to recapitalize the Savings Association Insurance Fund ("SAIF"), which insures the deposits of savings associations and certain savings banks, may result in increased BIF assessments. See "-Recent Banking Legislation - Risk-Based Deposit Insurance Assessments" below.

     Federal Reserve Board Policies. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Federal Reserve Board Policies affect the levels of bank earnings on loans and investments and the levels of interest paid on bank deposits through the Federal Reserve System's open-market operations in United States government securities, regulation of the discount rate on bank borrowings from Federal Reserve Banks and regulation of non-earning reserve requirements applicable to bank deposit account balances.

     Consumer Protection Regulation; Bank Secrecy Act. Other aspects of the lending and deposit business of CTC and Flagship that are subject to regulation by the FDIC and the Commissioners include disclosure requirements with respect to interest, payment and other terms of consumer and residential mortgage loans and disclosure of interest and fees and other terms of and the availability of funds for withdrawal from consumer deposit accounts. In addition, CTC and Flagship are subject to federal and state laws and regulations prohibiting certain forms of discrimination in credit transactions, and imposing certain record keeping, reporting and disclosure requirements with respect to residential mortgage loan applications. In addition, CTC and Flagship are subject to federal laws establishing certain record keeping, customer identification, and reporting requirements with respect to certain large cash transactions, sales of travelers checks or other monetary instruments and the international transportation of cash or monetary instruments.

CRA Regulations

     The Community Reinvestment Act ("CRA") requires lenders to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The
FDIC conducts examinations of insured institutions' CRA compliance and rates such institutions as "Outstanding", "Satisfactory", "Needs to Improve" and "Substantial Noncompliance". As of their last CRA examinations, both CC and Flagship received a rating of "Outstanding". Failure of an institution to receive at least a "Satisfactory" rating could inhibit such institution's undertaking certain activities, including acquisitions of other financial institutions, which require regulatory approval based, in part, on CRA compliance considerations. The Federal Reserve Board must take into account the record of performance of each of CC and Flagship in meeting the credit needs of the entire community served by both CC and Flagship, including low and moderate income neighborhoods. As part of the review process, the Federal Reserve Board sometimes receives in merger transactions protests from community groups and others complaining about the poor performance of one of the parties to a proposed merger. Neither CC nor Flagship is aware of any potential CRA protest in the Merger or of any basis for any CRA protests concerning the Merger.

     The federal bank regulatory agencies have jointly issued amendments to the regulations implementing the CRA that revise the CRA framework effective January 1, 1996. These new CRA regulations rely more than the former CRA regulations upon objective criteria of the perfomance of institutions under three key assessment tests: a lending test, a service test and an investment test. CC and Flagship are both committed to meeting the existing or anticipated credit needs of their entire communities, including low and moderate income neighborhoods, consistent with safe and sound operations. At this time, both CC and Flagship are adjusting their procedures to accumulate the information required under the new CRA regulations and neither organization anticipates any problems complying with the changes.

Capital Requirements

     General. The FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by FDIC-insured banks. The Federal Reserve Board has established substantially identical guidelines with respect to the maintenance of appropriate levels of capital, on a consolidated basis, by bank holding companies. If a banking organization's capital levels fall below the minimum requirements established by such guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC or the Federal Reserve Board, respectively, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until such capital levels are achieved. Recently enacted Federal legislation requires federal bank regulators to take "prompt corrective action" with respect to insured depository institutions that fail to satisfy minimum capital requirements and imposes significant restrictions on such institutions. See "- Recent Banking Legislation - Prompt Corrective Action" below.

     Leverage Capital Ratio. The regulations of the FDIC require FDIC-insured banks to maintain a minimum "Leverage Capital Ratio" or "Tier 1 Capital" (as defined in the Risk-Based Capital Guidelines discussed in the following paragraphs) to Total Assets of 3.0%. The regulations of the FDIC state that only banks with the highest federal bank regulatory examination rating will be permitted to operate at or near such minimum level of capital. All other banks, including Flagship and CTC, are expected to maintain an additional margin of capital, equal to at least 1% to 2% of Total Assets, above the minimum ratio. Any bank experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. The Federal Reserve Board's guidelines impose substantially similar leverage capital requirements on bank holding companies on a consolidated basis.

     Risk-Based Capital Requirements. The regulations of the FDIC also require FDIC-insured banks to maintain minimum capital levels measured as a percentage of such banks' risk-adjusted assets. A bank's qualifying total capital ("Total Capital") for this purpose may include two components - "Core" (Tier 1) Capital and "Supplementary" (Tier 2) Capital. Core Capital consists primarily of common stockholders' equity, which generally includes common stock, related surplus and retained earnings, certain non-cumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries, and (subject to certain limitations) mortgage servicing rights and purchased credit card relationships, less all other intangible assets (primarily goodwill). Supplementary Capital elements include, subject to certain limitations, a portion of the allowance for losses on loans and leases, perpetual preferred stock that does not qualify for inclusion in Tier 1 capital, long-term preferred stock with an original maturity of at least 20 years and related surplus, certain forms of perpetual debt and mandatory convertible securities, and certain forms of subordinated debt and intermediate-term preferred stock.

     The risk-based capital rules of the FDIC and the Federal Reserve Board assign a bank's balance sheet assets and the credit equivalent amounts of the bank's off-balance sheet obligations to one of four risk categories, weighted at 0%, 20%, 50% or 100%, respectively. Applying these risk-weights to each category of the bank's balance sheet assets and to credit the equivalent amounts of the bank's off-balance sheet obligations and summing the totals results in the amount of the bank's total Risk-Adjusted Assets for purposes of the risk-based capital requirements. Risk-Adjusted Assets can either exceed or be less than reported balance sheet assets, depending on the risk profile of the banking organization. Risk-Adjusted Assets for institutions such as CTC will generally be less than reported balance sheet assets because its retail banking activities include proportionally more residential mortgage loans with a lower risk weighing and relatively smaller off-balance sheet obligations.

     Effective as of December 31, 1992, the risk-based capital regulations require all banks to maintain a minimum ratio of Total Capital to Risk-Adjusted Assets of 8.0%, of which at least one-half (4.0%) must be Core (Tier 1) Capital. For the purpose of calculating these ratios: (i) a banking organization's Supplementary Capital eligible for inclusion in Total Capital is limited to no more than 100% of Core Capital; and (ii) the aggregate amount of certain types of Supplementary Capital eligible for inclusion in Total Capital is further limited. For example, the regulations limit the portion of the allowance for loan losses eligible for inclusion in Total Capital to 1.25% of Risk-Adjusted Assets. The Federal Reserve Board has established substantially identical risk-based capital requirements which are applied to bank holding companies on a consolidated basis.

     Effective September 1, 1995, the FDIC amended its risk-based capital regulation to provide explicitly for consideration of interest rate risk in the FDIC's overall evaluation of a bank's capital adequacy. The intended effect of the amendment is to insure that banks effectively measure and monitor their interest rate risk, and that they maintain capital adequate for that risk. A bank deemed by the FDIC to have excessive interest rate risk exposure may be required by the FDIC to maintain additional capital (that is, capital in excess of the minimum ratios discussed above). Both CC and Flagship believe that this amendment will not have a material adverse effect on them.

     At December 31, 1994, CC's consolidated Total and Tier 1 Risk-Based Capital Ratios were 12.82% and 11.46%, respectively, and its Leverage Capital Ratio was 8.41%. As of September 30, 1995, CC's consolidated Total and Tier 1 Risk-Based Capital Ratios were 12.43% and 11.06%, respectively, and its Leverage Capital Ratio was 8.14%. CC's consolidated Total and Tier 1 Risk-Based Capital Ratios at December 31, 1993 were 12.41% and 11.05%, respectively, and its Leverage Capital Ratio was 8.13%.

     At December 31, 1994, Flagship's Total and Tier 1 Risk-Based Capital Ratios were 12.16% and 10.91%, respectively, and its Leverage Capital Ratio was 7.03%. As of September 30, 1995, Flagship's Total and Tier 1 Risk-Based Capital Ratios were 11.75% and 10.50%, respectively, and its Leverage Capital Ratio was 7.13%. Flagship's Total and Tier 1 Risk-Based Capital Ratios at December 31, 1993 were 11.23% and 9.98%, respectively, and its Leverage Capital Ratio was 6.82%.

     Based on the above figures and accompanying discussion, both CC and Flagship exceed all regulatory capital requirements on an historical as well as on a pro forma basis.

Recent Banking Legislation

     General. On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. FDICIA extensively revised the regulatory and funding provisions of the FDI Act and made revisions to several federal banking statutes. In addition, there has been certain other recent banking legislation. Certain of these changes are summarized below.

     Prompt Corrective Action. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" with respect to, and imposes significant restrictions on, any bank that fails to satisfy its applicable minimum capital requirements. FDICIA establishes five capital categories consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, a bank that has a Total Risk-Based Capital Ratio of 10.0% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater and a Leverage Capital Ratio of 5.0% or greater, and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure is deemed to be "well capitalized." A bank that has a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater and a Leverage Capital Ratio of 4.0% or greater and does not meet the definition of a well capitalized bank is considered to be "adequately capitalized." A bank that has a Total Risk-Based Capital Ratio of less than 8.0% or has a Tier 1 Risk-Based Capital Ratio that is less than 4.0% or generally a Leverage Capital Ratio of less than 4.0% is considered "undercapitalized." A bank that has a Total Risk-Based Capital Ratio of less than 6.0%, or a Tier 1 Risk-Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0% is considered to be "significantly undercapitalized," and a bank that has a ratio of tangible equity to total assets equal to or less than 2% is deemed to be "critically undercapitalized."
A bank may be deemed to be in a capital category lower than is indicated by its actual capital position if it is determined to be in an unsafe or unsound condition or receives an unsatisfactory examination rating. At September 30, 1995, CTC's and Flagship's ratios of tangible equity to total assets as calculated under the prompt corrective action rule were 8.14% and 7.13%, respectively. FDICIA generally prohibits a bank from making capital distributions (including payment of dividends) or paying management fees to controlling stockholders or their affiliates if, after such payment, the bank would be undercapitalized.

     Under FDICIA and the applicable implementing regulations, an undercapitalized bank will be (i) subject to increased monitoring by the FDIC;
(ii) required to submit to the FDIC an acceptable capital restoration plan (guaranteed, subject to certain limits, by the bank's holding company) within 45 days; (iii) subject to strict asset growth limitations; and (iv) required to obtain prior regulatory approval for certain acquisitions, transactions not in the ordinary course of business, and entry into new lines of business. In addition to the foregoing, the FDIC may issue a "prompt corrective action directive" to any undercapitalized institution. Such a directive may require sale or recapitalization of the bank, impose additional restrictions on transactions between the bank and its affiliates, limit interest rates paid by the bank on deposits, limit asset growth and other activities, require divestiture of the subsidiaries, require replacement of directors and officers, and restrict capital distributions by the bank's parent holding company.

     In addition to the foregoing, a significantly undercapitalized institution may not award bonuses or increases in compensation to its senior executive officers until it has submitted an acceptable capital restoration plan and received approval from the FDIC.

     Not later than 90 days after an institution becomes critically undercapitalized, the appropriate federal banking agency for the institution must appoint a receiver or, with the concurrence of the FDIC, a conservator, unless the agency, with the concurrence of the FDIC, determines that the purposes of the prompt corrective action provisions would be better served by another course of action. FDICIA requires that any alternative determination be "documented" and reassessed on a periodic basis. Notwithstanding the foregoing, a receiver must be appointed after 270 days unless the appropriate federal banking agency and the FDIC certify that the institution is viable and not expected to fail.

     Risk-Based Deposit Insurance Assessments. Effective January 1, 1993, a transitional risk-based structure was implemented by the FDIC pursuant to FDICIA and the average assessment rate paid by Savings Association Insurance Fund-insured and BIF-insured institutions was increased. Under the rule implementing the transitional system, the FDIC assigned an institution to one of three capital categories consisting of (1) well capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three supervisory categories. An institution's assessment rate depended on the capital category and supervisory category to which it was assigned. Under the transitional system, there were nine assessment risk classifications (i.e., combinations of capital categories and supervisory subgroups within each capital group) to which the differing assessment rates were applied. Assessment rates ranged from 0.23% of domestic deposits for an institution in the lowest risk category (i.e., well-capitalized and healthy from a supervisory standpoint), to 0.31% of domestic deposits for institutions in the highest risk category (i.e., undercapitalized and unhealthy from a supervisory standpoint). The risk classification to which an institution is assigned by the FDIC is confidential and may not be disclosed.

     On June 17, 1993, the FDIC adopted a final rule establishing a new risk-based system that was implemented beginning with the semi-annual assessment period commencing on January 1, 1994, as required under FDICIA. Except for limited changes, the structure of the new risk-based system is substantially the same as the structure of the transitional system it replaced and (until recently) retained the same range of assessment rates. Under the FDIC rule implementing the new risk-based system, an institution's deposit insurance assessment rate is determined by assigning the institution to a capital category and a supervisory subgroup to determine which one of the nine risk classification categories is applicable, in substantially the same manner as for the transitional system discussed above. The FDIC is authorized to raise the assessment rates in certain circumstances. If the FDIC determines to increase the assessment rates for all institutions, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and may raise BIF insurance premiums again in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of CC and Flagship, the extent of which is not currently quantifiable.

     On August 8, 1995, in view of the successful recapitalization of the BIF, the FDIC lowered the assessment rate schedule for BIF-insured institutions from a range of 0.23% to 0.31% of domestic deposits to a range of 0.04% to 0.31% of domestic deposits, with intermediate rates of 0.07%, 0.14%, 0.21% and 0.28%.
The FDIC has estimated that approximately 90% of BIF-insured institutions qualify for the lowest rate of 0.04%. The insurance assessment rate for CTC is now 0.04%, and for Flagship is now 0.04%. This reduction in the assessment rate schedule was made retroactive to June 1, 1995 (the FDIC having determined that the BIF achieved the statutorily-required reserve ratio of 1.25% on May 31,
1995), and on September 15, 1995 the FDIC paid refunds (reflecting the new rate schedule) to banks which overpaid their BIF assessments for the period June 1, 1995 through September 30, 1995. CTC received a refund (plus interest) totaling $780,000, and Flagship received a refund (plus interest) totaling $123,000.

     On November 14, 1995, the FDIC again lowered the assessment rate schedule for BIF-insured institutions, effective for the semiannual assessment period beginning January 1, 1996, from a range of 0.04% to 0.31% of domestic deposits to a range of the statutory annual minimum assessment of $2,000 per institution (regardless of size) to 0.27% of domestic deposits, with intermediate rates of 0.03%, 0.10%, 0.17% and 0.24%. The FDIC indicated that it took this action in view of the historically high reserve ratio of the BIF (approximately 1.30% of insured deposits), the general health of the banking industry, the low projected losses to the BIF, and the strength of the economy. The FDIC has estimated that approximately 92% of BIF-insured institutions will qualify for the minimum annual assessment of $2,000, and it is expected that CTC, BWM and Flagship will qualify for the minimum annual assessment under this new assessment rate schedule. The new assessment rate schedule does not reflect the possible impact upon assessment rates of the proposed legislation to recapitalize the SAIF, discussed below.

     Although the BIF has now been recapitalized, the SAIF remains seriously undercapitalized, and the Congress is currently considering legislation to recapitalize the SAIF. Among other things, this proposed legislation would, if enacted into law, (1) require BIF-insured institutions to pay most of the annual interest on the Financing Corporation ("FICO") bonds issued in 1987 to begin funding the resolution of the problems in the savings and loan industry, which may result in an increase of 0.025% (or more) of domestic deposits in the assessment rates applicable to BIF-insured institutions, and (2) following the recapitalization of the SAIF, merge the SAIF into the BIF, resulting in the assumption by the BIF of the risk of loss from the possible failure of institutions now insured by the SAIF, and the possibility of higher BIF assessments to cover such losses or to establish special reserves (not counted toward the statutorily-required reserve ratio) against anticipated losses. At the end of October 1995, different versions of such legislation had been approved by both the House of Representatives and the Senate as parts of budget reconciliation bills. A House-Senate conference committee is attempting to resolve the differences between these two bills (including the provisions relating to the recapitalization of the SAIF). Although the passage of some form of legislation to recapitalize the SAIF appears likely in the near future, the ultimate form of such legislation, including the timing and amounts of any payments to be made thereunder by BIF-insured institutions, and the effect (if any) of such legislation on possible future losses of the BIF or the insurance assessment rate schedule for BIF-insured institutions, can not be determined at this time.

     Brokered Deposits and Pass-Through Deposit Insurance Limitations. Under FDICIA, a bank cannot accept brokered deposits unless it either (i) is "Well Capitalized" or (ii) is "Adequately Capitalized" and has received a written waiver from the FDIC. For this purpose, "Well Capitalized" and "Adequately Capitalized" have the same definitions as in the Prompt Corrective Action regulations. See "- Prompt Corrective Action" above. Banks that are not in the "Well Capitalized" category are subject to certain limits on the rates of interest they may offer on any deposits (whether or not obtained through a third-party deposit broker). Pass-through insurance coverage is not available for deposits of certain employee benefits plans in banks that do not satisfy the requirements for acceptance of brokered deposits, except that pass-through insurance coverage will be provided for employee benefit plan deposits in institutions which at the time of acceptance of the deposit meet all applicable regulatory capital requirements and send written notice to their depositors that their funds are eligible for pass-through deposit insurance. Although eligible to do so, CTC does not accept brokered deposits.

     Conservatorship and Receivership Amendments. FDICIA authorizes the FDIC to appoint itself conservator or receiver for a state-chartered bank under certain circumstances and expands the grounds for appointment of a conservator or receiver for an insured depository institution to include (i) consent to such action by the board of directors of the institution; (ii) cessation of the institution's status as an insured depository institution; (iii) the institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, or fails to become adequately capitalized when required to do so, or fails to timely submit an acceptable capital plan, or materially fails to implement an acceptable capital plan; and (iv) the institution is critically undercapitalized or otherwise has substantially insufficient capital. FDICIA provides that an institution's directors shall not be liable to its stockholders or creditors for acquiescing in or consenting to the appointment of the FDIC as receiver or conservator for, or as a supervisor in the acquisition of, the institution.

     Real Estate Lending Standards. FDICIA requires the federal bank regulatory agencies to adopt uniform real estate lending standards. The FDIC has adopted implementing regulations which establish supervisory limitations on Loan-to-Value ("LTV") ratios in real estate loans by FDIC-insured banks. The regulations require FDIC-insured banks to establish LTV ratio limitations within or below the prescribed uniform range of supervisory limits.

     Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure;
(v) asset growth; and (vi) compensation, fees and benefits. The compensation standards would prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide "excessive" compensation, fees or benefits, or that could lead to material financial loss. In addition, the federal bank regulatory agencies are required by FDICIA to prescribe standards specifying;
(i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly-traded shares of depository institutions and depository institution holding companies. The FDIC has issued regulations implementing certain of these provisions.

     Activities and Investments of Insured State Banks. FDICIA provides that FDIC-insured state banks such as CTC and Flagship may not engage as a principal, directly or through a subsidiary, in any activity that is not permissible for a national bank unless the FDIC determines that the activity does not pose a significant risk to the BIF, and the bank is in compliance with its applicable capital standards. In addition, an insured state bank may not acquire or retain, directly or through a subsidiary, any equity investment of a type, or in an amount, that is not permissible for a national bank.

     Subject to certain limited exceptions, the foregoing provisions of FDICIA prohibit insured state banks such as CTC and Flagship or any subsidiary of such insured state banks from retaining or acquiring equity investments. However, under an exception in the statute, an insured state bank such as CTC and Flagship that (i) is located in a state such as Vermont or Massachusetts which authorized, as of September 30, 1991, state banks to invest in common or preferred stock listed on a national securities exchange ("listed stock") or shares of an investment company registered under the Investment Company Act of 1940 ("registered shares") and (ii) during the period beginning September 30, 1990 and ending on November 26, 1991 made or maintained investments in listed stocks and registered shares, may retain whatever listed stock or registered shares it lawfully acquired or held prior to December 19, 1991 and may continue to acquire listed stock or registered shares which may not exceed, taken together in the aggregate, 100% of the bank's Tier 1 Capital. In order to acquire or retain any listed stock or registered shares under this exception, the bank must file a one-time notice with the FDIC containing specified information, and the FDIC must determine that acquiring or retaining the listed stock or registered shares will not pose a significant risk to BIF. Any such approval may be subject to whatever conditions or restrictions the FDIC determines to be necessary or appropriate and will terminate with respect to further acquisitions of listed stock or registered shares if the bank or its holding company experiences a change in control and in certain other circumstances. CTC filed the one-time notice with the FDIC and the FDIC did not object.

     Insured state banks are required to divest any equity investments made impermissible by FDICIA including any listed stock and registered shares for which FDIC approval is not obtained, as quickly as prudently possible but in no event later than December 19, 1996, and to submit a plan for such divestiture to the FDIC.

     Consumer Protection Provisions. FDICIA also includes provisions requiring advance notice to regulators and customers for any proposed branch closing and authorizing (subject to future appropriation of the necessary funds) reduced insurance assessments for institutions offering "lifeline" banking accounts or engaged in lending in distressed communities. FDICIA also includes provisions requiring depository institutions to make additional and uniform disclosures to depositors with respect to the rates of interest, fees and other terms applicable to consumer deposit accounts.

     Depositor Priority Statute. Effective August 10, 1993, the FDI Act was amended to provide that, in the liquidation or other resolution by any receiver of a bank insured by the FDIC, the claims of depositors have priority over the general claims of other creditors. Hence, in the event of the liquidation or other resolution of a banking subsidiary of CC, the general claims of CC as creditor of such banking subsidiary would be subordinate to the claims of the depositors of such banking subsidiary, even if the claims of CC were not by their terms so subordinated. In addition, this statute may, in certain circumstances, increase the costs to banks of obtaining funds through nondeposit liabilities.

     Interstate Banking and Branching. On September 29, 1994, the President of the United States signed in to law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal Act"). Beginning September 29, 1995, an adequately capitalized and managed bank holding company may (with Federal Reserve Board approval) acquire control of banks outside its principal state of operations, without regard to whether such acquisitions are permissible under state law. States may, however, limit the eligibility of banks to be acquired by an out-of-state bank holding company to banks in existence for a minimum period of time (not in excess of five years). No bank holding company may make an acquisition outside its principal state of operations which would result in it controlling more than 10% of the total amount of deposits of all insured depository institutions in the United States, or 30% or more of the total deposits of insured depository institutions in any state (unless such limit is waived, or a more restrictive or permissible limit is established, by a particular state). In addition, beginning June 1, 1997, banks may branch across state lines either by merging with banks in other states or by establishing new branches in other states. The date relating to interstate branching through mergers may be accelerated by any state, and such mergers may be prohibited by any state. The provision relating to establishing new branches in another state requires a state's specific approval. The Vermont Commissioner made recommendations to the Vermont legislature in November, 1995 that Vermont should enact laws and regulations on interstate branching in response to the Riegle-Neal Act. In her report to the legislature, the Vermont Commissioner recommended that the legislature adopt legislation to accelerate the effective date of interstate branching through mergers to July 1, 1996 (that is, to "opt-in early") by permitting out-of-state banks to acquire Vermont banks in existence for at least five years, or branches in existence for at least one year, subject (prior to July 1, 1997) to the reciprocity requirements that banks from another state may so branch through mergers into Vermont only if Vermont banks may so branch through mergers into that other state by acquiring banks or branches in that state. The Vermont Commissioner recommended that the legislature not adopt legislation permitting interstate branching through the establishment of new branches (so called "de novo branching"). No prediction can be made whether the Vermont legislature will enact legislation to implement the recommendations of the Vermont Commissioner, or other legislation relating to interstate branching. Since 1990, Massachusetts has had nationwide reciprocal interstate banking legislation permitting out-of-state banks to conduct banking operations in that state both by mergers and by establishing new banks, subject to the reciprocity requirements that banks from another state may acquire banks in Massachusetts only if Massachusetts banks may conduct banking operations in that state. CC is unable to predict the ultimate impact of this new interstate banking legislation on it or its competitors.

     The United States Congress has periodically considered and adopted legislation which has resulted in and could result in further regulation or deregulation of both banks and other financial institutions. Such legislation could place CC, CTC, BWM or Flagship in more direct competition with other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be enacted or as to the effect of such legislation on the business of CC, CTC, BWM or Flagship.

                                     EXPERTS

     The consolidated financial statements of CC and subsidiaries as of December 31, 1994 and 1993, and for each of the years then ended, incorporated by reference in this Proxy Statement and Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated statements of income, changes in stockholders' equity and cash flows of CC and subsidiaries for the year ended December 31, 1992, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Flagship included in this Proxy Statement and Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of BWM included in this Proxy Statement and Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Coopers and Lybrand L.L.P., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           VALIDITY OF CC COMMON STOCK

     The validity of the CC Common Stock offered in connection with the Merger will be passed upon by F. Sheldon Prentice, Esq., Secretary of CC. Certain federal income tax consequences of the Merger and other legal matters in connection with the Merger will be passed upon by Piper & Marbury LLP, New York, New York and Baltimore, Maryland, special counsel to CC.

                            PRO FORMA FINANCIAL DATA

     The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the Merger of Flagship with and into CAB, a wholly-owned subsidiary of CC, using the "pooling of interests" method of accounting assuming the merger had occurred on September 30, 1995. Under the "pooling of interests" method of accounting, the recorded amount of assets and liabilities of CC and Flagship will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of CC and Flagship will be combined on CC's consolidated balance sheet. Income and other financial statements of CC issued after the Effective Time will be restated retroactively to reflect the consolidated operations of CC and Flagship as if CC and Flagship have always been combined.

     The unaudited pro forma condensed statements of operations present the results of operations of CC and Flagship for the nine months ended September 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992, assuming the merger had been effective on January 1, 1992. See "THE MERGER - Accounting Treatment." The pro forma financial statements reflect the exchange of Flagship shares of Common Stock for CC Common Stock in connection with the Merger at 1.2 shares of CC for each share of Flagship. This unaudited pro forma financial data should be read in conjunction with the consolidated historical financial statements of Flagship and CC, including the respective notes thereto, which are delivered with and/or incorporated by reference in this Proxy Statement and Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

     The unaudited pro forma condensed statements of operations for the nine months ended September 30, 1995 and 1994 and the year ended December 31, 1994 include the results of operations of BWM assuming the acquisition of BWM had occurred at January 1, 1994. Because the BWM transaction was consummated March 17, 1995, the BWM results of operations after that date are included in the CC historical income statement data for the nine months ended September 30, 1995.

     The pro forma financial data are for information purposes only and are not necessarily indicative of the results of future operations of the merged entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated. Moreover, the pro forma condensed financial statements reflect preliminary pro forma adjustments made to combine Flagship with CC utilizing the "pooling of interests" method of accounting. The actual adjustments will be made as of the Effective Time of the Merger and may differ from those reflected in the pro forma financial statements.

                              CHITTENDEN CORPORATION
                         PRO FORMA CONDENSED BALANCE SHEET
                                September 30, 1995
                              (Dollars in Thousands)
                                    (Unaudited)

                                    CC         Flagship     Pro Forma     Pro
                               (Historical)  (Historical)  Adjustments   Forma
                                                              DR(CR)
                               ------------------------------------------------
ASSETS
Cash and Cash Equivalents            151632         12495        -      164127
Investment Securities
 Available for Sale                  258991         48977        -      307968
Investment Securities Held
 for Investment                        9747         35386        -       45133
Loans                               1049790        160934        -     1210724
  Allowance for Loan Losses          -24536         -3062        -      -27598
                                    ------------------------------------------
   Net Loans                        1025254        157872        -     1183126
Premises and Equipment                18600          6356        -       24956
Intangibles                           11481             -        -       11481
Other Assets                          47103          4013        -       51116
                                    ------------------------------------------
   Total Assets                     1522808        265099        -     1787907
                                    ==========================================
LIABILITIES AND STOCKHOLDERS'
EQUITY
Liabilities:
 Total Deposits                     1305416        212581        -     1517998
 Short-Term Borrowings                60922         31109        -       92031
 Other Liabilities                    25541          3532        -       29072
                                    ------------------------------------------
  Total Liabilities                 1391879        247222        -     1639101

Stockholders' Equity:                                         3134 (1)
 Common Stock-Par Value                8542          3134    -1303 (1)    9845

 Surplus                              58982         10856    -3134 (1)   71547
                                                              1303 (1)
                                                               122 (1)
Retained Earnings                     68008          4036        -       72044
Security Valuation Allowance,
 Net of Taxes                          -561           -27        -        -588
Treasury Stock, at Cost               -3967          -122     -122 (1)   -3967
Unearned Portion of Employee
 Restricted Stock                       -75             -        -         -75
                                     -----------------------------------------
  Total Stockholders' Equity         130929         17877        -      148806
                                     ------------------------------------------
  Total Liabilities and
   Stockholders' Equity             1522808        265099        -     1787907
                                    ===========================================

See Notes to Pro Forma Condensed Financial Statements



                             CHITTENDEN CORPORATION
                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 For the Nine Months Ended September 30, 1995
                  (Dollars in Thousands, Except Share Data)
                                  (Unaudited)



                                                                              Pro
                                                                Pro          Forma                    Purchase
                                                               Forma          CC-                    Accounting
                                       CC        Flagship    Adjustments    Flagship       BWM       Adjustments   Pro
                                   (Historical) (Historical)    DR(CR)      Subtotal   (Historical)   DR(CR)(4)   Forma
                                    -------------------------------------------------------------------------------------
Interest Income:
 Interest and Fees on Loans           71057        10939           -         81996        3185          -26       85207
 Interest and Dividends on
  Securities                          12430         3865           -         16295         503            -       16798
 Other                                 1360          159           -          1519           -            -        1519
                                     ------------------------------------------------------------------------------------

   Total Interest Income              84847        14963           -          9981        3688          -26      103524


Interest Expense:
 Deposits                             34704         3947           -         38651        1272         -384       39539
 Other                                 2056         1026           -          3082         277            -        3359
                                     -------------------------------------------------------------------------------------
   Total Interest Expense             36760         4973           -         41733        1549         -384       42898
                                     =====================================================================================
Net Interest Income Before
 Provision for Possible
 Loan Losses                          48087         9990           -         58077        2139         -410       60626
Provision for Possible
 Loan Losses                           2750          600           -          3350        1200            -        4550
                                     -------------------------------------------------------------------------------------
Net Interest Income After
 Provision for Possible
 Loan Losses                          45337         9390           -         54727         939         -410       56076

Noninterest Income                    21773          839           -         22612          76            -       22688
Noninterest Expenses                  44208         7052           -         51260        1730          173       53163
                                     -------------------------------------------------------------------------------------
Income (Loss) Before Income
 Taxes                                22902         3177           -         26079        -715         -237       25601
Provision (Benefit) for Income
 Taxes                                 7414         1177           -          8591        -243          132        8480
                                     -------------------------------------------------------------------------------------
Net Income (Loss)                     15488         2000           -         17488        -472         -105       17121
                                     =====================================================================================
Weighted Average Common
 and Common Equivalent
 Shares Outstanding                 8263179                                9646347                               98.64717 (7)

Earnings Per Share
 Fully Diluted                         1.87                                   1.81                                  1.74
 Primary                               1.88                                   1.82                                  1.74


See Notes to Pro Forma Condensed Financial Statements







                                     CHITTENDEN CORPORATION
                            PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                             For Nine Months Ended September 30, 1994
                            (Dollars in Thousands, Except Share Data)
                                          (Unaudited)

                                                       Pro    Pro Forma                Purchase
                                                      Forma     CC-                   Accounting
                                CC        Flagship    Adjust. Flagship       BWM      Adjustments       Pro
                           (Historical) (Historical)  DR(CR)  Subtotal   (Historical)  DR(CR)(5)       Forma
                           ---------------------------------------------------------------------------------
Interest Income:

Interest and Fees on Loans     51616         8221          -     59837        9441       -427          69705
Interest and Dividends on
 Securities                     9597         3242          -     12839        1659          -          14498
Other                            588          444          -      1032           -          -           1032
                               -----------------------------------------------------------------------------
Total Interest Income          61801        11907          -     73708       11100       -427          85235

Interest Expense:
 Deposits                      20647         3088          -     23735        4178        609          28522
 Other                          1380          453          -      1833         164          -           1997
                               -----------------------------------------------------------------------------
 Total Interest Expense        22027         3541          -     25568        4342        609          30519
                               -----------------------------------------------------------------------------
Net Interest Income Before
 Provision for Possible Loan
 Losses                        39774         8366          -     48140        6758        182          54716
Provision for Possible Loan
 Losses                         3400          750          -      4150        1050          -           5200
                               -----------------------------------------------------------------------------
Net Interest Income After
 Provision for Loan Losses     36374         7616          -     43990        5708        182          49516

Noninterest Income             17035          968          -     18003         402          -          18405
Noninterest Expenses           36543         5581          -     42124        4366        921          47411
                               -----------------------------------------------------------------------------
Income (Loss) Before Income
 Taxes                         16866         3003          -     19869        1744       1103          20510
Provision (Benefit) for
 Income Taxes                   5615         1144          -      6759         689       -322           7126
                               -----------------------------------------------------------------------------
Net Income (Loss)              11251         1859          -     13110        1055        781          13384
                               =============================================================================
Weighted Average Common
 and Common Equivalent
 Shares Outstanding          7958431                           9255800                              10040206

Earnings Per Share
 Fully Diluted                  1.42                              1.42                                  1.33
 Primary                        1.42                              1.42                                  1.33

SEE NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

                             CHITTENDEN CORPORATION
                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1994
                  (Dollars in Thousands, Except Share Data)
                                  (Unaudited)

                                                              Pro Forma               Purchase
                                                                CC-                  Accounting
                                       CC        Flagship     Flagship     BWM       Adjustments    Pro
                                  (Historical) (Historical)   Subtotal (Historical)   DR(CR)(6)    Forma
                                  --------------------------------------------------------------------------
Interest Income:
 Interest and Fees on Loans           71055        11257       82312      13218        -551        96081
 Interest and Dividends on
  Securities                          12993         4425       17418       2174           -        19592
 Other                                  882          687        1569         19           -         1588
                                      ----------------------------------------------------------------------
   Total Interest Income              84930        16369      101299      15411        -551       117261

Interest Expense:
 Deposits                             29225         4210       33435       5625         686        39746
 Other                                 1800          726        2526        303           -         2829
                                      ----------------------------------------------------------------------
   Total Interest Expense             31025         4936       35961       5928         686        42575
                                      ----------------------------------------------------------------------
Net Interest Income Before
 Provision for Possible
 Loan Losses                          53905        11433       65338       9483         135        74686
Provision for Possible
 Loan Losses                           4300         1200        5500       1410           -         6910
                                      ----------------------------------------------------------------------
Net Interest Income After
 Provision for Possible
 Loan Losses                          49605        10233       59838       8073         135        67776

Noninterest Income                    23525         1583       25108        568           -        25676
Noninterest Expenses                  49867         7818       57685       6235        1228        65148
                                      ----------------------------------------------------------------------
Income Before Income Taxes            23263         3998       27261       2406        1363        28304
Provision (Benefit) for Income
 Taxes                                 7726         1498        9224        992        -383         9833
                                      ----------------------------------------------------------------------
Net Income                            15537         2500       18037       1414         980        18471
                                      ======================================================================
Weighted Average Common
 and Common Equivalent
 Shares Outstanding                 7879826                  9178346                             9962752 (7)

Earnings Per Share
 Fully Diluted                         1.97                     1.97                                1.85
 Primary                               1.97                     1.97                                1.85

See Notes to Pro Forma Condensed Financial Statements



                              CHITTENDEN CORPORATION
                   PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                       For the Year Ended December 31, 1993
                     (Dollars in Thousands, Except Share Data)
                                  (Unaudited)

                                                                  Pro Forma
                                          CC         Flagship    Adjustments    Pro
                                     (Historical)  (Historical)     DR(CR)     Forma
                                     -----------------------------------------------
Interest Income:

 Interest and Fees on Loans           69979         10054            -         80033
 Interest and Dividends on
  Securities                           9557          3691            -         13248
 Other                                  267           341            -           608
                                      -----------------------------------------------
 Total Interest Income                79803         14086            -         93889

Interest Expense:
 Deposits                             27870          4285            -         32155
 Other                                 1704           536            -          2240
                                      -----------------------------------------------
  Total Interest Expense              29574          4821            -         34395
                                      -----------------------------------------------
Net Interest Income Before
 Provision for Possible Loan
 Losses                               50229          9265            -         59494
Provision for Possible Loan
 Losses                                6600          1535            -          8135
                                      -----------------------------------------------
Net Interest Income After
 Provision for Loan Losses            43629          7730            -         51359

Noninterest Income                    24308          2268            -         26576
Noninterest Expenses                  51097          7426            -         58523
                                      -----------------------------------------------
Income Before Income Taxes            16840          2572            -         19412
Provision for Income Taxes             5243           667            -          5910
                                      -----------------------------------------------
Income Before Cumulative
 Effect of Change in
 Accounting Principle                 11597          1905            -         13502
Cumulative Effect of Change
 in Accounting Principle               -575             -         -575 (3)         -
                                      -----------------------------------------------
Net Income                            11022          1905         -575         13502
                                      ===============================================
Weighted Average Common and
 Common Equivalent Shares
 Outstanding                        7759357                                  9051637
Earnings Per Share
 Before Cumulative Effect of
  Change in Accounting
  Principle                            1.50
 Cumulative Effect of Change
  in Accounting Principle              -.08
 Fully Diluted                         1.42                                    1.43
 Primary                               1.42                                    1.43

See Notes to Pro Forma Condensed Financial Statements

                              CHITTENDEN CORPORATION
                   PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                       For the Year Ended December 31, 1992
                     (Dollars in Thousands, Except Share Data)
                                  (Unaudited)


                                                               Pro Forma
                                       CC         Flagship    Adjustments    Pro
                                  (Historical)  (Historical)     DR(CR)     Forma
                                  -----------------------------------------------
Interest Income:

 Interest and Fees on Loans           75086         11838           -      86924
 Interest and Dividends on
  Securities                          11361          2778           -      14139
 Other                                  537           277           -        814
                                  -----------------------------------------------
  Total Interest Income               86984         14893           -     101877

Interest Expense:
 Deposits                             38911          5648           -      44559
 Other                                 2389           473           -       2862
                                  -----------------------------------------------
  Total Interest Expense              41300          6121           -      47421
                                  -----------------------------------------------
Net Interest Income Before
 Provision for Possible
 Loan Losses                          45684          8772           -      54456
Provision for Possible Loan
 Losses                                7513          3583           -      11096
                                  -----------------------------------------------
Net Interest Income After
 Provision for Loan Losses            38171          5189           -      43360

Noninterest Income                    21073          1913           -      22986
Noninterest Expenses                  49582          5888           -      55470
                                  -----------------------------------------------
Income Before Income Taxes             9662          1214           -      10876

Provision for Income Taxes             2444            13           -       2457
                                  -----------------------------------------------
Net Income                             7218          1201           -       8419
                                  ===============================================
Weighted Average Common and
 Common Equivalent Shares
 Outstanding                        7743227                              9062709
Earnings Per Share
 Fully Diluted                         0.94                                 0.93
 Primary                               0.94                                 0.93


See Notes to Pro Forma Condensed Financial Statements

                             CHITTENDEN CORPORATION
                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

Notes related to the merger of CC and Flagship:

NOTE 1.

     To adjust the stockholders' equity accounts for the conversion of each share of Flagship common stock into 1.2 shares of Chittenden common stock.

         Flagship shares                                         1,085,600
                                                                      *1.2
                                                                 ---------
         Chittenden shares                                       1,302,720
                                                                 =========
NOTE 2.

    The Pro Forma Statements of Operations reflect $204,000 of one-time transaction-related expenses for legal and professional fees related to the merger of Chittenden and Flagship. These expenses are expected to total approximately $710,000. Also, the one-time expense for the acceleration of a supplemental employee retirement plan totalling approximately $1.1 million has not yet been incurred and, accordingly, is not yet reflected in the Pro Forma Statement of Operations. These one-time expenses are not expected to be deductible for income tax purposes.

NOTE 3.

     To reflect elimination of nonrecurring cumulative effect of change in accounting principle resulting from CC's adoption of SFAS No. 109, Accounting for Income Taxes, during 1993.

NOTES RELATED TO THE MERGER OF CC AND BWM:

     On March 17, 1995, the Company acquired all of the outstanding shares of the common stock of BWM. CC issued 784,406 shares at a price of $18.20; 408,594 of the shares issued were treasury stock. The total cash outlay, including payments made with respect to outstanding stock options and warrants issued by BWM, was $12.1 million. This transaction has been accounted for as a purchase and, accordingly the consolidated financial statements of CC include BWM and its operations since the date of acquisition.

     In accordance with the purchase method of accounting, the purchase price was allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition. The excess of purchase price over the fair value of assets acquired, including an identifiable core deposit intangible asset of approximately $5,021,000, has been recorded as goodwill of approximately $7,123,000. Goodwill is being amortized on a straight-line basis over 15 years; the core deposit intangible is being amortized on an accelerated basis over 10 years.

     The purchase accounting adjustments shown in Note 5 reflect the purchase accounting entries which would have been recorded during the nine months ended September 30, 1995 had the acquisition of BWM occurred on January 1, 1994, net of the actual purchase accounting entries recorded in CC's historical results of operations since the March 17, 1995 acquisition date.

     The purchase accounting adjustments shown in Note 6 reflect the purchase accounting entries which would have been recorded during the year ended December 31, 1994 had the acquisition of BWM occurred on January 1, 1994.

NOTE 4.

     To record purchase accounting adjustments for the nine months ended September 30, 1995:
                                                                        000's
                                                                      ------
      Accretion of fair value adjustment - loans                      $  26
      Amortization of fair value adjustment - deposits                  384
      Amortization of core deposit intangible                          (104)
      Amortization of goodwill                                         ( 69)
      Income tax effect                                                (132)
                                                                      ------
                                                                      $ 105
                                                                      ======

NOTE 5.

     To record purchase accounting adjustments for the nine months ended September 30, 1994:
                                                                        000's
                                                                       ------
     Accretion of fair value adjustment - loans                        $ 427
     Amortization of fair value adjustment - deposit                    (609)
     Amortization of core deposit intangible                            (565)
     Amortization of goodwill                                           (356)
     Income tax effect                                                   322
                                                                       ------
                                                                       $(781)
                                                                       ======

NOTE 6.

     To record purchase accounting adjustments for the year ended December 31, 1994:
                                                                        000's
                                                                      -----
      Accretion of fair value adjustment - loans                      $ 551
      Amortization of fair value adjustment - deposits                 (686)
      Amortization of core deposit intangible                          (753)
      Amortization of goodwill                                         (475)
      Income tax effect                                                 383
                                                                      -----
                                                                      $(980)
                                                                      ======
NOTE 7.

     The Pro Forma weighted average common and common equivalent shares outstanding as of September 30, 1995 and December 31, 1994 include an additional 218,370 and 784,406 shares respectively to reflect the acquisition of BWM as of January 1, 1994. The 1995 CC weighted average common and common equivalent shares outstanding include the issuance of the 784,406 shares from the March 17, 1995 acquisition date.

                                   APPENDIX A


                        AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of September 19, 1995, by and between Chittenden Corporation, a Vermont corporation (the "Purchaser"), and Flagship Bank and Trust Company, a Massachusetts bank (the "Company").

                                 W I T N E S S E T H:

     WHEREAS, the Purchaser is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

     WHEREAS, the Purchaser and the Company have reached an agreement to combine their companies through a merger (the "Merger") of the Company into Chittenden Acquisition Bank, a Massachusetts trust company to be formed ("Newco"), as a wholly-owned subsidiary of the Purchaser, in a transaction qualifying as a pooling of interests under applicable accounting rules and a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchaser and the Company wish to enter into a definitive agreement setting forth the terms and conditions of the Merger.

    WHEREAS, the Purchaser is unwilling to enter into this Agreement and the transactions contemplated hereby unless the Company simultaneously enters into a Stock Option Agreement.

    WHEREAS, the Purchaser and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

    NOW THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, the Purchaser and the Company hereby agree as follows:

                                        I.
                         MERGER OF NEWCO AND THE COMPANY

   Subject to the terms and conditions of this Agreement, the Plan of Merger ("Merger Agreement") attached as Exhibit A and the Stock Option Agreement attached as Exhibit B, the Purchaser and the Company agree to effect the following transactions at the Closing:

   1.1. CONDITIONS. The Purchaser and the Company will deliver to the other appropriate evidence of the satisfaction of the conditions to their respective obligations hereunder.

   1.2. MERGER AND ACQUISITION. Upon the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts on the date of the Closing (the "Effective Date"), the Company will be merged with and into Newco pursuant to the provisions and with the effect provided in the Business Corporation Law and banking law of the Commonwealth of Massachusetts. Newco shall be the surviving corporation in the merger and shall continue the banking business authorized to be conducted under Massachusetts law under the name of Flagship Bank and Trust Company. Upon the consummation of the Merger, the surviving corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

  1.3. STATUS OF SHARES. As a result of the Merger, each share of the common stock of Newco theretofore authorized (whether issued or unissued) shall remain unchanged and shall be deemed to be shares of the common stock of Newco as the surviving corporation. Accordingly, each of the shares of common stock of Newco issued and outstanding on the date of the Closing shall continue to be and remain issued and outstanding shares of common stock of Newco as the surviving corporation without any action on the part of the holders of any such shares of stock.

   1.4. CONVERSION OF THE COMPANY'S SHARES. As a result of the Merger and without any action by the holders thereof, each share of Company Common Stock issued and outstanding immediately prior to the Merger (excluding shares held by the Company as treasury stock, if any, which shares shall be cancelled and extinguished and excluding shares held by dissenting stockholders), and all rights in respect thereof, shall be converted into 1.2 shares of fully paid and non-assessable Common Stock of the Purchaser, par value $1.00 per share (the "Purchaser Common Stock"). The number of shares expressed in the preceding sentence shall sometimes hereafter be referred to as the "Per Share Consideration".

   From and after the Closing, each certificate which theretofore represented shares of Company Common Stock shall evidence ownership of shares of Purchaser Common Stock on the basis hereinabove set forth, and the conversion shall be complete and effective at the Closing without regard to the date or dates on which outstanding certificates representing converted shares of Company Common Stock may be surrendered for exchange for certificates representing shares of Purchaser Common Stock.

   1.5. CONVERSION OF COMPANY STOCK OPTIONS. Except the Stock Option Agreement and as described in Schedule 1.5 hereto, as of the date of this Agreement there are no validly issued and outstanding options to purchase shares of Company Stock, and no other options, rights, warrants, scrip or similar rights to purchase shares of Company Common Stock (collectively, the "Company Stock Options") are (or have been) issued and outstanding by the Company. Without any action by the holders thereof, each Company Stock Option which shall be outstanding at the Effective Time of the Merger shall thereafter be exercisable solely to purchase a number of shares of Purchaser Common Stock in the manner provided in the Merger Agreement.

   1.6. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of the Company's Common Stock which are issued and outstanding immediately prior to the Closing and which are held by stockholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of Sections 86 through 98 of the Massachusetts Business Corporation Law ("MBCL") (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Per Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the MBCL. If any such holder so loses such rights, such shares shall thereupon be deemed converted into and become exchangeable for the right to receive, as of the Closing, the Per Share Consideration without any interest thereon. If the holder of any such shares shall become entitled to receive payment therefor pursuant to this Paragraph or applicable law, such payment shall be made by the Purchaser. The Company shall give the Purchaser (i) prompt notice of any Dissenting
Shares, withdrawals of Dissenting Shares or any other instruments served pursuant to Sections 86 through 98 of the MBCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Shares. The Company will not voluntarily make any payment with respect to any Dissenting Shares and will not, except with the prior written consent of the Purchaser, settle or offer to settle any Dissenting Shares.

   1.7. FRACTIONAL SHARES. No fractional shares of Purchaser Common Stock will be issued in connection with the Merger. As a mechanical device for rounding fractional interests to whole shares, in any case where the conversion ratio provided for in Section 1.4 indicates that any holder of Company Common Stock would otherwise be entitled to delivery of a fractional share of Purchaser Common Stock, such holder shall be entitled to receive a cash payment with respect to such fraction of a share to which such holder otherwise would be entitled. Such cash payment shall be equal to the product obtained by multiplying the fraction of a share to which the holder thereof otherwise would be entitled by the average closing price of Purchaser Common Stock on the NASDAQ NMS for the twenty (20) consecutive trading days ending on the fifth trading day prior to the date of receipt of the last regulatory approval regarding the transaction contemplated by this Agreement (the "Determination Price").

   1.8. SURRENDER OF CERTIFICATES. On the date of the Closing, the Purchaser will deliver to the exchange agent designated for the Merger (the "Exchange Agent") (i) certificates representing the number of shares of Purchaser Common Stock that will be required for delivery to the stockholders of the Company pursuant to the Merger, (ii) the appropriate amount of cash to be held in trust by the Exchange Agent and will take such further action as may be necessary in order that certificates for shares of Purchaser Common Stock and any fractional share cash consideration may be delivered to the stockholders of the Company.
As promptly as practicable after the Closing, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock shall surrender the same to the Exchange Agent and such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Purchaser Common Stock into which the shares of Company Common Stock were converted as a result of the Merger. Dividends or other distributions payable after the Closing to holders of record after such date in respect of such shares of Purchaser Common Stock resulting from the exchange of Company Common Stock shall not be paid to holders thereof until certificates are surrendered for exchange as aforesaid, but, upon surrender, there shall be paid to the holders of Purchaser Common Stock issued in exchange for Company Common Stock the amount of dividends or other distributions which shall have become payable to the Purchaser's stockholders of record after the date of the Closing, without interest.

   1.9. ISSUANCE OF SHARES IN ANOTHER NAME. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than the exact name in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason thereof or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

   1.10. COMPANY TRANSFER BOOKS CLOSED AND STOCK DELISTED. On the date of the Closing, the stock transfer books of the Company shall be deemed closed, and no transfer of shares of the Company shall be made thereafter. The Company shall notify the transfer agent and registrar for the shares of Company Common Stock, at least ten (10) days before the anticipated date of the Closing, that no transfer of shares will be made after that date. In anticipation of the date of Closing, the Company shall do all such things necessary to cause trading in its shares to be terminated simultaneously with the date of Closing.

   1.11. ADJUSTMENTS. If after the date of this Agreement and prior to the date of the Closing the Purchaser shall declare a stock dividend upon, or subdivide, split up, reclassify or combine Purchaser Common Stock, and the record date for such action shall occur prior to the date of the Closing, then upon the effectiveness of the Merger the number of shares of Purchaser Common Stock to be delivered for each share of Company Common Stock shall be adjusted so that each holder of shares of Company Common Stock shall be entitled to receive such number of shares of Purchaser Common Stock that it would own, or be entitled to own, if the date of the Closing had occurred immediately prior to the occurrence of the record date for such event.

   1.12. NON-FINANCIAL ISSUES. It is understood between the parties that, consistent with the Purchaser's current strategic plan, the Purchaser intends to retain the current members of the Company's Board of Directors and to name, in its discretion, two additional Directors to the Company, who may be employees of the Purchaser or its subsidiaries.

   It is further understood that the Purchaser intends to continue the Company's current employment policies and benefits, subject to the Purchaser's discretion to revise such policies and benefits in a manner consistent with the Purchaser's employment policies and benefit programs in effect from time to time.

   1.13. LOCK-UP. On the date of this Agreement, the Company shall grant to the Purchaser options for the purchase of 359,939 shares of the Company's Common Stock at $20.00 per share ("Lock-up Options") upon the terms and conditions set forth in the Stock Option Agreement.

    1.14. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of the Company beginning at 10:00 a.m., or at such other time and place as may be agreed upon by the Purchaser and the Company, on such date, following three business days' notice to the Company, as shall be agreed upon by all parties, which date shall not be later than the 5th business day after (i) the last required approval of governmental authorities is granted and any related waiting periods expire, (ii) the lifting, discharge or dismissal of any stay of any such governmental approval or of any injunction against the Merger and (iii) the day on which all conditions to the consummation of the Merger have been fulfilled or waived in accordance with this Agreement. In accordance with Section 10.1 of this Agreement, this Agreement may be terminated at the election of either party if Closing does not occur on or before June 30, 1996.

   1.15. ADDITIONAL ACTIONS. If, at any time after the Closing, the Purchaser or the Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Purchaser or the Company its rights, title or interest in, to or under any of the rights, properties or assets of Newco, or (ii) otherwise carry out the purposes of this Agreement, Newco and its officers and directors shall be deemed to have granted to the Purchaser and the Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Purchaser or the Company its right, title or interest in, to or under any of the rights, properties or assets of Newco or (ii) otherwise carry out the purposes of this Agreement.

   1.16. COMPANY'S RIGHT TO TERMINATE TRANSACTION. The Company shall have the right to terminate the transaction if the Determination Price is less than $23.25; provided, however, the Company must notify the Purchaser in writing within three business days after the Determination Price is calculable that it intends to exercise the termination right in this Section.


                                  II.
             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

   2.1. ORGANIZATION AND STANDING. The Company is a trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company owns three subsidiaries, Admiral Properties, Inc., Flagship Securities Corporation and Flagship Real Estate Corporation. Any reference to the Company is intended, when applicable, to include all three such subsidiaries. The Company is duly qualified to do business in all jurisdictions where the character of its property or the nature of its respective activities makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the business or financial condition of the Company.

   2.2. CAPITALIZATION OF THE COMPANY. The Company's entire authorized capital stock consists of 5,000,000 shares of Common Stock, par value $2.815 per share (the "Company Common Stock"), of which 1,113,144 shares are issued and 1,085,600 shares are outstanding; and 10,000 shares of Preferred Stock, par value, $1.00 per share, of which no shares are issued and outstanding. All such issued and outstanding shares of Company Common Stock have been duly and validly issued and are fully paid and non-assessable, free of any preemptive rights.

   Except as indicated in SCHEDULE 1.5 and SECTION 1.5 to this Agreement, the Company is not a party to or bound by any options, warrants, calls, contracts, commitments or rights of any character relating to any issued or unissued capital stock or any other security issued or to be issued by it. None of the shares of capital stock of the Company has been issued in violation of the preemptive rights of any person.

   2.3. FINANCIAL STATEMENTS: FDIC DOCUMENTS; CORPORATE RECORDS. The Company has delivered to the Purchaser copies of the Company's audited financial statements for the fiscal years ended December 31, 1992, 1993 and 1994 and the Company's financial statements (unaudited) for the 6 months ended June 30, 1995 (collectively, the "Company Financial Statements"). The Company Financial Statements are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applicable to financial institutions, applied on a consistent basis throughout the periods covered by such statements (except as may be stated in the explanatory notes to such statements and, in the case of unaudited statements, except for normal recurring year-end adjustments), and present fairly the financial position, results of operations, changes in stockholders' equity and cash flows of the Company at the dates of such statements and for the periods covered thereby. The Company is not required to file any reports with the Federal Deposit Insurance Corporation (the "FDIC") pursuant to the Securities and Exchange Act of 1934. The minute books of the Company contain accurate records of all corporate actions of its stockholders and Board of Directors (including, for the last three years, committees of its Board of Directors) in accordance with good business practices.

   2.4. NO UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the balance sheets included within the Company Financial Statements referred to in SECTION 2.3 of this Agreement, at the date of such statements, the Company had no material liabilities or obligations (whether accrued or absolute).

   2.5. ABSENCE OF CERTAIN CHANGES, EVENTS OR CONDITIONS. Since December 31, 1994, there has not been any change in the Company's financial position, results of operations, assets, liabilities, net worth or business, other than changes in the ordinary course of business which have not been materially adverse and since December 31, 1994 the Company has not experienced any event or condition of any character (whether or not covered by insurance) which could reasonably be expected to materially adversely affect its properties, businesses, financial positions, results of operations, or net worth.

   2.6. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. The Company has good and marketable title to all its properties and assets, real and personal (including those reflected in the Company Financial Statements, except as sold or otherwise disposed of in the ordinary course of business since the date thereof), in each case free and clear of all liens, encumbrances, charges, defaults or equitable interests, except (i) those reflected in the Company Financial Statements or in the notes to such Company Financial Statements,
(ii) the lien of current taxes not yet due and payable, (iii) pledges to secure deposits and other liens incurred in the ordinary course of banking business and
(iv) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent, and do not materially detract from the value, or interfere with the present or anticipated business use, of the properties subject thereto or affected thereby, or impair business operations. The Company has not received any notice of violation of any applicable zoning laws, orders, regulations, or requirements relating to its operations or its properties which has not been complied with, nor any proposed changes in any such laws, orders or regulations which might have a material adverse effect on its business. The Company has no knowledge of any threatened or impending condemnation of any properties of the Company by any governmental authority.
All leases pursuant to which the Company, as lessee, leases real and personal property are valid and enforceable in accordance with their respective terms.

   2.7. LOANS. Except as reflected on SCHEDULE 2.7, to the best of the Company's knowledge and upon reasonable belief, each loan reflected as an asset in the Company Financial Statements, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles. Except as reflected in SCHEDULE 2.7, as of the date of this Agreement, the Company is not a party to any loan, including any loan guaranty, with any director, executive officer or 5% stockholder of the Company or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit which are classified as Insider Transactions by Regulation O of the Federal Reserve Board have been made by the Company in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. Except as disclosed on SCHEDULE 2.7, all loans and participations sold by the Company have been sold without recourse. The Company has disclosed to the Purchaser in writing prior to the date hereof the amount of all loans, leases, and other extensions of credit that it has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Watch List Assets," or words of similar import, and it shall promptly after the end of each quarter after the date hereof and on the Closing inform the Purchaser of the amount of each such classification.

   2.8. ALLOWANCE FOR LOAN LOSSES; OTHER REAL ESTATE OWNED. To the best of the Company's knowledge and upon reasonable belief, the allowance for loan losses reflected in the Company Financial Statements as of their respective dates, is adequate under the requirements of generally accepted accounting principles applicable to financial institutions and all regulatory requirements applicable to financial institutions. The other real estate owned ("OREO") and insubstance foreclosures included in any of the Company's non-performing assets are carried net of reserves at the lower of cost or fair value based on current independent appraisals or current management appraisals.

   2.9.  TAX MATTERS.

         (a) The Company has timely filed federal income tax returns for each year through 1994 and has timely filed, or caused to be filed, all other material federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to be filed with respect to the Company. All taxes reported as due on such tax returns have been paid and, as of the Closing, all material taxes due in respect of any subsequent periods ending on or prior to the Closing will have been paid or adequate reserves will have been established as reflected in the Company Financial Statements for the payment thereof. Except as reflected in SCHEDULE 2.9, no audit examination or deficiency or refund litigation with respect to such returns is pending. The Company will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established as reflected in the Company Financial Statements.

         (b) All federal, state and local (and, if applicable, foreign) tax returns filed by the Company are complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge (other than any such tax, assessment or charge being disputed in good faith), and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not been filed, except as reflected in SCHEDULE 2.9. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) in writing against the Company which have not been settled and paid or otherwise resolved. There are currently no agreements in effect with respect to the Company to extend the period of limitations for the assessment or collection of any tax.

         (c) The Company has timely filed all material tax returns required to have been filed under, and has timely complied in all material respects with the requirements of, SECTIONS 1441-1446, 3406 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws.

         (d) There are no material proposed additional taxes, interest or penalties with respect to any year examined or not yet examined.

   2.10. LITIGATION, ETC. Except as described on SCHEDULE 2.10, and other than in the normal course of business, there is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened or in prospect, against or relating to the Company, its respective properties or businesses, or the transactions contemplated by this Agreement. Except as disclosed on SCHEDULE 2.10, there are no actions, suits or proceedings instituted, pending or, to the knowledge of the Company and each of its directors and executive officers, threatened against any present or former director or officer of the Company that might give rise to a claim for indemnification as contemplated by SECTION 7.11 hereof, and the Company is aware of no reasonable basis for any such action, suit or proceeding. Except as disclosed on SCHEDULE 2.10, the Company is not subject to or bound by any order of any court, regulatory commission, board or administrative body entered in any proceeding to which it is a party or of which it has knowledge.

   2.11. COMPLIANCE WITH LAWS.

         (a) The Company is in compliance in all material respects with all statutes, regulations and ordinances which are material to the conduct of its business, and except as disclosed on SCHEDULE 2.11, the Company has not received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations.
Except as disclosed in SCHEDULE 2.11, the Company is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

    (b) The Company has all governmental licenses, permits, approvals and other authorizations, and has made all filings and registrations, which are necessary in order to enable it to own or lease its properties and assets and to conduct its businesses as they are now being conducted. SCHEDULE 2.11 fairly and accurately summarizes or lists all material licenses, permits, approvals, authorizations and regulatory matters relating to the business of the Company.

   2.12. LABOR MATTERS. No labor dispute, strike, work stoppage, employee action or labor relations problem of any kind has occurred or currently is pending or, to the knowledge of the Company, threatened. The Company is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company pending or threatened.

   2.13. INFORMATION FOR PROXY STATEMENT. The information and data provided and to be provided by the Company for use in the Registration Statement and Proxy Statement referred to in Article VIII, when such Registration Statement and Proxy Statement becomes effective and at the time of mailing of such Registration Statement and Proxy Statement to the stockholders of the Company,
(i) shall comply in all material respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and (ii) will not contain any untrue statement of a material fact and will not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   2.14. NO CONFLICT WITH OTHER DOCUMENTS. Except as described in SCHEDULE 2.14 and assuming satisfaction of the condition set forth in Section 9.8, as a result of obtaining all necessary consents and approvals neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, the Company's charter documents or by-laws, any terms of any material contract or other instrument to which the Company is a party, or any material judgment, decree or order applicable to the Company, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company.

   2.15. AUTHORITY. The execution, delivery and performance of this Agreement by the Company have been duly authorized by its Board of Directors, and this Agreement is a valid, legally binding and enforceable obligation of the Company. Upon the satisfaction of all conditions contained herein and the filing of the Merger Agreement with the appropriate authorities, this Agreement will result in the valid, binding and enforceable statutory merger of the Company and Newco and the acquisition of the Company by Purchaser. Under the Company's charter documents and applicable law (a) the affirmative vote of the holders of at least 723,733 shares (66 2/3%) of the outstanding shares of Company Common Stock is required and sufficient for the approval by the Company's stockholders of the transactions contemplated by this Agreement and (b) statutory appraisal rights will be available to the Company's stockholders in connection with the Merger.

   2.16. CONTRACTS.

         (a) Except as disclosed on SCHEDULE 2.16, the Company is not a party to, or is not bound by, any oral or written:

              (i) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

              (ii) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $50,000.00 per annum, in the case of any such agreement;

              (iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

              (iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $50,000.00;

              (v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (vi) agreement containing covenants that limit its ability to compete in any line of business or with any person or entity, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

              (vii) agreement, contract or understanding, other than this Agreement, regarding the capital stock of the Company or committing to dispose of some or all of the stock or substantially all of the assets of the Company; or
              (viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

         (b) To the best of the Company's knowledge and upon reasonable belief, each of the contracts, nstruments and other documents described in SCHEDULE 2.16 is valid and in full force and effect, and a true and complete copy thereof has been delivered to the Purchaser.

         (c) The Company is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time and giving of notice or both, would constitute such a default.

         (d) Since December 31, 1994, the Company has not incurred or paid any obligation or liability that would be material to the Company, except obligations incurred or paid in connection with transactions in the ordinary course of business consistent with past practices and except as disclosed on
SCHEDULE 2.16.

   2.17. PENSION AND EMPLOYEE BENEFIT PLANS.

         (a) Except as disclosed on SCHEDULE 2.17, there are no plans in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, warrants or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, in which any employee of the Company is entitled to participate. The Company previously has delivered to the Purchaser true and complete copies of each of the plans listed or referred to on SCHEDULE 2.17 (collectively the "Plans"), all trust agreements, insurance contracts, investment management agreements and other similar documents currently in effect with respect to the Plans, and all summary plan descriptions currently in effect with respect to the Plans. Each of the Plans is in full force and effect without amendment or modification and has been operated in all material respects in accordance with its terms.
Through the date of the Closing, there will be no material change in the operations of the Plans or in the documents constituting or affecting the Plans. All required governmental filings have been made with respect to the Plans. There are no pending investigations or proceedings concerning the Plans before the Internal Revenue Service (the "IRS"), the Department of Labor or the Pension Benefit Guaranty Corporation. There are no pending or, to the knowledge of the Company, threatened claims by or disputes with any participants in the Plans, concerning the Plans, other than benefit claims by participants made in the normal course of operating the Plans. The Company has no knowledge of any facts which could give rise to claims against the Plans or against any fiduciary of any Plan other than benefit claims by participants expected in the normal course of operating the Plans. Neither the Company nor, to the best of the Company's knowledge, information and belief, any other fiduciary of any Plan has given notice to its fiduciary liability insurer of any claims or potential claims against it with respect to any Plan. True and correct copies of the annual reports of the Plans, if any, filed with the Department of Labor and the IRS for the 1992, 1993 and 1994 fiscal years, and all financial statements of the Plans, if any, for the fiscal years ended December 31, 1992, 1993 and 1994 previously have been delivered to the Purchaser. The Company has not engaged in any "prohibited transaction" as defined in Section 406(a) and (b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or as defined in Section 4975 of the Code, with respect to any Plan for which any exemption granted by or pursuant to Section 408 of ERISA or Section 4975 is not available.

         (b) Each of the Plans which is intended to qualify under Section 401 of the Code is designated on SCHEDULE 2.17 as being a qualified plan (the Plans so designated being hereinafter referred to as the "Qualified Plans"). Each Qualified Plan has been determined by the IRS to qualify under Section 401(a) of the Code. True and correct copies of all determination letters from the IRS with respect to the Qualified Plans which were issued after the effective date of ERISA previously have been delivered to the Purchaser.

   2.18. INSURANCE. Except as disclosed on SCHEDULE 2.18, the Company currently maintains insurance in amounts reasonably necessary for its operations and similar in scope and coverage to that maintained by other entities similarly situated. Except as disclosed on SCHEDULE 2.18, the Company has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, the Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of the Company contemplated hereby.

   2.19. REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which the Company has purchased securities subject to an agreement to resell, if any, the Company has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

   2.20. DEPOSIT INSURANCE. The deposits of the Company are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended ("FDIA"), and the Company has paid all assessments and filed all reports required by the FDIA.

   2.21. ENVIRONMENTAL LIABILITY.

         (a)(i) The Company,its Participation Facilities and its Loan Properties (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below), except where non-compliance would, either individually or in the aggregate, not have a material adverse effect on the Company.

             (ii) There is no suit, claim, action, demand, executive or administrative order, directive, or, to the Company's knowledge, any investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against the Company or any Participation Facility
(x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by the Company or any Participation Facility except as to such matters which, either individually or in aggregate, would not have a material adverse effect on the Company;

              (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Company in respect of such Loan Property) relating to (x) alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) liability for the release into the environment of any Hazardous Material or oil, whether or not occurring at or on a site owned, leased or operated by any Loan Property, except as to such matters which, either individually or in the aggregate, would not have a material adverse effect on the Company;

              (iv) There is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in SECTION 2.21(a)(ii) or (iii).

              (v) The properties currently or formerly owned or operated (including, without limitation, in a fiduciary capacity) by the Company (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material in violation of applicable Environmental Law, other than as may have been set forth in the environmental reports previously provided to the Purchaser, and except in amounts which, either individually or in the aggregate, would not have a material adverse effect on the Company (provided, however, that with respect to properties formerly owned or operated by the Company, such representation is limited to the period the Company owned or operated such properties);

              (vi) The Company has not received any written notice, demand letter, executive or administrative order, directive or written request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

              (vii) There are no underground storage tanks ("USTs") on, in or under, and no USTs have been closed or removed from, any properties or Participation Facility which are or have been in the Company's ownership, other than as may have been set forth in the environmental reports previously provided to the Purchaser, except USTs which are in compliance with Environmental Laws or with respect to which any noncompliance would not result in a material adverse effect on the Company;

              (viii) During the period of (l) The Company's ownership or operation (including without limitation in a fiduciary capacity) of any of its current properties; (m) the Company's participation in the management of any Participation Facility, or (n) to the Company's knowledge, the Company's holding of a security interest in a Loan Property,there has been no release of Hazardous Material in, on, under or affecting such properties, except as permitted under applicable Environmental Law and except for releases which, either individually or in the aggregate, would not have a material adverse effect on the Company; and

              (ix) The only Loan Properties or Participation Facilities in which the Company, or any Subsidiary, participates in management are those described in SCHEDULE 2.21.

         (b)  The following definitions apply for purposes of this SECTION 2.21:
(v) "Loan Property" means any property in which the Company holds a security interest, and where required by the context, includes the owner or operator of such property, but only with respect to such property; (w) "Participation Facility" means any facility in which the Company participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code,license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement, or agreement with any governmental entity relating to the protection, preservation or restoration of the environment or of health and human safety, in each case as amended and as now in effect; including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act,the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto),the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law enacted by any state having jurisdiction over any Loan
Property or Participation Facility, each as amended and as now or hereafter in effect, and (y) "Hazardous Material" means any substance which is or could be detrimental to human health or safety to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material,asbestos,asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl, any of which is regulated by, or subject to regulation under, any Environmental Law.

   2.22. NO PENDING TRANSACTIONS. Except for the transactions contemplated by this Agreement, the Company is not and will not become a party to or bound by or the subject of any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation, entity or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation, entity or person.

   2.23. TRANSACTIONS WITH AFFILIATES. Except as disclosed on SCHEDULE 2.23, the Company is not a party to any transaction (other than the employment agreements set forth in SCHEDULE 2.16) with any (i) current or former officer or director of the Company, or (ii) any parent, spouse, child, brother, sister or other family relations of any such officer or director or (iii) any corporation or partnership of which any such officer or director or any such family relations is an officer, director, partner or greater than 5% stockholder
(based on percentage ownership of voting stock) or (iv) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

   2.24. BROKERS AND FINDERS. Neither the Company, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions (other than legal and accounting fees) in connection with the transactions contemplated herein, except for the Company's retention of KPMG Peat Marwick LLP to perform certain financial advisory services and Alex Sheshunoff & Company to provide a fairness opinion.

   2.25. AGREEMENTS WITH BANKING AUTHORITIES.  Except as disclosed on
SCHEDULE 2.25, the Company is not a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which in any manner restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

   2.26. DISCLOSURE. No representation or warranty made by the Company in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Purchaser or hereafter required to be furnished to the Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                    III.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

   3.1. ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and has full corporate power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Copies of the entire charter and by-laws of the Purchaser will be delivered to the Company, and such documents are complete and correct and in full force and effect as of the date of this Agreement. The Purchaser is registered as a bank holding company under the Bank Holding Company Act. The Purchaser wholly owns Chittenden Trust Company, a Vermont-chartered, F.D.I.C.-insured commercial bank and The Bank of Western Massachusetts, a Massachusetts-chartered, F.D.I.C.- insured trust company. The Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to so qualify could not be expected to have a material adverse effect on the business or financial condition of the Purchaser and its subsidiaries on a consolidated basis.

   3.2.  NEWCO.

         (i) Newco will be a trust company duly organized under Chapter 172 of the Massachusetts general laws, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. All of the outstanding shares of capital stock of Newco will be validly issued, fully paid and nonassessable and owned directly by the Purchaser free and clear of any lien, charge or other encumbrance.

         (ii) Newco will have the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate actions in respect thereof on the part of Newco. This Agreement will be a valid and binding obligation of Newco, enforceable in accordance with its terms.

   3.3. CAPITALIZATION. The Purchaser's entire authorized capital stock consists of 200,000 shares of Preferred Stock, par value $100.00 per share, of which no shares are issued and outstanding, and 30,000,000 shares of Common Stock, par value $1.00 per share (the "Purchaser Common Stock"), of which approximately 8,487,016 shares are outstanding, and 293,934 shares are held in the Purchaser's treasury. All issued and outstanding shares of Purchaser Common Stock have been duly and validly issued and are fully paid and non-assessable, free of any preemptive rights. SCHEDULE 3.3 lists Purchaser Options, which schedule accurately sets forth the exercise price and date of grant of each Purchase Option and the number of shares of Purchaser Common Stock which each Purchaser Option represents. Each Purchaser Option is valid and in full force and effect. Except as indicated above and set forth on Schedule 3.3, the Purchaser is not a party to or bound by any options, calls, warrants or subscriptions of any character relating to any issued or unissued stock or any other equity security issued or to be issued by it.

   3.4. FINANCIAL STATEMENTS. The Purchaser has delivered to the Company copies of the Purchaser's audited consolidated financial statements for the fiscal years ended December 31, 1992, 1993 and 1994 and the Purchaser's consolidated financial statements (unaudited) for the 6 months ended June 30, 1995 (the "Purchaser Financial Statements"). The Purchaser Financial Statements are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applicable to financial institutions applied on a consistent basis throughout the periods covered by such statements (except as may be stated in the explanatory notes to such statements and, in the case of unaudited statements, except for normal recurring year-end adjustments), and present fairly the consolidated financial position, consolidated results of operations, changes in stockholders' equity and cash flows of the Purchaser at the dates of such statements and for the periods covered thereby. The Purchaser also will deliver to the Company copies of its Form 10-K's, Form 8-K's, Form 10-Q's, proxy statements and other periodic reports filed with the SEC pursuant to the Exchange Act in respect of or during the three years and 6 months ended June 30, 1995 which are the material documents that the Purchaser was required to file with the SEC during such period, and such reports were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

   3.5. NO UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the consolidated balance sheets included within the Purchaser Financial Statements, at the dates of such statements, the Purchaser and its consolidated subsidiaries had no material liabilities or obligations (whether accrued or absolute).

   3.6. ABSENCE OF CERTAIN CHANGES, EVENTS OR CONDITIONS. Since December 31, 1994, there has not been any change in the Purchaser's consolidated financial position, consolidated results of operations, assets, liabilities, net worth or business, other than the Purchaser's acquisition of The Bank of Western Massachusetts and changes in the ordinary course of business which have not been materially adverse. Since December 31, 1994, the Purchaser has not experienced any event or condition of any character (whether or not covered by insurance) which has materially adversely affected or will so affect its properties, business, financial position, results of operations, or net worth on a consolidated basis.

   3.7. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. The Purchaser has good and marketable title to all its properties and assets, real and personal (including those reflected in the Purchaser Financial Statements, except as sold or otherwise disposed of in the ordinary course of business since the date thereof), in each case free and clear of all liens, encumbrances, charges, defaults or equitable interests, except (i) those reflected in the Purchaser Financial Statements or in the notes to such Purchaser Financial Statements, (ii) the lien of current taxes not yet due and payable, (iii) pledges to secure deposits and other liens incurred in the ordinary course of banking business and (iv) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent, and do not materially detract from the value, or interfere with the present or anticipated business use of the properties subject thereto or affected thereby, or impair business operations. The Purchaser has not received any notice of violation of any applicable zoning laws, orders, regulations, or requirements relating to its operations or its properties which has not been complied with, nor any proposed changes in any such laws, order or regulations which might have a material adverse effect on its business. The Purchaser has no knowledge of any threatened or impending condemnation of any properties of the Purchaser by any governmental authority. All leases pursuant to which the Purchaser, as lessee, leases real and personal property are valid and enforceable in accordance with their respective terms.

   3.8. LITIGATION, ETC. Except as described in SCHEDULE 3.8, and other than in the normal course of business, there is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Purchaser, threatened or in prospect against or relating to the Purchaser or its consolidated subsidiaries, their respective properties or businesses, or the transactions contemplated by this Agreement. Except as disclosed on
SCHEDULE 3.8, neither the Purchaser nor any of its consolidated subsidiaries is subject to or bound by any order of any court, regulatory commission, board or administrative body entered in any proceeding to which it is a party or of which it has knowledge.

   3.9. LOANS. To the best of the Purchaser's knowledge and upon reasonable belief, each loan reflected as an asset in the Purchaser Financial Statements,
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles. All loans and extensions of credit which are classified as Insider Transactions by Regulation O of the Federal Reserve Board have been made by the Purchaser in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

   3.10. ALLOWANCE FOR LOAN LOSSES; OTHER REAL ESTATE OWNED. To the best of the Purchaser's knowledge and upon reasonable belief, the allowance for loan losses reflected in the Purchaser Financial Statements as of their respective dates, is adequate under the requirements of generally accepted accounting principles applicable to financial institutions and all regulatory requirements applicable to financial institutions. The other real estate owned ("OREO") and insubstance foreclosures included in any of the Purchaser's non-performing assets are carried net of reserves at the lower of cost or fair value based on current independent appraisals or current management appraisals.

   3.11. TAX MATTERS.

         (a) The Purchaser has timely filed federal income tax returns for each year through 1994 and has timely filed, or caused to be filed,all other material federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns and FICA and FUTA returns) required to be filed with respect to the Purchaser. All taxes reported as due on such tax returns have been paid and, as of the Closing, all material taxes due in respect of any subsequent periods ending on or prior to the Closing will have been paid or adequate reserves will have been established as reflected in the Purchaser Financial Statements for the payment thereof. No audit examination or deficiency or refund litigation with respect to such return is pending. The Purchaser will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established as reflected in the Purchaser Financial Statements.

         (b) All federal, state and local (and, if applicable, foreign) tax returns filed by the Purchaser are complete and accurate in all material respects. The Purchaser is not delinquent in the payment of any tax, assessment or governmental charge (other than any such tax assessment or charge being disputed in good faith), and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) in writing against the Purchaser which have not been settled and paid or otherwise resolved. There are currently no agreements in effect with respect to the Purchaser to extend the period of limitations for the assessment or collection of any tax.

         (c) The Purchaser has timely filed all material tax returns required to have been filed under, and has timely complied in all material respects with the requirements of, Sections 1441-1446, 3406 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws.

         (d) There are no material proposed additional taxes, interest or penalties with respect to any year examined or not yet examined.

   3.12. COMPLIANCE. The Purchaser and its consolidated subsidiaries have all licenses, permits, approvals and other authorizations, and have made all necessary filings and registrations which are necessary in order to enable them to own or lease its properties and assets and to conduct their businesses as they are now being conducted. The Purchaser and its consolidated subsidiaries are in compliance in all material respects with all applicable laws, regulations and ordinances which are material to the business of the Purchaser and its subsidiaries taken as a whole. The Purchaser and its consolidated subsidiaries have not received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, or permit or government authorization or (iii) restricting or in any way limiting its operations. Neither the Purchaser nor any of its consolidated subsidiaries is subject to any regulatory, or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment and it has not received any communication requesting that it enter into any of the foregoing.

   3.13. LABOR MATTERS. No labor dispute, strike, work stoppage, employee action or labor relations problem of any kind has occurred or currently is pending or, to the knowledge of the Purchaser, threatened. The Purchaser is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Purchaser pending or threatened.

   3.14. DEPOSIT INSURANCE. The deposits of the Purchaser are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended ("FDIA"), and the Purchaser has paid all assessments and filed all reports required by the FDIA.

   3.15. ENVIRONMENTAL LIABILITY. The Purchaser, its consolidated subsidiaries, its Participation Facilities and its Loan Properties are, and have been, in substantial compliance with all Environmental Laws (as defined in Section 2.21), except where non-compliance would, either individually or in the aggregate, not have a material adverse effect on the Purchaser.

          (i) The Purchaser, its Participation Facilities and its Loan Properties (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below), except where non-compliance would, either individually or in the aggregate, not have a material adverse effect on the Purchaser.

          (ii) There is no suit, claim, action, demand, executive or administrative order, directive, or, to the Purchaser's knowledge, any investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against the Purchaser or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by the Purchaser or any Participation Facility except as to such matters which, either individually or in aggregate, would not have a material adverse effect on the Purchaser;

           (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or the Purchaser in respect of such Loan Property) relating to (x) alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) liability for the release into the environment of any Hazardous Material or oil, whether or not occurring at or on a site owned, leased or operated by any Loan Property, except as to such matters which, either individually or in the aggregate, would not have a material adverse effect on the Purchaser;

           (iv) There is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in SECTION 2.21(a)(ii) or (iii).

           (v) The properties currently or formerly owned or operated (including, without limitation, in a fiduciary capacity) by the Purchaser (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material in violation of applicable Environmental Law, and except in amounts which, either individually or in the aggregate, would not have a material adverse effect on the Purchaser (provided, however, that with respect to properties formerly owned or operated by the Purchaser such representation is limited to the period the Purchaser owned or operated such properties);

           (vi) The Purchaser has not received any written notice, demand letter, executive or administrative order, directive or written request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

           (vii) There are no underground storage tanks ("USTs") on, in or under, and no USTs have been closed or removed from, any properties or Participation Facility which are or have been in the Purchaser's ownership except USTs which are in compliance with Environmental Laws or with respect to which any noncompliance would not result in a material adverse effect on the Purchaser;

           (viii) During the period of (l) The Purchaser's ownership or operation (including without limitation in a fiduciary capacity) of any of its current properties; (m) the Purchaser's participation in the management of any Participation Facility, or (n) to the Purchaser's knowledge, the Purchaser's holding of a security interest in a Loan Property, there has been no release of Hazardous Material in, on, under or affecting such properties, except as permitted under applicable Environmental Law and except for releases which, either individually or in the aggregate, would not have a material adverse effect on the Purchaser; and

           (ix) The only Loan Properties or Participation Facilities in which the Purchaser, or any Subsidiary, participates in management are those described in SCHEDULE 3.15.

   3.16. INFORMATION FOR PROXY STATEMENT. The information and data provided and to be provided by the Purchaser for use in the Registration Statement and Proxy Statement or Joint Proxy Statement,if required, when such Registration Statement and Proxy Statement becomes effective and at the time of mailing such Registration Statement and Proxy Statement to the stockholders of the Company and, if required, to the Purchaser, (i) shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact and will not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

   3.17. NO CONFLICT WITH OTHER DOCUMENTS. Assuming satisfaction of the conditions set forth in Section 9.1, as a result of obtaining all necessary consents and approvals, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, the Purchaser's charter or by-laws, any terms of any material contract or other instrument to which the Purchaser or any of its subsidiaries is a party, or any material judgment, decree or order applicable to the Purchaser or any of its subsidiaries, or result in the creation of any lien, charge or encumbrance upon any of their properties or assets.

   3.18. AUTHORITY. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by its Board of Directors, and this Agreement is a valid, legally binding and enforceable obligation of the Purchaser. Upon the satisfaction of all other conditions herein and the filing of the Merger Agreement with all appropriate authorities, this Agreement will result in the valid, legally binding and enforceable statutory merger of the Company and Newco and the acquisition of the Company by the Purchaser.

   3.19. VALIDITY OF COMMON STOCK. The shares of Purchaser Common Stock to be issued or delivered by the Purchaser in connection with the Merger have been duly authorized for issue and will, when issued and delivered as provided in this Agreement, be duly and validly issued, fully paid and non-assessable.

   3.20. BROKERS AND FINDERS. Neither the Purchaser nor any subsidiary thereof, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions (other than legal and accounting fees) in connection with the transactions contemplated herein, except for the Purchaser's retention of M.A. Schapiro & Co., Inc. to perform certain financial advisory services.

   3.21. CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended and Bank Merger Act and the approval of such applications and notices, (ii) the filing of applications with the F.D.I.C. under the Bank Merger Act and approval of such applications, (iii) state banking approvals, (iv) the filing with the SEC of a proxy statement and the S-4, (v) the approval of this agreement by Purchaser as the sole stockholder of Newco,
(vi) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (vii) such filings and approvals as are required to be made or obtained under securities or blue sky laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement; (viii) such filings, authorizations or approvals as may be set forth in Section 3.21 of the Purchaser Disclosure Schedule, no consents or approvals of or filings or registrations with any governmental entity or any third party are necessary in connection with (1) the execution and delivery by Purchaser and Newco of this Agreement, (2) the consummation by Purchaser and Newco of the Merger and other transactions contemplated hereby, (3) the execution and delivery by Newco of the Merger Agreement and (4) consummation of transactions contemplated by the Merger Agreement. The affirmative vote of the holders of the shares of Purchaser Common Stock is not required to approve this Agreement or the transactions contemplated hereby. Purchaser hereby represents to Company that it has no reason to believe that it would be unable to obtain each and every required consent and approval referred to in this SECTION 3.21. The Purchaser will endeavor to obtain such consents and approvals so that the transactions contemplated by this Agreement and the Merger Agreement may be consummated on or prior to February 28, 1996.

   3.22. SEC REPORTS. Purchaser has previously made available to Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1990 by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act (the "Purchaser Reports") and (b) communication mailed by Purchaser to its shareholders since January 1, 1990, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Purchaser has timely filed all Purchaser Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Purchaser Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

   3.23. AGREEMENTS WITH BANKING AUTHORITIES. The Purchaser is not a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which in any manner restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

   3.24. DISCLOSURE. No representation or warranty made by the Purchaser in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Company or hereafter required to be furnished to the Company, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.


                                     IV.
                   CONDUCT OF BUSINESS PENDING THE MERGER

   4.1. CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE MERGER. Except as set forth in the Company Disclosure Schedule, from the date of this Agreement to the Closing, the Company shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its best efforts to maintain and preserve intact its business organization, assets, leases, properties, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) intentionally take no action which would materially adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

   4.2. FORBEARANCES. Except as set forth in the Company's Disclosure Schedule, from the date of this Agreement to the Closing, the Company shall not without the prior written approval of the Purchaser, which approval shall not be unreasonably withheld;

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness of the Company; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, Federal Home Loan Bank short - and long term advances, sales of certificates of deposit and entering into repurchase and reverse repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice;

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend other than the continuation of the Company's regular semi-annual cash dividend not to exceed $0.1525 per share and a pro rata dividend prior to the Closing for any time period for which the Company's stockholders would not be entitled to receive a dividend as holders of Purchaser Common Stock, or make any other distribution on, or directly or indirectly redeem, repurchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or issue any additional shares of capital stock except upon exercise of Company Stock Options outstanding on the date hereof, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practices, including, without limitation, sales of Small Business Administration loans, FMHA loans and mortgages in the secondary mortgage market or pursuant to contracts or agreements in force at the date of this Agreement;

         (d) except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary thereof, in excess of $100,000;

         (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

         (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing, stock option, stock purchase, savings, bonus, deferred compensation, consulting, bonus or other employee benefit, incentive or welfare contract, plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

         (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

         (h) change its lending, investment, asset liability management, litigation, real estate valuation or other material banking policies in any material respect except as may be required by appropriate regulators or changes in applicable law and regulations.

         (i) amend its charter or its by-laws;

         (j) take any action that is reasonably likely to have a material adverse effect on the financial condition, results of operations or business of the Company; or

         (k) issue any options or warrants between the date hereof and the Closing.

                                     V.
                             REGULATORY APPROVALS

   5.1. MUTUAL COOPERATION. The Purchaser and the Company shall cooperate in the preparation and submission of applications to the appropriate authorities for approval of the Merger, including but not limited to the Securities and Exchange Commission, Federal Reserve Board, Federal Deposit Insurance Corporation, Banking Commissioner of the Commonwealth of Massachusetts and the Board of Bank Incorporation of the Commonwealth of Massachusetts.

                                     VI.
                          COVENANTS OF THE COMPANY

The Company covenants to the Purchaser that:

   6.1. BEST EFFORTS. The Company shall use best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby as promptly as practicable and to cooperate fully with the Purchaser to that end.

   6.2. REGISTRATION STATEMENT AND PROXY STATEMENT. The Company will cooperate with the Purchaser in the preparation of the Registration Statement and Proxy Statement with respect to the Purchaser Common Stock to be issued in the Merger and the solicitation of proxies of the stockholders of the Company to seek stockholder approval for the Merger and the transactions contemplated by this Agreement.

   6.3. INFORMATION. The Company will keep the Purchaser advised of all material developments relevant to its business and to consummation of the Merger and the transactions contemplated herein. The Company will give to the Purchaser and to the Purchaser's officers, accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all the properties, books, contracts, commitments and records of the Company. The Company will furnish to the Purchaser during such period all such information concerning the Company and its business and properties as the Purchaser may reasonably request. No information provided by the Company pursuant to this SECTION 6. 3 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger, of the Company.

   6.4. CONFIDENTIALITY. The Company shall, and shall cause its respective directors, officers, attorneys, agents or advisors to, maintain the confidentiality of all information obtained from the Purchaser or any of its subsidiaries pursuant to SECTION 7.5, which information is not otherwise publicly disclosed by the Purchaser or any of its subsidiaries. This covenant with respect to confidentiality shall survive any termination of this Agreement pursuant to Article X hereof. In the event of termination of this Agreement, the Company shall return to the Purchaser or destroy and certify the destruction of all information previously furnished by the Purchaser to the Company in connection with the transactions contemplated by this Agreement.

   6.5. MEETING OF STOCKHOLDERS. The Company will duly call and convene a meeting of its stockholders to act upon the transactions contemplated by this Agreement as soon as practicable, but not later than May 31, 1996, and the Board of Directors of the Company will, except to the extent legally required to do otherwise for the discharge by it of its fiduciary duties as determined upon written advice of counsel, recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and the transactions contemplated thereby. The Company will solicit the proxies of its stockholders to vote on the transactions contemplated by this Agreement and, except as otherwise required by its fiduciary duties, will use its best efforts to obtain any vote of the Company's stockholders necessary for the approval and adoption of this Agreement and the transactions contemplated hereby. Except as otherwise required by law, the Company will not call and convene a meeting of its stockholders to consider or vote on any matter inconsistent with the consummation of the transactions contemplated by this Agreement.

   6.6. NOTICE OF LITIGATION. The Company will provide written notice to the Purchaser of any litigation, proceeding or governmental investigation which arises, or to the knowledge of the Company, is threatened or in prospect, which is reasonably foreseen as exposing the Company to cost or liability in excess of $100,000, after the date of this Agreement and prior to the Closing, against or relating to the Company, its properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to the Company with respect to such litigation proceeding or investigation.

   6.7. PRESS RELEASES. The Company will not, unless approved by the Purchaser hereto in advance, which approval shall not be unreasonably withheld, issue any press release or written statement for general circulation or other written public disclosure relating to the transactions contemplated hereby, except as otherwise required by law, it being contemplated that the Purchaser and the Company will issue a joint press release announcing the Merger and the transactions contemplated by this Agreement.

   6.8. CORPORATE TRANSACTIONS. The Company shall not solicit or encourage inquiries or proposals with respect to or, except to the extent required for the discharge by the Board of Directors of the Company of their fiduciary duties as determined upon written advice of counsel, furnish any information or recommend or endorse any takeover proposal relating to or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of the assets or of a substantial equity interest in, the Company or any merger, consolidation or business combination with the Company other than as contemplated by this Agreement. The Company shall notify the Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with it; shall immediately cease any negotiations or discussions existing at the date hereof concerning the foregoing and request the return to it of any information furnished by it to such party or shall instruct such party to destroy such information pursuant to the operable confidentiality letters; and shall instruct its employees, officers, directors, agents, advisors and affiliates to comply with the above.

   6.9. TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation or any similar provision of the Company's charter is applicable to the transactions contemplated by this Agreement and, if any such statute, regulation or provisions shall become applicable to the transactions contemplated by this Agreement, the Company and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation or provision on the transactions contemplated hereby.

   6.10. PRESERVATION OF TAX-FREE TREATMENT. Neither the Purchaser nor the Company shall intentionally take or cause to be taken, omit to take or cause to be taken, before the Closing, any action which would disqualify the Merger as a "tax-free reorganization" within the meaning of Section 368 of the Code or adversely affect the "pooling of interests" treatment of the Merger. The Company's obligations hereto with respect to "pooling of interests" survives the Closing.

   6.11. AFFILIATES. The Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) to deliver to the Purchaser, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meeting called by the Company to approve this Agreement a written agreement in the form of Exhibit C hereto providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Purchaser Common Stock to be received by such "affiliates" in the Merger: (a) in the case of shares of Purchaser Common Stock to be received by "affiliates" of the Company in the Merger, except in compliance with the applicable provisions of the Securities Act, and the rules and regulations thereunder; and (b) during the period commencing thirty (30) days prior to the Merger and ending at the time of publication of financial results covering at least thirty (30) days of combined operations of Purchaser and Company.


                                      VII.
                           COVENANTS OF THE PURCHASER

The Purchaser covenants to the Company that:

   7.1. BEST EFFORTS. The Purchaser shall use best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby as promptly as practicable and to cooperate fully with the Company to that end.

   7.2. REGISTRATION STATEMENT AND PROXY STATEMENT. The Purchaser shall, as promptly as practicable following the preparation of the Registration Statement and Proxy Statement, file such document with the SEC, and the Purchaser shall use its best efforts to have the Registration Statement and Proxy Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement and Proxy Statement.

   7.3. STOCK RESERVATION. Between the date hereof and the date of the Closing, the Purchaser will keep and reserve available a sufficient number of shares of Purchaser Common Stock for issuance and delivery to the stockholders of the Company as contemplated in this Agreement. The Purchaser will take all action and use best efforts to have the Purchaser Common Stock to be delivered hereunder listed on the NASDAQ NMS.

   7.4. BLUE SKY LAWS. The Purchaser shall use its best efforts to obtain, prior to the Closing, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, provided that the Purchaser shall not be required by virtue thereof to submit to general jurisdiction in any state.

   7.5. INFORMATION. The Purchaser will keep the Company advised of all material developments relevant to its business and to consummation of the Merger and the transactions contemplated herein. The Purchaser and its subsidiaries will give to the Company and to the Company's officers, accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all the properties, books, contracts, commitments and records of the Purchaser and its subsidiaries. The Purchaser and its subsidiaries will furnish to the Company during such period all such information concerning the Purchaser and its subsidiaries and their business and properties as the Company may reasonably request. No information provided by the Purchaser or any of its subsidiaries pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger, of the Company.

   7.6. CONFIDENTIALITY. The Purchaser and each of its subsidiaries shall, and shall cause their respective director , officers, attorneys, agents or advisors to, maintain the confidentiality of all information obtained from the Company pursuant to Section 6.3, which information is not otherwise publicly disclosed by the Company of any of the Subsidiaries. This covenant with respect to confidentiality shall survive any termination of this Agreement pursuant to
Article X. In the event of termination of this Agreement, the Purchaser shall return to the Company or destroy and certify the destruction of all information previously furnished by the Company to the Purchaser in connection with the transactions contemplated by this Agreement.

   7.7. MEETING OF STOCKHOLDERS. Except as otherwise required by law, the Purchaser will not call and convene a meeting of its stockholders to consider or vote on any matter inconsistent with the consummation of the transactions contemplated by this Agreement.

   7.8. NO UNDERTAKINGS. Prior to Closing, the Purchaser will not enter into any undertaking that might have a short-term material adverse effect on the price of Purchaser Common Stock without first obtaining the Company's consent, which consent shall not be unreasonably withheld.

   7.9. NOTICE OF LITIGATION. The Purchaser will provide written notice to the Company of any litigation, proceeding or governmental investigation which arises, or to the knowledge of the Purchaser, is threatened or in prospect, which is reasonably foreseen to exceed $125,000 in cost or liability after the date of this Agreement and prior to the Closing, against or relating to the Purchaser or any of its subsidiaries, their respective properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to the Purchaser with respect to such litigation, proceeding or investigation.

   7.10. PRESS RELEASES. The Purchaser will not, unless approved by the Company hereto in advance, issue any press release or written statement for general circulation or other written public disclosure relating to the transactions contemplated hereby, except as otherwise required by law, it being contemplated that the Purchaser and the Company will issue a joint press release announcing the Merger and the transactions contemplated by this Agreement.

   7.11. INDEMNIFICATION.

         (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now or was any time prior to the date of this Agreement a director, officer or employee of Company is, or threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he is or was a director, officer or employee of the Company, this Agreement is or any of the transactions contemplated hereby, parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. From and after the Closing, the Purchaser shall indemnify persons who served as directors and officers of the Company on or before the Closing in accordance with and subject to the provisions of the Purchaser's indemnification for its directors and officers.

         (b) Purchaser shall use best efforts to cause the persons serving as officers and directors of Company immediately prior to the Closing to be covered for a period of six years from the Closing by the directors' and officers' liability insurance policy maintained by Company (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing in terms and conditions which are not less advantageous to such policy) with respect to acts or omissions occurring prior to the Closing which were committed by such officers and directors in their capacity as such.

         (c) In the event that the Purchaser or any successors or assigns (i) consolidates or merges with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys substantial properties or assets to another person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or Newco, as the case may be, assume the obligations set forth in this section. The provisions of this section are intended to be for the benefit and shall be enforceable by each indemnified party and his/her heirs and representatives.

   7.12. COVENANTS WITH RESPECT TO NEWCO. Purchaser covenants and agrees that at or prior to the Effective Time: (i) Purchaser will cause Newco to be a trust company chartered under Massachusetts law for the purpose of effecting the merger of the Company with and into Newco and Newco will be validly existing and in good standing under Massachusetts law; (ii) Newco will have full corporate power and authority to execute and deliver this Agreement, the Merger Agreement and to consummate the transactions contemplated hereby and thereby, (iii) the Board of Directors of Newco and Purchaser, as the sole shareholder of Newco will have duly and validly approved and adopted this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Newco will be necessary to consummate the transactions so contemplated, (iv) this Agreement will constitute a valid and binding obligation of Newco enforceable in accordance with its terms; and (v) Purchaser will cause Newco to execute and deliver this Agreement and the Merger Agreement as soon as practicable.

                                      VIII.
                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS

   Unless waived by the Purchaser in writing in its sole discretion, all obligations of the Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing, of each of the following conditions:

   8.1. APPROVAL OF COMPANY STOCKHOLDERS. The transactions contemplated by this Agreement shall have been duly approved by the requisite affirmative vote of the issued and outstanding shares of the capital stock of the Company; and not more than 10% of the issued and outstanding shares of Company Common Stock shall have been the subject of objection to the transactions hereunder and demand for payment pursuant to statutory appraisal rights.

   8.2. REGULATORY APPROVAL AND EXPIRATION OF WAITING PERIODS. The Purchaser and the Company shall have received all regulatory approvals required or deemed necessary in connection with the Merger, this Agreement, and the transactions contemplated hereby and thereby, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied.

   8.3. NO COURT ORDER, DECREE OR INJUNCTION. Neither the Purchaser nor the Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Merger.

   8.4. REPRESENTATIONS, WARRANTIES AND COVENANTS. In all material respects, the representations and warranties of the Company contained in this Agreement shall be in all material respects true at and as of the date of this Agreement and shall be deemed made again at and as of the date of the Closing; the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing; and the Purchaser shall have received from the Company a certificate or certificates in such reasonable detail as the Purchaser may reasonably request, signed by the Chairman of the Board or President of the Company and dated the date of the Closing, to the foregoing effect.

   8.5. OPINION OF COUNSEL TO THE COMPANY. The Company shall have delivered to the Purchaser a favorable opinion of the Company's counsel, dated the date of Closing, in form and substance satisfactory to the Purchaser and its counsel with respect to the transactions contemplated hereby and by the Merger.

   8.6. ACCOUNTANTS' LETTER. The Purchaser and the Company shall have received a favorable opinion of Arthur Andersen LLP in substance satisfactory to the Purchaser, to the effect that the acquisition of the Company by the Purchaser may be accounted for by the Purchaser as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

   8.7. ACCURACY OF REGISTRATION STATEMENT AND PROXY STATEMENT. On and as of the dates of the meetings of the stockholders of the Company, and, if required, the Purchaser at which action is to be taken on the transactions contemplated hereby, the Registration Statement and Proxy Statement and prospectus included therein shall contain no statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made therein not misleading.

   8.8. CONSENTS AND ACTIONS; CONTRACTS. All requisite material consents of any third parties and other actions which the Company has covenanted to use its best efforts to obtain and take shall have been obtained and completed except such consents and actions as the Company has failed to obtain or take despite using its best efforts.

   8.9. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement and Proxy Statement shall have become effective, and no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been instituted, pending or threatened in writing.

   8.10. OTHER EVIDENCE. The Purchaser shall have received from the Company such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors and stockholders of the Company, as the Purchaser shall reasonably request.

   8.11. NO MATERIAL ADVERSE CONDITION. There shall not have been a material adverse condition with respect to the Company as of the date of the Closing. For purposes of this Section, a "material adverse condition" is a condition which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of the Purchaser, would result in a substantial loss or damage to the properties or assets of the Company whether or not insured, that would materially affect or impair the ability of the Company to conduct its business as presently conducted.

   8.12. TAX MATTERS. The Purchaser shall have received a favorable opinion of Piper & Marbury LLP in substance satisfactory to the Purchaser, to the effect that: (a) no gain or loss will be recognized by the Purchaser, the Company or Newco as a result of the Merger; and (b) to such further effect, consistent with the foregoing, as may reasonably be required.


                                       IX.
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

   Unless waived by the Company in writing in its sole discretion, all obligations of the Company under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

   9.1. REGULATORY APPROVAL AND EXPIRATION OF WAITING PERIODS. The Purchaser and the Company shall have received all regulatory approvals required or deemed necessary in connection with the Merger, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied.

   9.2. NO COURT ORDER, DECREE OR INJUNCTION. Neither the Purchaser nor the Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Merger.

   9.3. REPRESENTATIONS, WARRANTIES AND COVENANTS. In all material respects, the representations and warranties of the Purchaser contained in this Agreement shall be true as of the date of this Agreement and shall be deemed made again at and as of the date of the Closing; the Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing; and the Company shall have received from the Purchaser a certificate or certificates in such reasonable detail as the Company may reasonably request, signed by the Chair of the Board or President of the Purchaser and dated the date of the Closing, to the foregoing effect.

   9.4. OPINION OF COUNSEL TO THE PURCHASER. The Purchaser shall have delivered to the Company a favorable opinion of the Purchaser's counsel dated the date of Closing, in form and substance satisfactory to the Company and its counsel with respect to the transactions contemplated hereby and by the Merger.

   9.5. LISTING. All action shall have been taken by the Purchaser to have the Purchaser Common Stock to be delivered hereunder listed on the NASDAQ NMS.

   9.6. APPROVAL OF COMPANY STOCKHOLDERS. The transactions contemplated by this Agreement shall have been approved by the requisite affirmative vote of the issued and outstanding shares of the capital stock of the Company.

   9.7. ACCURACY OF REGISTRATION STATEMENT AND PROXY STATEMENT. On and as of the date of the meeting of the stockholders of the Company at which action is to be taken on the transactions contemplated hereby, the Registration Statement and Proxy Statement and prospectus included therein shall contain no statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made therein not misleading.

   9.8. CONSENTS AND ACTIONS; CONTRACTS. All requisite consents of any third parties and other actions which the Purchaser has covenanted to use its best efforts to obtain and take under Section 7.1 hereof shall have been obtained and completed, except such consents and actions as the Purchaser has failed to obtain or take despite using its best efforts.

   9.9. FINANCIAL ADVISOR'S OPINION. The Company shall have received, for inclusion in the Registration Statement and Proxy Statement, an opinion of Alex Sheshunoff & Company, to the effect that the transactions hereunder are fair, from a financial point of view, to the stockholders of the Company.

   9.10. EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement and Proxy Statement shall have become effective, and no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been instituted, pending or threatened.

   9.11. OTHER EVIDENCE. The Company shall have received from the Purchaser such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors and stockholders of the Purchaser, as the Company reasonably shall request.

   9.12. NO MATERIAL ADVERSE CONDITION. There shall not have been a material adverse condition with respect to the Purchaser from the date of this Agreement to the Closing. For purposes of this Section, a "material adverse condition" is a condition which either alone or when aggregated with other conditions has resulted or, in the reasonable opinion of the Company, would result in a substantial loss or damage to the properties or assets of the Purchaser taken as a whole, whether or not insured, that would materially affect or impair the ability of the Purchaser to conduct their business as presently conducted.

   9.13. PURCHASER DETERMINATION PRICE. The Determination Price shall be at least $23.25; provided, however, that the Company must notify the Purchaser in writing within three business days after the Determination Price is calculable that it intends to exercise its termination right.

   9.14. TAX MATTERS. The Company shall have received favorable opinions of Bingham, Dana & Gould, and of Piper & Marbury LLP, dated the date upon which the Registration Statement shall have become effective, and on the date of Closing, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes (a) the transactions described in SECTION 1 hereto constitute one or more reorganizations as described in Section 368(a)(1) (including, without limitation, Sections 368 (a)(1)(A) and 368(a)(2)(D)) and related sections of the Code; and (b) no gain or loss will be recognized by a stockholder of the Company upon the exchange of shares of Company Common Stock for Purchaser Common Stock it being understood that such opinion will not extend to cash received in lieu of fractional shares or cash received by dissenters, if any, and in respect of other substantial federal income tax effects as the Company may reasonably require, including, without limitation, such opinions as are customary in transactions of a like or substantially similar character. In rendering any such opinion, such counsel may require and rely, to the extent they deem necessary or appropriate, upon opinions of other counsel and upon representations of an officer or officers of the Company and/or the Purchaser and/or any of any affiliates of either thereof.

   9.15. PURCHASER COMMON STOCK LISTED. The shares of Purchaser Common Stock which shall be issued to the Stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ NMS, subject to official notice of issuance.

   9.16. POOLING OF INTEREST. The Company shall have received a letter from Arthur Andersen LLP addressed to the Company and Purchaser to the effect that the Merger will qualify for "Pooling of Interests" accounting treatment.


                                       X.
                       TERMINATION, WAIVER AND AMENDMENT.

   10.1. TERMINATION. This Agreement, the Merger Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby may be terminated prior to the Closing, either before or after their approval by the stockholders of the Purchaser or the Company:

          (i) by the mutual consent of the Purchaser and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

          (ii) by the Purchaser or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein which is not cured within 30 days after the date of written notice from the other party hereto;

          (iii) by the Purchaser or the Company in writing, if the applications for prior approval referred to in Article V hereof have been denied, and the time period for appeals and requests for reconsideration has run;

          (iv) by the Purchaser or the Company, in writing, if the Company's stockholders do not approve the transactions contemplated herein at the annual or special meeting duly called for that purpose as contemplated herein;

          (v) by the Purchaser or the Company in writing, in the event either discovers a continuing material adverse condition which cannot be corrected with respect to the other party;

          (vi) by the Purchaser or the Company in writing, if the Closing has not occurred by the close of business on June 30, 1996;

          (vii) by the Company if the Determination Price is less than $23.25; provided, however, that the Company must notify the Purchaser in writing within three business days after the Determination Price is calculable that it intends to exercise its termination right.

   10.2. EFFECT OF TERMINATION. In the event this Agreement and the Merger Agreement are terminated pursuant to SECTION 10.I hereof, this Agreement and the Merger Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in SECTIONS 6.4 and 7.6 hereof and the provisions relating to expenses set forth in SECTION 11.1 hereof shall continue in effect.

   10.3. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants in this Agreement, the Merger Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Closing other than covenants that by their terms are to survive or be performed after the Closing and no party hereto shall be under any liability whatsoever with respect to any such representation, certification or warranty, it being intended that the sole remedy of any party for a breach of any such representation, certification or warranty shall be to elect not to proceed with the Closing hereunder if such breach has resulted in a condition to such party's obligations hereunder not being satisfied; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Purchaser, Newco or the Company (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either the Purchaser or the Company, the aforesaid representations, warranties and covenants being material inducements to the consummation by the Purchaser, Newco and the Company of the transactions contemplated herein. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

   10.4. WAIVER. Except with respect to any required stockholder or regulatory approval, the Purchaser and the Company, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement and the Merger Agreement by the stockholders of the Purchaser, if required, and the Company) extend the time for the performance of any of the obligations of or other acts of the other party, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Merger Agreement or any document delivered pursuant thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Merger Agreement or (iii) the performance by such parties of any of its obligations set out herein or therein.

   10.5. AMENDMENT OR SUPPLEMENT. This Agreement and the Merger Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto; provided, however, that after any approval of the transactions contemplated by this Agreement by Company stockholders, there may not be without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to any stockholders hereunder other than as contemplated by this Agreement. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.


                                       XI.
                                  MISCELLANEOUS

   11.1. EXPENSES. (a) Each party to this Agreement shall pay all of its expenses relating hereto, including fees and disbursements of its counsel, accountants, investment bankers, and financial advisors, whether or not the transactions hereunder are consummated. Expenses of printing this Agreement, the Registration Statement and Proxy Statement and any other documents used in the transactions contemplated hereunder and the fee for registration under the Securities Act of the shares of Purchaser Common Stock to be issued upon the conversion of shares of Company Common Stock shall be paid by the Purchaser.

   11.2. ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. The terms and conditions of this Agreement and the Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the Merger Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

   11.3. NO ASSIGNMENT. No party hereto may assign any of its rights or obligations under this Agreement to any other person without the written consent of the other party hereto.

   11.4. NOTICES. All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and, (a) if to the Purchaser, shall be addressed to F. Sheldon Prentice, Senior Vice President, General Counsel and Secretary, Chittenden Bank, Two Burlington Square, Burlington, Vermont 05401, with a copy to E. Miles Prentice, III, Piper & Marbury LLP, 53 Wall Street, New York, New York 10005 and (b) if to the Company, shall be addressed to Flagship Bank and Trust Company, 306 Main Street, P.O. Box 487, Worcester, Massachusetts 01613-0487, Attention: Mr. Donald J. McGowan with a copy to Neal J. Curtin, Esq., Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110.

   All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or delivered personally or sent by facsimile transmission or overnight express, and shall be sufficient and effective when delivered to or received at the address so specified. The Purchaser and the Company each may change the address at which it is to receive notice by like written notice to the other.

   11.5. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and same instrument.

   11.6. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts.

   11.7. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its respective covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury to the Purchaser or the Company for which damages, even if available, will not be an adequate remedy. Accordingly, the Company and the Purchaser hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the Company's or the Purchaser's obligations and to the granting by any such court of the remedy of the specific performance by the Company or the Purchaser of their respective obligations hereunder.

   11.8. HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   IN WITNESS WHEREOF, the Purchaser and theCompany have caused this Agreement to be duly executed by their respective Chairs of the Board or Presidents, and attested to by their respective Secretaries or Assistant Secretaries, thereunto duly authorized, as of the date first above written.

ATTEST:                                          CHITTENDEN CORPORATION

s/F. Sheldon Prentice                            BY: s/Paul A. Perrault
------------------------                         -----------------------
  F. Sheldon Prentice,                                 Paul A. Perrault,
  Secretary                                            President and CEO


ATTEST:                                          FLAGSHIP BANK AND TRUST COMPANY

s/Denise Solodyna                                BY:  s/Donald J. McGowan
----------------------                           -------------------------
  Denise Solodyna,                                      Donald J. McGowan,
  Treasurer and Clerk                                   President and CEO

ADDENDUM

   IN WITNESS WHEREOF, the Chittenden Acquisition Bank has caused this Agreement to be duly executed by its duly authorized President and attested to by its Clerk as of the date set forth above.

ATTEST:                                         CHITTENDEN ACQUISITION BANK

s/Denise Solodyna                               BY:  s/Donald J. McGowan
------------------------                        ---------------------------
  Denise Solodyna,                                     Donald J. McGowan,
  Treasurer and Clerk                                  President and CEO

                                 PLAN OF MERGER

                    MERGER OF FLAGSHIP BANK AND TRUST COMPANY
                                      INTO
                           CHITTENDEN ACQUISITION BANK

                                    ARTICLE 1

   FLAGSHIP BANK AND TRUST COMPANY ("Company") and CHITTENDEN CORPORATION ("Purchaser"),have entered into an Agreement and Plan of Reorganization dated as of September 19, 1995 (the "Reorganization Agreement"), providing for the merger of the Company with and into Chittenden Acquisition Bank ("CAB"),a Massachusetts corporation to be formed, with CAB, the surviving entity, thereby effecting the acquisition of the Company by the Purchaser (the "Merger"). The Merger shall take effect at the time and date (the "Effective Date") of the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts. The Merger of the Company with and into CAB shall have all the effects set forth in
Section 36 of Chapter 172 and Section 80 of Chapter 156B of the Massachusetts General Laws, with CAB being the surviving corporation and a wholly-owned subsidiary of Purchaser. By virtue of the Merger, the separate existence of the Company shall cease, CAB, as the Surviving Corporation, shall continue to be governed by the laws of the Commonwealth of Massachusetts and shall continue the banking business authorized to be conducted under Massachusetts law, and the separate corporate existence of CAB as a wholly-owned subsidiary of Purchaser with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. CAB will operate its business under the name of Flagship Bank and Trust Company and the existing name "CAB" shall cease.


                                    ARTICLE 2

  From and after the Effective Date, the Articles of Incorporation and By-Laws of the Company shall become the Articles of Incorporation and By-Laws of CAB (subject to such amendments as may subsequently be adopted pursuant to the provisions thereof and of applicable law), and the Board of Directors and Officers of the Company shall be the Board of Directors and Officers of the surviving corporation (with the addition of up to two Directors to be named by the Purchaser) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company's Articles of Incorporation and By-Laws.


                                    ARTICLE 3

   The manner and basis of exchanging and converting the shares of the Company and the Purchaser is as follows:

   (A) OUTSTANDING PURCHASER SHARES. The shares of the capital stock of the Purchaser issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding from and after the Effective Date, shall not be converted and shall otherwise be unchanged by the Merger; provided, however, the number of such shares issued and outstanding shall be increased by virtue of the effect of Paragraph B of this Article 3.

   (B) OUTSTANDING COMPANY COMMON STOCK. At the Effective Date and in consideration of the Merger, each share of Company common stock, par value $2.815 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Date (except for any Dissenting Shares, as defined in Paragraph (F) of this Article 3), shall, on the Effective Date, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive the Per Share Consideration which shall consist of:

    1.20 shares of fully paid and non-assessable Common Stock of the Purchaser, par value $1.00 per share (the "Purchaser Common Stock") for each share of Company Common Stock.

    At the Effective Date and in consideration of the Merger, each share of CAB common stock theretofore authorized (whether issued or unissued) shall remain outstanding and continue to be held by the Purchaser.

   As promptly as practicable after the Effective Date, the Purchaser shall cause the paying agent to send to each holder of record of Company Common Stock (excluding the holders of any Dissenting Shares) transmittal materials for use in exchanging Company Common Stock certificates for the Per Share Consideration. Upon surrender to the paying agent of such certificates, together with such transmittal materials duly executed and completed in accordance with the instructions thereto (or upon completion of reasonable procedures pertaining to lost certificates), Purchaser shall promptly cause to be paid to the persons entitled thereto the Per Share Consideration to which such persons are entitled, after giving effect to any required tax withholdings. No interest shall accrue or be paid on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Purchaser that such tax has been paid or is not applicable. Neither the paying agent nor Purchaser shall be liable to any holder of certificates for shares of Company Common Stock for any amount paid to a public official pursuant to any applicable property, escheat or similar law.

   (C) TREASURY SHARES; SHARES OWNED BY PURCHASER. Each share of Company Common Stock issued and held in the treasury of the Company or beneficially owned by Purchaser on the Effective Date shall be cancelled and retired, and no right to receive the Per Share Consideration shall arise with respect thereto.

   (D) CONVERSION OF SHARES. On and after the Effective Date, the shares of CAB Common Stock shall remain the sole property of Purchaser, former holders of certificates for shares of Company Common Stock shall cease to have any rights as stockholders of the Company and the holders of such shares shall thereafter be entitled only to the shares of Purchaser Common Stock and right to receive cash into which their shares of Company Common Stock shall have been converted in the Merger, subject to any rights under the Massachusetts Business Corporation Law. Until certificates for Company Common Stock are presented to the paying agent as contemplated by Paragraph (B) of this Article 3, each such certificate shall be deemed for all purposes to evidence ownership of the number of shares of Purchaser Common Stock and the right to receive cash into which such shares of Company Common Stock shall have been converted pursuant to the Merger. Unless and until such outstanding certificates shall be surrendered, no dividend on or other distribution, if any, payable to holders of record of Purchaser Common Stock shall be paid to the holder of such outstanding certificate, but upon surrender of such outstanding certificate there shall be paid to the record holder thereof the amount, without interest thereon, of dividends and other distributions, if any, which subsequent to the Effective Date have been declared and become payable with respect to the number of shares of Purchaser Common Stock represented thereby.

   (E) CONVERSION OF COMPANY STOCK OPTIONS. At the Effective Time, each option granted by the Company to purchase shares of Company common stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Purchaser common stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company stock option plan (the "Company Stock Plan")):

         (i) the number of shares of Purchaser common stock to be subject to the new options shall be equal to the product of the number of shares of Company common stock subject to the original option times the Per Share Consideration, provided that any fractional shares of Company common stock resulting from such multiplication shall be rounded down to the nearest share; and

         (ii) the exercise price per share of Purchaser common stock under the new option shall be equal to the exercise price per share of Company common stock under the original option divided by the Per Share Consideration, provided that such exercise price shall be rounded up to the nearest cent.

   The adjustment provided herein with respect to any options which are "incentive stock options" as defined in Section 4.22 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and is intended to be effected in a manner which is consistent with Section 4.24(a) of the Code, the duration and other terms of the new options shall be the same as the original option except that all references to Company shall be deemed to be references to Purchaser. The Purchaser's Common Stock covered by the new Purchaser options will be registered for resale by the holders of such options from the Effective Time.

   (F) FRACTIONAL SHARES. In lieu of the issuance of fractional shares of Purchaser Common Stock pursuant to Paragraph (B) of this Article 3, cash adjustments, without interest, will be paid to the holders of Company Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the average closing price of Purchaser Common Stock on the NASDAQ NMS for the twenty (20) consecutive trading days ending on the fifth trading day prior to the date before receipt of the last regulatory approval (the "Determination Price").
For purposes of determining whether, and in what amounts, a particular holder of Company Common Stock would be entitled to receive pursuant to this Paragraph
(F), shares of record held by one holder and represented by two or more certificates shall be aggregated.

   (G) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Date and which are held by stockholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of Sections 86 through 98 of the MBCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Per Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the MBCL. If any such holder so loses such rights, such shares shall thereupon be deemed converted into and become exchangeable for the right to receive, as of the Effective Date, the Per Share Consideration without any interest thereon. If the holder of any such shares shall become entitled to receive payment therefor pursuant to this Paragraph (F) or applicable law, such payment shall be made by Purchaser. The Company shall give Purchaser (i) prompt notice of any Dissenting Shares, withdrawals of Dissenting Shares of any other instruments served pursuant to Sections 86 through 98 of the MBCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Shares. The Company will not voluntarily make any payment with respect to any Dissenting Shares and will not, except with the prior written consent of Purchaser, settle or offer to settle any Dissenting Shares.

   (H) CLOSING OF COMPANY TRANSFER BOOKS. On the Effective Date, the Stock transfer books of the Company will be closed and no transfers of shares of Company capital stock shall thereafter be made.

   (I)  CORPORATE ORGANIZATION.

        (i) ARTICLES OF ORGANIZATION. At the Effective Date, the Articles of Organization of the Company as in effect at the Effective Date shall become the Articles of Organization of CAB as the surviving entity.

        (ii) BY-LAWS. At the Effective Date, the By-Laws of the Company as in effect immediately prior to the Effective Date shall become the By-Laws of CAB as the surviving entity until thereafter amended in accordance with applicable law.

        (iii) OFFICERS AND DIRECTORS. At the Effective Date, the officers, including the Chairman of the Board and the President, and directors of the Company immediately prior to the Effective Date shall become the officers and directors of CAB as the surviving entity, and, in addition, up to two other members of the Board of Directors may be designated by the Purchaser, each to hold office in accordance with the Articles of Organization and By-Laws of CAB as the surviving entity until their respective successors are duly elected and appointed and qualified.

                                    ARTICLE 4

   (A)  AMENDMENT AND TERMINATION.

        (i) TERMINATION. Notwithstanding the approval and adoption of this Plan of Merger by the stockholders of the Company, this Plan of Merger shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Reorganization Agreement.

        (ii) AMENDMENT. This Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto pursuant to an amendment to the Reorganization Agreement approved in the manner therein provided. If any such amendment to the Reorganization Agreement is so approved, any amendment to this Plan of Merger required by such amendment to the Reorganization Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.


                                    ARTICLE 5

   (B)  MISCELLANEOUS.

        (i) COUNTERPARTS. This Plan of Merger shall be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

        (ii) GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ATTEST:                                   CHITTENDEN CORPORATION

s/F. Sheldon Prentice                     BY:  s/Paul A. Perrault
-----------------------                   ---------------------------
  F. Sheldon Prentice,                           Paul A. Perrault,
  Secretary                                      President and CEO


ATTEST:                                   FLAGSHIP BANK AND TRUST COMPANY

s/Denise Solodyna                         BY:  s/Donald J. McGowan
-------------------                       -----------------------------
   Denise Solodyna                               Donald J. McGowan,
   Treasurer and Clerk                           President and CEO


ADDENDUM

ATTEST:                                   CHITTENDEN ACQUISITION BANK

s/Denise Solodyna                         BY:  s/Donald J. McGowan
-------------------                       ----------------------------
  Denise Solodyna,                               Donald J. McGowan,
  Treasurer and Clerk                            President and CEO

                                   APPENDIX B

                    ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                                                              September 19, 1995

Board of Directors
Flagship Bank and Trust Company
306 Main Street
Worcester, Massachusetts 01608

Members of the Board:

You have requested our opinion, as an independent financial analyst to the common shareholders of Flagship Bank and Trust Company, Worcester, Massachusetts ("Company"), as to the fairness, from a financial point of view to the common shareholders of Company, of the terms of the proposed merger of Company with and into Chittenden Corporation, Burlington, Vermont ("Purchaser"). Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Company Common Stock issued and outstanding immediately prior to the Merger shall be converted into 1.2 shares of fully paid and non-assessable Common Stock of the Purchaser. Each Company Stock Option which shall be outstanding at the Effective Time of the Merger shall thereafter be exercisable solely to purchase a number of shares of Purchaser Common Stock equal to the product of the number of Company shares represented by the Company Stock Options multiplied by 1.2.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Company and Purchaser. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed (i) the Agreement and Plan of Reorganization between Purchaser and Company; (ii) the most recent internal auditor's reports to the Boards of Directors of each organization; (iii) the August 31, 1995 balance sheet and income statement for Company, the June 30, 1995 balance sheet and income statement for Purchaser and the audited December 31, 1994 balance sheet and income statement for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization;



NINETEEN FLOOR
98 SAN JACINTO BOULEVARD
AUSTIN, TEXAS 78701
FAX 512-472-8953
TELEPHONE 512-479-8200

Board of Directors
Flagship Bank and Trust Company
September 19, 1995
Page 2

(viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the Minutes of the Board of Directors meetings of each organization; (xi) the most recent Board report for each organization; (xii) the listing and description of significant real properties for each organization;
(xiii) material leases on real and personal property; (xiv) the directors and officers liability and blanket bond insurance policies for each organization; and (xv) market conditions and current trading levels of outstanding equity securities of both organizations.

We have also had discussions with the management of Company and Purchaser regarding their respective financial results and have analyzed the most current financial data available on Company and Purchaser. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Company and Purchaser to discuss the foregoing information with them.

We have considered certain financial data of Company and Purchaser, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Company or Purchaser.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Company shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Company and Purchaser, it is our opinion, as of September 19, 1995, that the proposed transaction is fair and equitable to all Company shareholders from a financial point of view.

Our opinion is directed to the Board of Directors of Company and does not constitute an endorsement of the merger or a recommendation to any stockholder of Company as to how such stockholder should vote.

Board of Directors
Flagship Bank and Trust Company
September 19, 1995
Page 3

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                        Respectfully submitted,

                                        ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING
                                        AUSTIN, TEXAS

                                        By: /s/ Wade Schuessler
                                            -----------------------

                                            Wade Schuessler
                                            Vice President


HWS/kad

           Form of Opinion of Alex Sheshunoff & Co. Investment Banking

                              (January 3, 1996)

Board of Directors
Flagship Bank & Trust Company
306 Main St., P.O. Box 487
Worcester, MA 01608

Members of the Board:

You have requested our opinion, as an independent financial analyst to the common shareholders of Flagship Bank and Trust Company, Worcester, Massachusetts ("Company"), as to the fairness, from a financial point of view to the common shareholders of Company, of the terms of the proposed merger of Company with and into Chittenden Corporation, Burlington, Vermont ("Purchaser"). Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Company Common Stock issued and outstanding immediately prior to the merger shall be converted into 1.2 shares of fully paid and nonassessable Common Stock of the Purchaser. Each Company Stock Option which shall be outstanding at the Effective Time of the Merger shall thereafter be exercisable solely to purchase a number of shares of Purchaser Common Stock equal to the product of the number of Company shares represented by the Company Stock Options multiplied by 1.2.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Company and Purchaser. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed (i) the Agreement and Plan of Reorganization between Purchaser and Company, (ii) the internal auditor's reports to the Boards of Directors of each organization; (iii) the September 30, 1995 balance sheet and income statement for each organization and the audited December 31, 1994 balance sheet and income statement for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the Minutes of the Board of Directors meetings of each organization; (xi) the Board report for each organization; (xii) the listing and description of significant real properties for each organization; (xiii) material leases on real and personal property;
(xiv) the directors and officers liability and blanket bond insurance policies for each organization; and (xv) market conditions and current trading levels of outstanding equity securities of both organizations.

We have also had discussions with the management of Company and Purchaser regarding their respective financial results and have analyzed the most current financial data available on Company and Purchaser. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Company and Purchaser to discuss the foregoing information with them.

We have considered certain financial data of Company and Purchaser, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Company or Purchaser.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Company shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Company and Purchaser, it is our opinion, as of January 3, 1996, that the proposed transaction is fair and equitable to all Company shareholders from a financial point of view.

Our opinion is directed to the Board of Directors of Company and does not constitute an endorsement of the merger or a recommendation to any stockholder of Company as to how such stockholder should vote.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

Respectfully submitted,

ALEX SHESHUNOFF & CO.
INVESTMENT BANKING
AUSTIN, TEXAS

  By: s/Wade Schuessler
     ---------------------
     Wade Schuessler
     Vice President


               CONSENT OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING


In connection with the proposed merger of Flagship Bank and Trust Company, Worcester, Massachusetts with and into Chittenden Corporation, Burlington, Vermont, the undersigned, acting as an independent financial analyst to the common shareholders of Flagship Bank and Trust Company, hereby consents to the reference to our firm in the proxy statement and to the inclusion of our fairness opinion as an exhibit to the proxy statement.


                                   January 3, 1996

                                   ALEX SHESHUNOFF & CO.
                                   INVESTMENT BANKING
                                   AUSTIN, TEXAS

                                   By:  s/Wade Schuessler
                                        ------------------
                                        Wade Schuessler
                                        Vice President

                                   APPENDIX D

                               STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of September 19, 1995, between Flagship Bank and Trust Company, a Massachusetts trust company (the "Company"), and Chittenden Corporation, a Vermont corporation (the "Purchaser").

   WHEREAS, the Purchaser and the Company have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement is being executed by the parties hereto simultaneously with this Agreement; and

   WHEREAS, as a condition to the Purchaser's entry into the Reorganization Agreement and in consideration for such entry, the Company has agreed to grant the Purchaser the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

   1. GRANT OF OPTION. On the terms and conditions contained in this Agreement, the Company hereby grants to the Purchaser an unconditional, irrevocable option (the "Option") to purchase up to 359,939 shares (the "Option Shares") of the common stock, par value $2.815 per share (the "Common Shares"), of the Company, representing upon the date of issuance of such option shares 24.9 percent (24.9%) of the aggregate of the issued and outstanding Common Shares as of the date hereof, at a price of $20.00 per share (the "Option Price").

   2. EXERCISE OF OPTION. The Option may not be exercised or transferred except upon and after the occurrence of any of the events set forth in this paragraph
2. The Purchaser may exercise or transfer the Option, in whole or in part, at any time or from time to time after (a) any person or group (as such terms are defined in the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than the Purchaser or a wholly-owned subsidiary of the Purchaser, ("Other Party") acquires after the date hereof beneficial ownership ofor the right to acquire such beneficial ownership or to vote at least 20 percent (20%) of the then outstanding Common Shares, other than any person acquiring such beneficial ownership by will or operation of law; or (b) there shall be publicly announced prior to the meeting of the Company stockholders contemplated by SECTION 6.5 of the Reorganization Agreement any proposal by such a person or group relating to (i) any merger, consolidation or acquisition of all or substantially all of the assets of the Company or other business combination involving the Company which the Company's Board of Directors shall have authorized, recommended or entered into, or (ii) a change in the ownership of 20 percent (20%) or more of the Common Shares then outstanding and the Company's stockholders shall have failed to approve the Reorganization Agreement and the transaction contemplated
thereby.   The Company shall notify the Purchaser promptly in writing of the occurrence of any of the events set forth in the preceding sentence, it being understood that the giving of such notice by the Company shall not be a condition to the right of the Purchaser to transfer or exercise the Option.
The Company will not take any action which would have the effect of preventing or disabling the Company from delivering the Option Shares to the Purchaser upon exercise of the Option or otherwise performing its obligations under this Agreement. In the event the Purchaser wishes to exercise the Option, the Purchaser shall send a written notice to the Company specifying the total number of Option Shares it wishes to purchase and a place and date between three and fifteen business days inclusive from the date such notice is given for the closing of such purchase (a "Closing"), provided, however, that a Closing shall not occur prior to the receipt of all necessary regulatory approvals therefor.

   3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder the Purchaser will either (i) make payment to the Company of the aggregate price for the Option Shares so purchased by delivery of immediately available funds and the Company will deliver to the Purchaser a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of the Purchaser or its designee in such denominations as were specified by the Purchaser in its notice of exercise; or (ii) notify the Company that the Purchaser will accept payment from the Other Party of the difference between the Company's per share consideration pursuant to the agreement with the Other Party and $20.00 per share. In connection with any partial exercise of the Option, the Purchaser (or any direct or indirect assignee or transferee ofthe Purchaser) shall be entitled to surrender this Stock Option Agreement to the Company in exchange for two or more Stock Option Agreements entitling the holders thereof to purchase in the aggregate the same number of Common Shares as may be purchasable hereunder upon the same terms and conditions as set forth herein.

   4. REPRESENTATIONS AND WARRANTIES.

   A.  The Company hereby represents and warrants to the Purchaser as follows:

       (i) AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company.

        (ii) OPTION SHARES. The Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, 359,939 Common Shares, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid, nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights, other than those created by the Purchaser.

   B. The Purchaser hereby represents and warrants to the Company as follows:

      (i) AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions
so  contemplated.   This  Agreement  has been  duly and  validly executed and
delivered by the Purchaser.

       (ii) PURCHASE NOT FOR DISTRIBUTION. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any of the Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

   5.  REGISTRATION RIGHTS.

       A. On or after the occurrence of an event permitting exercise of the Option pursuant to paragraph 2 hereof, the Company shall, at the request of the Purchaser (whether on its own behalf or on the behalf of any subsequent holder of this Option (or part thereof) or any of the Option Shares issued pursuant hereto), promptly prepare, file and keep current a registration statement governing this Option if required under the Securities Act of 1933 (the "Securities Act") governing this Option and any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any Option Shares issued upon total or partial exercise of this Option in accordance with any  plan of  disposition adopted  by  the Purchaser,  except  that the
Company shall not be required to maintain the effectiveness of such registration statement for more than 90 days. The Purchaser, together with any subsequent holder of the Option, shall have the right to demand in the aggregate two such registrations. In connection with each such registration, the Company shall use its best efforts to cause to be delivered to the Purchaser (and any other holder whose Option or Option Shares are the subject of such registration) such certificates, opinions, accountants' letters and other documents as the Purchaser (or such subsequent holder) shall reasonably
request.   All  expenses  incurred  by the  Company  in  complying  with  the provisions of this paragraph 5, including without limitation, all registration and filing fees, printing fees and disbursements of counsel for the Company and blue sky fees and expenses shall be paid by the Company, except that all underwriting discounts and selling commissions applicable to the sales and all fees and disbursements for counsel for the Purchaser shall be paid by the Purchaser and/or the holder whose Option or Option Shares are the subject of such registration.

   B. On or after the occurrence of any event permitting exercise of the Option pursuant to paragraph 2 hereof, each time the Company shall determine to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option or similar plan or a registration statement on Form S-4) by it or any of its security holders, the Company will give written notice of its determination to the Purchaser. Upon the written request of the Purchaser given with 10 days after receipt of any such notice from the Company, the Company will cause all securities which the Purchaser shall request to be included in such registration statement contemplated by this subparagraph B to be included in such registration statement; provided, however, that nothing herein shall prevent the Company from, at any time, abandoning or delaying any such registration; provided further, however, that if the Company determines not to proceed with a registration after the registration statement has been filed with the Securities and Exchange Commission, the Company shall promptly complete the registration for the benefit of the Purchaser if the Purchaser agrees to bear  all incremental expenses  incurred by the Company as  the result of
such registration after  the  Company has  decided  not  to  proceed.   If  any
registration pursuant to this subparagraph B shall be underwritten in whole or in part, the Purchaser may require that any securities requested for inclusion pursuant to this subparagraph B be included in the underwriting on the same terms and conditions as the securities otherwise being sold through underwriters.

   6.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

       A. In the event that any additional Common Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by subparagraph 6(B) of this Agreement), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of Common Shares subject to the Option shall be increased so that, after such issuance, it (together with all Option shares previously issued pursuant hereto) equals 24.9% of the number of Common Shares then issued and outstanding without giving effect to any shares subject or issued pursuant to this Option.

       B. In the event of any change in the Common Shares by reason of stock dividend, split-up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of Option Shares, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so the Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that the Purchaser would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. Whenever the number of Option Shares (or other securities) purchasable upon exercise hereof is adjusted as provided in this subparagraph 6(B), the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares prior to the Adjustment and the denominator of which is equal to the number of Option Shares (or other securities) purchasable after the adjustment.

   7.  FILINGS AND CONSENTS.    The Purchaser  and the  Company each  will use
its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the
consummation  of the  transactions contemplated by this Agreement.   If the
Other Party is prevented from honoring any part of its obligation, the Purchaser reserves the right to negotiate with the appropriate regulators to effect the maximum consideration for the Option Shares.

   8. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that it would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement were not performed by the other party hereto in accordance with their specific terms
or were  otherwise breached.   It is accordingly agreed that each of the parties
hereto shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which each of the parties hereto may be entitled, at law or in equity.

   9. ENTIRE AGREEMENT. This Agreement and the Reorganization Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  10. ASSIGNMENT. At any time or from time to time upon or after the occurrence of any event set forth in the second sentence of paragraph 2, the Purchaser may sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons, subject only to
compliance with applicable law.   In order to effectuate the  foregoing,  the
Purchaser (or any direct or indirect assignee or transferee of the Purchaser) shall be entitled to surrender this Stock Option Agreement to the Company in exchange for two or more Stock Option Agreements entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock as may be purchasable hereunder upon the same terms and conditions as those set forth herein.

  11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

  12. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows):

  If to the Purchaser:

        Chittenden Corporation
        Two Burlington Square
        Burlington, Vermont 05401
        Attention: Paul A. Perrault, President

        With a copy to:

        Chittenden Corporation
        Two Burlington Square
        Burlington, Vermont 05401
        Attention: F. Sheldon Prentice, Secretary

        If to the Company:

        Flagship Bank and Trust Company
        306 Main Street, P.O. Box 487
        Worcester, Massachusetts 01613-0487
        Attention:  Donald J. McGowan

        With a copy to:

        Bingham, Dana & Gould
        150 Federal Street
        Boston, MA  02110
        Attention:  Neal J. Curtin, Esq.


or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

   13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

   14.  DESCRIPTIVE  HEADINGS.   The  descriptive  headings  herein are inserted
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   15.  PARTIES IN INTEREST.   This Agreement shall be binding upon or inure
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (other than an assignee or transferee of the Purchaser pursuant to paragraph 10 hereof) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    17. EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    18. TERMINATION. The Option granted hereby, to the extent not previously exercised, shall terminate upon the earliest of (i) one year after the occurrence of any event set forth in paragraph 2 hereof, (ii) immediately after the Effective Time (as defined in the Reorganization Agreement) or (iii) the termination of the Reorganization Agreement in accordance with the terms thereof prior to the occurrence of any event set forth in paragraph 2 hereof.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:                                   CHITTENDEN CORPORATION

BY:  s/F. Sheldon Prentice               BY:  s/Paul A. Perrault
----------------------------              ------------------------
        F. Sheldon Prentice,                     Paul A. Perrault,
        Secretary                                President and CEO


ATTEST:                                   FLAGSHIP BANK AND TRUST COMPANY

BY:  s/Denise Solodyna                    BY:  s/Donald J. McGowan
-------------------------                 -------------------------
       Denise Solodyna                           Donald J. McGowan,
       Treasurer and Clerk                       President and CEO

                                 APPENDIX H

                            EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT, dated as of the effective date of Flagship Bank and Trust Company's acquisition by Chittenden Corporation, by and between Flagship Bank, a Massachusetts trust company and wholly-owned subsidiary of Chittenden Corporation, a bank holding company organized under the laws of Vermont (the "Bank"), and Donald J. McGowan, an individual residing at 2 Hickory Drive, Worcester, Massachusetts 01609 (the "Executive").

                                    WITNESSETH

  WHEREAS, the Bank desires to employ the Executive as its President and Chief Executive Officer; and

  WHEREAS, the Executive desires to be employed by the Bank as its President and Chief Executive Officer upon the terms and conditions hereinafter provided.

  NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

       ss1. EMPLOYMENT. The Bank agrees to employ the Executive and the Executive agrees to enter the employ of the Bank for the period stated in
  Section 2 hereof.

       ss2. TERM. The Executive shall perform the services specified in Section 3 hereof. The term of the Executive's employment by the Bank hereunder shall be for three (3) years from and upon the effective date of the acquisition of Flagship Bank * Trust Company by Chittenden Corporation, unless terminated prior to such time in accordance with the provisions of this Agreement. The last day of such three (3) year term is herein sometimes referred to as the "EXPIRATION DATE".

       ss3. POSITION, RESPONSIBILITIES AND DUTIES. During the period of his employment hereunder, the Executive agrees to serve as President and Chief Executive Officer of the Bank and to be responsible for the general management of the affairs of the Bank, reporting directly to the Board of the Bank. During said period and without additional compensation, the Executive agrees to serve on the Board of Directors of the Bank or as an officer or director of any subsidiary of the Bank.

       During his employment hereunder, the Executive shall, subject to the direction and supervision of the Board of Directors, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Bank's interests and to the discharge of his duties and responsibilities hereunder. He shall not engage in any other business activity, except as may be approved by the Board of Directors, PROVIDED, HOWEVER, that nothing herein shall be construed as preventing the Executive from:

            (a) investing his assets in a manner not prohibited by Section 15 hereof, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;

            (b) serving on the board of directors of any company, subject to the prohibitions set forth in Section 15, provided the Board of Directors of the Bank shall have approved such service in writing; or

            (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

       ss4. COMPENSATION. For all services rendered by the Executive in any capacity during his employment by the Bank, including without limitation, services as president and Chief Executive Officer and as Director of the Bank and as an officer or director of any subsidiary of the Bank, the Bank shall pay the Executive as compensation a per annum base salary of Two Hundred Thousand Dollars ($200,000). Such base salary shall be payable in accordance with the Bank's customary payroll practices, but in no event less frequently than once monthly. During the period of this Agreement, the Executive's base salary shall be reviewed at least annually. The salary review shall be conducted by the Bank's Board of Directors, or a committee thereof, which will make adjustments to the Executive's base salary in its or their discretion, except that in no event may the Executive's per annum salary be reduced to less than Two Hundred Thousand Dollars ($200,000).

       ss5. REIMBURSEMENT OF EXPENSES. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred in connection with his services to the Bank pursuant to the terms of this Agreement. Inasmuch as the duties of the Executive require frequent and extensive travel, the Bank shall arrange to furnish the Executive with an automobile of the make, model, and year of manufacture suitable to his position and pay all related operating expenses (including fuel), upkeep, and insurance expense related to the operation of such automobile.

       ss6. PARTICIPATION IN BENEFIT PLANS. The Executive will be entitled to participate in all employee benefit programs to be provided by the Bank, if any, on the same basis as other persons employed by the Bank, including, but not limited to, pension plan, profit-sharing plans, medical insurance programs, group life insurance, thrift plans, disability plans, deferred compensation plans, stock option plans, education programs, and general bonus payments as may from time to time be in effect. Nothing contained herein shall be deemed to exclude the Executive from (a) any supplemental compensation or other benefits he might become entitled to as an employee of the Bank and (b) any special incentive compensation programs of the Bank devoted solely to the Executive.

       ss7. INCENTIVE BONUS. As additional compensation for services rendered by the Executive during the period of his employment by the Bank under this Agreement, the Executive may be paid, in addition to the base salary provided in Section 4 hereof, an incentive bonus in an amount based upon the attainment of certain performance objectives during the preceding fiscal year pursuant to the Bank's Incentive Bonus Plan as same may be administered from time to time by the Board of Directors of the Bank with the approval of the Bank's shareholders.

       ss8. LIFE INSURANCE. The Bank shall continue to purchase one or more term or other life insurance policies in sufficient amount to pay to the Executive's designated beneficiary or beneficiaries or their legal representatives a lump sum benefit equal to five (5) times the Executive's per annum base salary as in effect a the time of the Executive's death.

       ss9. VACATION. The Executive shall be entitled to four (4) weeks vacation per year. However, such vacation time is not cumulative and the Executive's failure to take the entire four (4) week vacation period during a given year will not entitle him to more vacation time in any succeeding year, except if otherwise approved by the Bank's Board of Directors.

       ss10.      CLUB MEMBERSHIPS.  The Bank shall pay the membership fees, if any are required, and membership dues incurred by the Executive in connection with his membership in the Worcester Country Club, the Worcester Club and any other clubs and civic organizations approved by the Bank's Board of Directors.

       ss11. WITHHOLDING. All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

       ss12. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 2, the Executive's employment hereunder by the Bank shall terminate under the following circumstances:

       ss12.1. DEATH. In the event of the Executive's death during the Executive's employment hereunder, the Executive's employment shall terminate on the date of his death; PROVIDED, HOWEVER, that the Bank shall continue to pay an amount equal to the Executive's monthly base salary to the Executive's beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation) for a period of three (3) months after the date of the Executive's death, as the base salary rate in effect on the date of his death, said payments to be made on the same periodic dates as salary payments would have been made to the Executive had he not died.

       ss12.2. TERMINATION FOR CAUSE. The Executive's employment hereunder may be terminated without further liability on the part of the Bank for cause by written notice to the Executive setting forth in reasonable detail the nature of such cause. Only the following shall constitute "CAUSE" for purposes of such termination:

       (a) Deliberate dishonesty of the Executive with respect to the Bank or any subsidiary or affiliate thereof which materially and adversely affects the Bank or any such subsidiary or affiliate.

       (b) Conviction of the Executive of a felony or his willful violation of any provision of federal or state banking or securities laws.

       (c) Gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder, which failure continues for more than thirty (30) days after written notice given to the Executive by the Bank, such notice to set forth in reasonable detail the nature of such failure.

       For purposes of this Section 12.2, any action taken by the Bank shall first require a two-thirds vote of all the members of the Board of Directors.

       Should the Executive be terminated for any of the reasons set forth in this Section 12.2, he shall be paid his base salary, earned incentive bonus and other fringe benefits payable hereunder through the date of termination, but shall forfeit his rights to any unvested compensation, benefits, securities or other consideration under this Agreement as of the date of such termination.

       ss12.3. TERMINATION BY THE EXECUTIVE. The Executive's employment hereunder may be terminated effective immediately by the Executive by written notice to the Board of Directors in the event of the failure by the Bank to comply with provisions of Section 4 or material breach by the Bank of any other provisions of this Agreement.

       ss12.4. TERMINATION BY THE BANK WITHOUT CAUSE. The Executive;s employment with the Bank may be terminated without cause by a two-thirds vote of all of the members of the Board of Directors on written notice to the Executive, such termination to be effective upon the date set forth in such notice.

       ss12.5. CERTAIN TERMINATION BENEFITS. In the event of termination pursuant to Sections 12.3 or 12.4, the Executive shall be entitled to the following benefits:

       (a) For the period subsequent to the date of termination until the Expiration Date, the Bank shall continue to pay the Executive a base salary at the rate in effect on the date of termination.

       (b) For the period subsequent to the date of termination until the Expiration Date, the Executive shall continue to receive all benefits described in Sections 6, 8 and 10 hereof existing on the date of termination (except for any cash bonus plans which shall be pro-rated through the date of termination). For purposes of application of such benefits the Executive shall be treated as if he had remained in the employ of the Bank, with an annual base salary at the rate in effect on the date of termination with service credits to continue to accrue during such period as if the Executive had remained in the employ of the Bank.

       (c) If, in spite of the provisions of Section 12.5(b) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to the Executive, or to the Executive's dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank itself shall pay or provide for payment of such benefits and service credits to the Executive, or to the Executive's dependents, beneficiaries or estate.

       (d) Any incentive bonus earned by the Executive for such fiscal year, as determined by the formula established for such fiscal year pursuant to Section 7 hereof.

       ss12.6. NO SET-OFF. The Bank shall not be entitled to set off against any cash compensation to be provided to the Executive under Section 12.5(a).

       ss12.7. TERMINATION BY THE EXECUTIVE UNDER CERTAIN CIRCUMSTANCES. In addition, notwithstanding anything to the contrary in this Agreement, the Executive's employment hereunder may be terminated effectively immediately by the Executive by written notice to the Board of Directors at his unilateral election if the Executive concludes that the circumstances make such resignation advisable. In the event of termination pursuant to this to the
  Section 12.7, Executive shall be entitled to be paid his base salary, earned incentive bonus and other fringe benefits payable hereunder through the date of termination, but shall forfeit his rights to any unvested compensation, benefits, securities or other consideration under this Agreement as of the date of such termination. In the event of an election by the Executive under this Section 12.7, the restrictions contained in Section 15.1 shall continue to apply for their period remaining before the Expiration Date.

       ss13. DISABILITY. If, due to physical or mental illness, the Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, (a) the Board of Directors may designate another executive to act in his place during the period of such disability, and (b) the Bank shall pay monthly disability benefits to the Executive, as follows:

       (i) COMMENCEMENT OF PAYMENT OF DISABILITY BENEFITS. If the Executive becomes disabled, the Bank shall make its next regularly scheduled payment of base salary to the Executive. Subject to Section 13(v) (concerning a determination of disability), the payment of disability benefits shall commence one (1) month after such base salary payment and shall continue until terminated in accordance with this Section 13. This Agreement shall not be construed to require the Bank to pay both base salary and disability benefits to the Executive for the same period.

       (ii) TERMINATION OF PAYMENT OF DISABILITY BENEFITS. The Bank's payment of disability benefits shall terminate on the earlier of (A) the Expiration Date or (B) the date on which the Executive is no longer disabled. The Executive shall be considered no longer disabled when he is able to resume the performance of the duties and responsibilities outlined in Section 4 of this Agreement.

       (iii) AMOUNT OF DISABILITY BENEFITS. While the Executive remains disabled the Bank shall make equal monthly payments to him at an annual rate equal to sixty percent (60%) of the Executive 's annual base salary determined as of the Bank's last payment of base salary before the commencement of the disability, less the amount of any payments made to the Executive from any disability insurance policies maintained by the Bank.

       (iv) EFFECT ON EMPLOYMENT COMPENSATION. During any period in which the Executive is employed by the Bank and receives disability benefits under this
  Section 13, the Bank shall not be obligated to pay the Executive the base salary described in Section 4 of this Agreement, but all other payments and benefits provided hereunder (including without limitation the payment of any incentive bonus earned in accordance with the formula established pursuant to
  Section 7 hereof) shall be continued.

       (V) DETERMINATION OF DISABILITY. If the Bank and the Executive disagree as to whether the provisions of this Section 13 are applicable, the Bank and the Executive (or his personal representative) each shall select a physician, which physicians shall in turn select a third physician. All three physicians shall be permitted to examine the Executive and the diagnosis determined by the majority of such physicians as to the extent of the Executive's disability shall be deemed conclusive and binding on the parties hereto. Regardless of the outcome of this procedure, the Bank shall reimburse the Executive (or his spouse or beneficiary, as the case may be) for fifty percent (50%) of the reasonable and necessary fees and costs directly attributable to such procedure. During the pendency of any such proceeding the Bank shall continue to make the same payments to the Executive of base salary or disability benefits, as the case may be, which the Bank was making at the time such procedure was initiated. If the result of the foregoing proceeding is such that a greater or lesser amount was paid to the Executive than was otherwise due under this Agreement (without giving regard to the reimbursement provisions of this Section), then (A) the Bank shall deduct from or add to, as the case may be, any further payments to the Executive the amount of such overpayment or underpayment, or (B) if no further payments are due the Executive, either the Bank shall pay the Executive the amount of any underpayment or the Executive shall pay the Bank the amount of any overpayment.

       ss14.  CHANGE OF CONTROL.

       (a) In the event that during the term of this Agreement there shall have occurred a "CHANGE OF CONTROL" (as hereinafter defined), the person or persons so acquiring control of the Bank shall assume the Bank's obligations under this Agreement.

       (b) In addition, upon such a Change of Control, the Executive shall be entitled to terminate this Agreement by a written notice to the Bank or its successor, and in such event (in addition to whatever entitlements the Executive shall then have under this Agreement for any benefits other than base salary, incentive bonus or fringe benefits not yet earned), the Executive shall be entitled to receive a severance payment equal to the Executive's "base amount" (as such term is defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) for the calendar year ended prior to the year in which such termination occurs, which severance shall be payable in one lump sum in cash on the date of termination.

       (c) In addition, in the event that, subsequent to such a Change of Control, (i) the Bank or its successor terminates the Executive's employment (other than for the causes specified in Section 12.2 hereof), (ii) the Bank or its successor otherwise breaches this Agreement, or (iii) the successor to the Bank does not expressly assume the Bank's obligations under this Agreement, then the Executive shall have the option either to elect as liquidated damages the payment referred to in Section 14(b) above (in addition to whatever other entitlements the Executive shall then have under this Agreement for any benefits other than base salary, incentive bonus or fringe benefits not yet earned) or to elect to pursue his legal rights for damages for a breach of this Agreement. For these purposes, any diminution in the rights, benefits or entitlements of the Executive or positions or authorities occupied by the Executive prior to the Change of Control shall be conclusively deemed to be a breach of this Agreement.

       (d) For purposes of this Section 14, the term "CHANGE IN CONTROL" shall mean: the direct or indirect acquisition after the date hereof by any person or group (as such terms are defined in the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder) other than Chittenden Corporation or any corporate affiliate of beneficial ownership of or the right to acquire such beneficial ownership or to vote at least twenty-five percent (25%) of the then outstanding shares of Common Stock of the Bank.

       ss15.  NONCOMPETITION AND CONFIDENTIAL INFORMATION.

       ss15.1. NONCOMPETITION. During (a) a period of three (3) years following the effective date of the Executive's employment with the Bank: the Executive will not engage directly, whether as consultant, agent, employee, or otherwise, or through any individual, corporation, association, partnership, estate, trust or any other entity or organization (a "Person"), in Worcester County, Massachusetts,in any of the activities of the Bank conducted during the Employee's employment under this Agreement (i) in the lending, deposit or mortgage business or (ii) in other products and/or services of the Bank as contribute 5% or more of the gross revenue of the Bank for any fiscal quarter during such employment nor will the Executive attempt to hire any employee of the Bank, assist in such hiring by any other Person, or encourage any such employee to terminate his or her relationship with the Bank. Notwithstanding anything else to the contrary in this Agreement, all obligations under this
  Section 15 shall cease upon the occurrence of a Change in Control as defined in Section 14(d) hereof or termination of employment under this Agreement pursuant to Sections 12.3 or 12.4 hereof.

       ss15.2. CONFIDENTIAL INFORMATION. The Executive will not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of the Bank obtained by him incident to his employment with the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the Bank's management but does not include any information which has become part of the public domain by means other than the Executive's non-observance of his obligations hereunder.

       ss15.3. RELIEF; INTERPRETATION. The Executive agrees that the Bank shall be entitled to injunctive relief for any breach by him of the covenants contained in Sections 15.1 or 15.2. In the event that any provision of this
  Section 15 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time, too large a geographic area, or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. For purposes of this Section 15, the term "Bank" shall mean the Bank and any of its subsidiaries.

       ss16. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one of whom shall be appointed by the Executive and the third of which shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Worcester. Such arbitration shall be conducted in the City of Worcester in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be provided in this Section 16. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Bank shall pay (or the Executive shall be entitled to recover from the Bank, as the case may be) the Executive's reasonable attorneys fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

       ss17. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither the Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; PROVIDED, HOWEVER, that the Bank may assign its rights under this Agreement without the consent of the Executive in the event the Bank shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person subject to the rights of the Executive as provided in Section 14 hereof. This Agreement shall inure to the benefit of and be binding upon the Bank and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

       ss18. ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or enforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

       ss19. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main office, attention of the Clerk.

       ss20. HEADINGS FOR REFERENCES ONLY. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

       ss21. ENTIRE AGREEMENT; WAIVER. This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of all the parties, and there are no representations, inducements or other provisions other than those expressed in writing. No Amendment, modification, waiver or discharge of any provision or breach of this Agreement shall be effective unless it is executed in writing by all of the parties. As used herein words in the singular include the plural.

       ss22. COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

       ss23. GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.

  THE BANK:

  FLAGSHIP BANK

  By:     s/Harold N. Cotton
          ------------------
          Harold N. Cotton
  Title:  Chairman of the Board

  THE EXECUTIVE:

          s/ Donald J. McGowan
          --------------------
             Donald J. McGowan

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     As permitted by the Vermont Business Corporation Law ("VBCL"), Article Six,
     Section I of CC's Bylaws provides for indemnification of directors and officers of CC as follows:

          CC shall indemnify (A) its directors to the full extent provided by the general laws of the State of Vermont now or hereafter in force, including the advance of expenses under the procedures provided by such laws; and (B) its officers and employees to the same extent it shall indemnify its directors.

     CC's Bylaws also contain indemnification procedures which implement indemnification. The VBCL permits a corporation to indemnify its directors and officers, among others, against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonestly, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful. CC also maintains directors and officers liability insurance.

     The VBCL permits the charter of a Vermont corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgement or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. CC's Articles do not contain a provision providing for elimination of the liability of its directors or officers to CC or its stockholders for money damages to the fullest extent permitted by Vermont law.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

     2.1 Agreement and Plan of Reorganization dated as of September 19, 1995 by and among Chittenden Corporation, Chittenden Acquisition Bank and Flagship Bank and Trust Company.*

     2.2 Stock Option Agreement dated as of September 19, 1995 by and between Chittenden Corporation and Flagship Bank and Trust Company.**

     3.1  Articles of Incorporation of Chittenden Corporation.***

     3.2  Bylaws of Chittenden Corporation.***

     4    Form of Common Stock Certificate.***

     5 Opinion and Consent of F. Sheldon Prentice, Esquire, regarding liability.****

     8 Opinions of Piper & Marbury LLP and Bingham, Dana & Gould regarding tax matters.****

     10.1 Employment Agreement of Mr. McGowan.*****

     11   Statement regarding computation of per share earnings.***

     21   Subsidiaries of Chittenden Corporation.

     23.1 Consents of Arthur Andersen LLP.****

     23.2 Consent of KPMG Peat Marwick LLP.****

     23.3 Consent of Coopers & Lybrand L.L.P.****

     23.4 Consent of Piper & Marbury LLP and Bingham, Dana & Gould (included in
          Exhibit 8).****

     24   Power of Attorney.

     (b)  Financial Statement Schedules. Not Applicable.

     (c)  Opinion of Financial Advisor.

          Furnished as Appendix B to the Proxy Statement/Prospectus.

-------------------------------------------------------
        * Included as Appendix A to the Proxy Statement/Prospectus.
       ** Included as Appendix D to the Proxy Statement/Prospectus.
      *** Previously filed with the Commission as exhibits to, and incorporated herein by reference from, the registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1993 (File No.0-7974).
     **** Included as exhibits to Amendment No. 2 to the Proxy
          Statement/Prospectus.
    ***** Included as Appendix H to the Proxy Statement/Prospectus

Item 22.  Undertakings.

     A. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     B. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     D.   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (2) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (4) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (5) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     E. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     F. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     G. The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                             CHITTENDEN CORPORATION

                             ----------------------

                                    EXHIBITS

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  EXHIBIT INDEX

Exhibit No.              Description

     (a)  Exhibits.

     2.1 Agreement and Plan of Reorganization dated as of September 19, 1995 by and among Chittenden Corporation, Chittenden Acquisition Bank and Flagship Bank and Trust Company.*

     2.2 Stock Option Agreement dated as of September 19, 1995 by and between Chittenden Corporation and Flagship Bank and Trust Company.**

     3.1  Articles of Incorporation of Chittenden Corporation.***

     3.2  Bylaws of Chittenden Corporation.***

     4    Form of Common Stock Certificate.***

     5 Opinion and Consent of F. Sheldon Prentice, Esquire regarding legality.****

     8 Opinions of Piper & Marbury LLP and Bingham, Dana & Gould regarding tax matters.****

     10.1 Employment Agreement of Mr. McGowan.*****

     11   Statement regarding computation of per share earnings.***

     21   Subsidiaries of Chittenden Corporation.

     23.1 Consents of Arthur Andersen LLP.****

     23.2 Consent of KPMG Peat Marwick LLP.****

     23.3 Consent of Coopers & Lybrand L.L.P.****

     23.4 Consent of Piper & Marbury LLP and Bingham, Dana & Gould (included in Exhibit 8).****

     24   Power of Attorney.

     (b)  Financial Statement Schedules.  Not Applicable.

     (c)  Opinion of Financial Advisor.

          Furnished as Appendix B to the Proxy Statement/Prospectus.

-----------------------------------------------------------------
        * Included as Appendix A to the Proxy Statement/Prospectus.
       ** Included as Appendix D to the Proxy Statement/Prospectus.
      *** Previously filed with the Commission as exhibits to, and incorporated herein by reference from, the registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1993 (File No.0-7974).
     **** Included as exhibits to Amendment No. 2 to the Proxy Statement/
          Prospectus.
    ***** Included as Appendix H to the Proxy Statement/Prospectus.